                                                               EXHIBIT (a)(1)(i)

                            PRICE ENTERPRISES, INC.

                           OFFER TO PURCHASE FOR CASH

                       ANY AND ALL OUTSTANDING SHARES OF

                                ITS COMMON STOCK

                             AT A PURCHASE PRICE OF

                                $7.00 PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2001, UNLESS THE OFFER IS EXTENDED.

    Price Enterprises, Inc. is offering to purchase all outstanding shares of its common stock at a purchase price of $7.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Only shares properly tendered (and not properly withdrawn) prior to the expiration date will be purchased.

    The boards of directors of Enterprises and Excel Legacy Corporation have unanimously approved, and are asking their respective stockholders to approve, a merger in which Legacy would become a wholly-owned subsidiary of Enterprises. As a result of the merger, each share of Legacy common stock outstanding immediately prior to the merger will be converted into 0.6667 of a share of Enterprises common stock. The merger agreement obligates Enterprises to commence the offer. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IT IS CONDITIONED ON COMPLETION OF THE MERGER AND OTHER GENERAL CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. Enterprises is offering to purchase up to 1,154,717 shares, which represent all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger).

    Information about the merger and related transactions is more fully set forth in the Joint Proxy Statement/Prospectus which is being distributed to holders of Enterprises common stock. You are encouraged to read it carefully.

    As of August 3, 2001, 13,309,006 shares of Enterprises common stock were issued and outstanding, of which 12,154,289 shares were held by Legacy. The Enterprises common stock is traded on the Nasdaq National Market under the symbol "PREN." Following the merger and the offer, the Enterprises common stock will be traded on the American Stock Exchange under the symbol "XLG." On
March 21, 2001, the last full trading day before announcement of the offer, the last reported sale price of Enterprises common stock was $5.75 per share. On August 3, 2001, the most recent practicable date prior to the printing of this offer to purchase, the last reported sale price of Enterprises common stock was $6.75 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR YOUR SHARES.

    You have until 5:00 p.m., New York City time, on September 11, 2001 to accept the offer, unless the offer is extended. Tenders of Enterprises common stock may be withdrawn at any time prior to the expiration date.

    ENTERPRISES' BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER ENTERPRISES NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. ENTERPRISES HAS BEEN ADVISED THAT ONE OF ITS DIRECTORS INTENDS TO TENDER AN AGGREGATE OF 412 SHARES OF ENTERPRISES COMMON STOCK IN THE OFFER, REPRESENTING ALL OF THE SHARES OWNED BY SUCH DIRECTOR. NONE OF ENTERPRISES' OTHER DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES (OTHER THAN LEGACY) BENEFICIALLY OWN ANY SHARES OF ENTERPRISES COMMON STOCK.

                                   IMPORTANT

    If you want to tender all or any portion of your Enterprises common stock in the offer (1) if you hold physical certificates evidencing your Enterprises common stock, complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Enterprises common stock being tendered and any other required documents, to the depositary at one of the addresses set forth on the back cover of this offer to purchase or (2) if you hold your Enterprises common stock in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you own Enterprises common stock that is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Enterprises common stock.

    If you desire to tender your Enterprises common stock in the offer and cannot comply with the procedures described in this offer to purchase for tender or delivery on a timely basis or if your Enterprises common stock is not immediately available, you may tender your Enterprises common stock using the procedures for guaranteed delivery described in this offer to purchase.

    You may request additional copies of this offer to purchase, the letter of transmittal and related documents from the information agent at its address and telephone number set forth on the back cover of this offer to purchase.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ENTERPRISES AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATIONS, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY ENTERPRISES.

August 10, 2001

                               SUMMARY TERM SHEET

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. ENTERPRISES URGES YOU TO CAREFULLY READ THE ENTIRE DOCUMENT BEFORE YOU DECIDE TO TENDER YOUR ENTERPRISES COMMON STOCK.

WHAT SECURITIES IS ENTERPRISES OFFERING TO PURCHASE? (PAGE 1)

- Enterprises is offering to purchase all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger).

- As of August 3, 2001, 13,309,006 shares of Enterprises common stock were issued and outstanding, of which 12,154,289 shares were held by Legacy. Enterprises is offering to purchase the remaining 1,154,717 shares of Enterprises common stock upon the terms and subject to the conditions of the offer.

WHY IS ENTERPRISES COMMENCING THE OFFER? (PAGE 19)

- Enterprises and Legacy have entered into a merger agreement, which provides that a wholly-owned subsidiary of Enterprises will, subject to stockholder approval and the satisfaction of other conditions, merge with and into Legacy and Legacy will become a wholly-owned subsidiary of Enterprises. The merger agreement obligates Enterprises to commence the offer.

WHAT IS THE PURPOSE OF THE OFFER? (PAGE 19)

- The offer enables each public holder of shares of Enterprises common stock to receive a cash payment for his or her shares at a premium over the market price at the time the merger and the other transactions were agreed upon and announced, or retain his or her shares and become a stockholder of the combined company, Price Legacy Corporation.

HOW MUCH WILL ENTERPRISES PAY ME FOR MY SHARES AND IN WHAT FORM OF PAYMENT? (PAGES 2-3)

- Enterprises will pay you a price of $7.00 per share, net to you in cash, without interest, for each of your shares that is properly tendered (and not properly withdrawn) and is purchased in the offer.

- Enterprises will make this payment as soon as practicable after the expiration date.

- Under no circumstances will Enterprises pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

DOES ENTERPRISES HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES?
(PAGE 10)

- Enterprises anticipates that the funds necessary to purchase shares pursuant to the offer and to pay the related fees and expenses will come from Enterprises' cash assets.

- As of August 3, 2001, Enterprises had approximately $9.2 million of cash and cash equivalents.

- The offer is not subject to Enterprises' receipt of any additional financing.

WHAT ARE THE CONDITIONS TO THE OFFER? (PAGE 8)

- The offer is conditioned on the completion of the merger and other general conditions described in this offer to purchase.

- Enterprises will promptly return any tendered Enterprises common stock at its expense if the conditions to the offer are not met.

WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTIONS? CAN ENTERPRISES EXTEND THE OFFER AND, IF SO, HOW WILL I BE NOTIFIED? (PAGES 2-9)

- If all of the conditions to the merger are satisfied, Enterprises and Legacy expect to complete the merger in September 2001, as quickly as possible after the annual meetings of Enterprises and Legacy. The offer expires at 5:00 p.m., New York City time, on September 11, 2001, unless extended, and is expected to close concurrently with the merger.

- Enterprises may extend the offer at any time. Enterprises cannot assure you that it will extend the offer or, if extended, for how long.

- If Enterprises extends the offer, it will publicly announce the extension as soon as practicable after it makes the extension, and in any event no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

WHAT HAPPENS IF I FAIL TO TENDER MY SHARES? (PAGES 19-21)

- If you choose not to tender your shares and the merger is completed, you will become a stockholder of Price Legacy.

HOW DO I TENDER MY SHARES? (PAGES 4-7)

- If you want to tender your Enterprises common stock in the offer, you should either:

  - if you hold physical certificates evidencing your Enterprises common stock, complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Enterprises common stock being tendered and any other required documents, to the depositary at one of the addresses set forth on the back cover of this offer to purchase, or

  - if you hold your Enterprises common stock in book-entry form, request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

- If you own Enterprises common stock that is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Enterprises common stock.

- If you desire to tender your Enterprises common stock in the offer and cannot comply with the procedures described in this offer to purchase for tender or delivery on a timely basis or if your Enterprises common stock is not immediately available, you may tender your Enterprises common stock using the procedures for guaranteed delivery described in this offer to purchase.

CAN I CHANGE MY MIND AFTER I TENDER MY SHARES? (PAGES 7-8)

- You may withdraw tenders of your Enterprises common stock any time before the expiration date.

- If you change your mind again, you can re-tender your Enterprises common stock prior to the expiration date.

CAN I TENDER ONLY A PORTION OF MY SHARES IN THE OFFER? (PAGES 4-7)

- You may tender some or all of your shares of Enterprises common stock.

DO I DO ANYTHING IF I WANT TO RETAIN MY SHARES? (PAGES 4-7)

- If you want to retain your shares of Enterprises common stock, you do not need to take any action.

WHAT DOES ENTERPRISES AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?
(PAGES 17-19)

- Enterprises' board of directors has approved the offer. However, neither Enterprises nor its board of directors makes any recommendation to you as to whether to tender or refrain from tendering your shares.

- American Appraisal Associates, Inc., Enterprises' financial advisor, has delivered to Enterprises' board of directors its opinion that, as of the date of the opinion, the $7.00 per share price to be offered by Enterprises in the offer was fair to Enterprises' unaffiliated stockholders from a financial point of view.

- You must make your own decision whether to tender your shares and, if so, how many shares to tender.

- Enterprises has been advised that one of its directors intends to tender an aggregate of 412 shares of Enterprises common stock in the offer, representing all of the shares owned by such director. None of Enterprises' other directors, executive officers or affiliates (other than Legacy) beneficially own any shares of Enterprises common stock.

WHAT IS THE RECENT MARKET PRICE OF MY SHARES? (PAGE 9)

- On March 21, 2001, the last full trading day before announcement of the offer, the last reported sale price of Enterprises common stock as reported on the Nasdaq National Market was $5.75 per share.

- On August 3, 2001, the most recent practicable date prior to the printing of this offer to purchase, the last reported sale price of Enterprises common stock was $6.75 per share.

- You are urged to obtain current market quotations for your shares.

WHAT ARE THE TAX CONSEQUENCES OF THE PURCHASE TO ME? (PAGES 54-58)

- The disposition of shares of Enterprises common stock for cash will be a taxable transaction for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws.

- You should carefully read the summary of the federal income tax consequences related to the offer, and of owning and disposing of shares of Enterprises common stock, and are urged to consult with your own tax advisors as to the federal, state, local and foreign tax consequences in your particular circumstance.

WHO SHOULD I CONTACT WITH QUESTIONS?

- If you have any questions about the offer or wish to request additional documents, you may contact the information agent, Mellon Investor Services LLC, at:

                          Mellon Investor Services LLC
                                 44 Wall Street
                                   7th Floor
                               New York, NY 10005
                                 (800) 335-7842

- You may also call Graham R. Bullick, Ph.D., Senior Vice President--Capital Markets of Enterprises, at (858) 675-9400 x316.

                               OFFER TO PURCHASE

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                     --------
SUMMARY TERM SHEET.................................................      i

INTRODUCTION.......................................................      1

THE OFFER..........................................................      2
  1.   Terms of the Offer; Expiration Date.........................      2
  2.   Acceptance for Payment and Payment..........................      2
  3.   Procedures for Tendering Enterprises Common Stock...........      4
  4.   Withdrawal Rights...........................................      7
  5.   Conditions to the Offer.....................................      8
  6.   Extension of the Offer; Termination; Amendment..............      8
  7.   Price Range of Shares; Dividends............................      9
  8.   Source and Amount of Funds..................................     10
  9.   Background of the Offer.....................................     10
  10.  Purpose of the Offer and Related Transactions...............     19
  11.  Opinion of Enterprises Financial Advisor....................     26
  12.  Certain Information About Enterprises.......................     30
  13.  Unaudited Pro Forma Operating and Financial Information.....     42
  14.  Interests of Directors and Officers; Transactions and
       Arrangements Concerning the Shares..........................     49
  15.  Effects of the Offer on the Market for Shares; Registration
       Under the Exchange Act......................................     52
  16.  Certain Legal Matters; Regulatory Approvals.................     53
  17.  Material United States Federal Income Tax Consequences
       Related to the Offer........................................     54
  18.  Material Federal Income Tax Consequences Related to Price
       Legacy......................................................     58
  19.  Fees and Expenses...........................................     71
  20.  Miscellaneous...............................................     72

EXHIBIT A        Opinion of American Appraisal Associates, Inc.

                           FORWARD-LOOKING STATEMENTS

    Any statements in this offer to purchase and the documents incorporated by reference in this offer to purchase about Enterprises' or Price Legacy's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this offer to purchase. The following cautionary statements identify important factors that could cause Enterprises' and Price Legacy's actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on Enterprises' and Price Legacy's results of operations are:

    - the effect of economic, credit and capital market conditions in general and on real estate companies in particular, including changes in interest rates,

    - Price Legacy's ability to compete effectively,

    - developments in the retail industry,

    - greater than expected costs related to the merger or Price Legacy's failure to achieve the expected benefits of the merger,

    - government approvals, actions and initiatives, including the need for compliance with environmental requirements,

    - Price Legacy's ability to qualify as a real estate investment trust, or REIT, and

    - other risk factors described in Enterprises' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended.

    These factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by Enterprises or Price Legacy, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and Enterprises and Price Legacy undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, Enterprises cannot assess the impact of each factor on its business or the business of Price Legacy or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements contained in this offer to purchase.

    Please be advised that the safe harbor protections of the Private Securities Litigation Reform Act of 1995 are not available to statements made in connection with a tender offer.

To the Holders of Common Stock of Price Enterprises, Inc.:

                                  INTRODUCTION

    Price Enterprises, Inc. is offering to purchase all outstanding shares of its common stock at a purchase price of $7.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Only shares properly tendered (and not properly withdrawn) prior to the expiration date will be purchased.

    The boards of directors of Enterprises and Excel Legacy Corporation have unanimously approved, and are asking their respective stockholders to approve, a merger in which Legacy would become a wholly-owned subsidiary of Enterprises. As a result of the merger, each share of Legacy common stock outstanding immediately prior to the merger will be converted into 0.6667 of a share of Enterprises common stock. The merger agreement obligates Enterprises to commence the offer. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IT IS CONDITIONED ON COMPLETION OF THE MERGER AND OTHER GENERAL CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. Enterprises is offering to purchase up to 1,154,717 shares, which represent all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger).

    Information about the merger and related transactions is more fully set forth in the Joint Proxy Statement/Prospectus which is being distributed to holders of Enterprises common stock. You are encouraged to read it carefully.

    As of August 3, 2001, 13,309,006 shares of Enterprises common stock were issued and outstanding, of which 12,154,289 shares were held by Legacy. The Enterprises common stock is traded on the Nasdaq National Market under the symbol "PREN." Following the merger and the offer, the Enterprises common stock will be traded on the American Stock Exchange under the symbol "XLG." On
March 21, 2001, the last full trading day before announcement of the offer, the last reported sale price of Enterprises common stock was $5.75 per share. On August 3, 2001, the most recent practicable date prior to the printing of this offer to purchase, the last reported sale price of Enterprises common stock was $6.75 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR YOUR SHARES.

    You have until 5:00 p.m., New York City time, on September 11, 2001 to accept the offer, unless the offer is extended. Tenders of Enterprises common stock may be withdrawn at any time prior to the expiration date.

    American Appraisal Associates, Inc. has delivered to Enterprises' board of directors its opinion that, as of the date of the opinion, the $7.00 per share price to be offered by Enterprises in the offer was fair to Enterprises' unaffiliated stockholders from a financial point of view. A copy of American Appraisal's opinion is attached to this offer to purchase as Exhibit A. You are urged to read the written opinion of American Appraisal in its entirety, and the discussion thereof in Section 11, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by American Appraisal in connection with the opinion.

    ENTERPRISES' BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER ENTERPRISES NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. ENTERPRISES HAS BEEN ADVISED THAT ONE OF ITS DIRECTORS INTENDS TO TENDER AN AGGREGATE OF 412 SHARES OF ENTERPRISES COMMON STOCK IN THE OFFER, REPRESENTING ALL OF THE SHARES OWNED BY SUCH DIRECTOR. NONE OF ENTERPRISES' OTHER DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES (OTHER THAN LEGACY) BENEFICIALLY OWN ANY SHARES OF ENTERPRISES COMMON STOCK.

    Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes on the purchase of shares by

Enterprises in the offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See Sections 3 and 17 and Instruction 10 of the letter of transmittal.

    Enterprises will pay all fees and expenses incurred in connection with the offer by Mellon Investor Services LLC, the information agent and the depositary for the offer. See Section 19.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the offer, Enterprises will purchase up to 1,154,717 shares of its common stock, which represent all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger), properly tendered (and not properly withdrawn) prior to the expiration date at a purchase price of $7.00 per share, net to the seller in cash, without interest.

    The term "expiration date" means 5:00 p.m., New York City time, on September 11, 2001, unless Enterprises extends the period of time during which the offer will remain open, in which event "expiration date" means the latest time and date at which the offer, as extended by Enterprises, will expire. See
Section 6 for a description of Enterprises' right to extend, delay, terminate or amend the offer.

    Enterprises is obligated to commence the offer pursuant to the terms of the merger agreement. Enterprises' obligation to purchase Enterprises common stock properly tendered in the offer is conditioned upon (1) the completion of the merger and (2) the satisfaction of the general conditions described in this offer to purchase. See Section 5.

    Enterprises will promptly return any tendered Enterprises common stock at its expense if the conditions to the offer are not met.

    This offer to purchase and the related letter of transmittal will be mailed to the holders of record of Enterprises common stock on August 3, 2001 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Enterprises' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the offer (including if the offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Enterprises will accept for payment (and thereby purchase) all shares properly tendered (and not properly withdrawn) under the offer on or prior to the expiration date. Enterprises will purchase and pay $7.00 per share, net to the seller in cash, without interest, for all shares properly tendered (and not properly withdrawn), as soon as practicable after the expiration date.

    Enterprises will pay for the shares purchased by depositing the aggregate purchase price for the Enterprises common stock with the depositary. The depositary will act as agent for you for the purpose of receiving payment from Enterprises and transmitting payment to you.

    Enterprises expressly reserves the right, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, to delay acceptance for payment of the Enterprises common stock in order to comply, in whole or in part, with any applicable law. See Section 6.

    In all cases, payment of the purchase price by the depositary for Enterprises common stock accepted for payment under the offer will be made only after timely receipt by the depositary of:

    - certificates representing your Enterprises common stock or timely confirmation of a book-entry transfer of your Enterprises common stock into the depositary's account at the Depository Trust Company, or DTC,

    - a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), and

    - any other documents required by the letter of transmittal.

For a description of the procedures for tendering Enterprises common stock under the offer, see Section 3.

    For purposes of the offer, properly tendered Enterprises common stock (or defectively tendered Enterprises common stock for which Enterprises has waived that defect) will be deemed to have been accepted for payment by Enterprises if, as and when it gives written notice thereof to the depositary.

    If the offer is terminated or withdrawn, or the Enterprises common stock is not accepted for payment, the purchase price will not be paid or payable. If any tendered Enterprises common stock is not accepted for payment under the offer for any reason, or certificates are submitted evidencing more Enterprises common stock than is tendered, the Enterprises common stock not accepted for payment will be returned, without expense, to you (or, in the case of Enterprises common stock tendered by book-entry transfer, the Enterprises common stock will be credited to the account maintained at DTC from which the Enterprises common stock was delivered), unless otherwise requested by you under the heading "Special Delivery Instructions" in the letter of transmittal, promptly after the expiration date or termination of the offer.

    Under no circumstances will Enterprises pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

    Enterprises will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to Enterprises. See Instruction 6 of the letter of transmittal.

    If you or your designated payee fail to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal, you may be subject to required backup federal income tax withholding of 31% of the gross proceeds paid to you or your designated payee pursuant to the offer. See Sections 3 and 17 and Instruction 10 of the letter of transmittal. Non-U.S. holders of Enterprises common stock are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

3. PROCEDURES FOR TENDERING ENTERPRISES COMMON STOCK

    In order to receive payment of the purchase price for your shares you must tender your Enterprises common stock on or prior to the expiration date.

    The method of delivery of Enterprises common stock and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, is at your election and risk. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the depositary. If delivery is by mail, Enterprises suggests that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date.

    TENDERS OF ENTERPRISES COMMON STOCK. Your tender of Enterprises common stock (and subsequent acceptance by Enterprises) by one of the procedures set forth below will constitute a binding agreement between you and Enterprises in accordance with the terms and subject to the conditions set forth in this offer to purchase, in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

    TENDERS OF ENTERPRISES COMMON STOCK HELD IN PHYSICAL FORM. To effectively tender Enterprises common stock held in physical form:

    - you must complete and sign the enclosed letter of transmittal (or a facsimile thereof) in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing your Enterprises common stock being tendered and any other required documents, to the depositary at one of the addresses set forth on the back cover of this offer to purchase, and

    - you must ensure that certificates representing that Enterprises common stock are received by the depositary at one of those addresses on or prior to the expiration date.

    Letters of transmittal and Enterprises common stock should be sent only to the depositary and should not be sent to Enterprises.

    If your Enterprises common stock is registered in the name of a person other than the signatory to the letter of transmittal, then, in order to tender that Enterprises common stock under the offer, the Enterprises common stock must be endorsed or accompanied by appropriate stock powers signed exactly as that name appears on the Enterprises common stock, with the signature on the Enterprises common stock or stock powers guaranteed as provided below. If these procedures are followed by a beneficial owner tendering Enterprises common stock on or prior to the expiration date, the registered holder of these Enterprises common stock must sign a valid proxy as set forth in the letter of transmittal.

    TENDER OF ENTERPRISES COMMON STOCK HELD THROUGH A CUSTODIAN. If your Enterprises common stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender Enterprises common stock and deliver a letter of transmittal, you should contact that registered holder promptly and instruct him or her or it to tender your Enterprises common stock and deliver a letter of transmittal on your behalf. A letter of instructions is enclosed in the solicitation materials provided along with this offer to purchase which may be used by you in this process to instruct the registered holder to tender your Enterprises common stock. If you wish to tender that Enterprises common stock yourself, you must, prior to completing and executing the letter of transmittal and delivering that Enterprises common stock, either make appropriate arrangements to register ownership of the Enterprises common stock in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    TENDER OF ENTERPRISES COMMON STOCK HELD THROUGH DTC. To effectively tender Enterprises common stock that is held through DTC, if you are a DTC participant, you should properly complete and duly execute the letter of transmittal (or a facsimile thereof), together with any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal and those other documents to the depositary at one of the addresses set forth on the back cover of this offer to purchase.

    Delivery of tendered Enterprises common stock must be made to the depositary subject to the book-entry delivery procedures set forth below, or you must comply with the guaranteed delivery procedures set forth below.

    Except as provided below, unless the Enterprises common stock being tendered is deposited with the depositary on or prior to the expiration date, Enterprises may, at its option, treat that tender as defective for purposes of the right to receive payment. Purchases of the Enterprises common stock will be made only against deposit of the tendered Enterprises common stock and delivery of any other required documents.

    BOOK-ENTRY DELIVERY PROCEDURES. The depositary will establish an account with respect to the Enterprises common stock at DTC for purposes of the offer within three business days after the date of this offer to purchase. Any financial institution that is a participant in DTC may make book-entry delivery of Enterprises common stock by causing DTC to transfer that Enterprises common stock into the depositary's account in accordance with DTC's procedures for that transfer.

    Although delivery of Enterprises common stock may be effected through book-entry transfer into the depositary's account at DTC, the manually signed letter of transmittal (or a manually signed facsimile thereof) together with any required signature guarantees or an agent's message (as described below) and any other required documents must, in any case, be transmitted to and received by the depositary at one or more of its addresses set forth on the back cover of this offer to purchase on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the depositary.

    The confirmation of a book-entry transfer into the depositary's account at DTC as described above is referred to in this offer to purchase as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal.

    SIGNATURE GUARANTEES. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your tender of Enterprises common stock is tendered and delivered:

    - by a registered holder of Enterprises common stock (or by a participant in DTC whose name appears on a security position listing as the owner of that Enterprises common stock) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities
      Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (which entities, including any recognized participant in the Securities Transfer Medallion Program, Enterprises refers to as "eligible institutions").

    If your Enterprises common stock is registered in the name of a person other than the signatory to the letter of transmittal or if Enterprises common stock not accepted for payment or not tendered is to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered Enterprises common stock must be guaranteed. See Instructions 1, 5 and 7 of the letter of transmittal.

    MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If you desire to tender Enterprises common stock, but the certificates evidencing that Enterprises common stock have been mutilated, lost, stolen or destroyed, you should contact the depositary to receive information about the procedures for obtaining replacement certificates for Enterprises common stock at one of the addresses set forth on the back cover of this offer to purchase. To expedite this process, call (800) 270-3449.

    GUARANTEED DELIVERY. If you want to tender Enterprises common stock under the offer prior to the expiration date and

    - your certificates representing that Enterprises common stock are not immediately available,

    - time will not permit your letter of transmittal, the certificates representing your Enterprises common stock and all other required documents to reach the depositary on or prior to the expiration date, or

    - the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date,

you may nevertheless tender your Enterprises common stock with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

    - the tender is made by or through an eligible institution,

    - a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by Enterprises is received by the depositary on or prior to the expiration date as provided below, and

    - the certificates for the tendered Enterprises common stock, in proper form for transfer (or a book-entry confirmation of the transfer of that Enterprises common stock into the depositary's account at DTC as described above), together with a letter of transmittal (or a facsimile thereof) that is properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message, are received by the depositary within three business days after the date of execution of the notice of guaranteed delivery.

    The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

    The payment for Enterprises common stock tendered under the guaranteed delivery procedures will be the same as for Enterprises common stock delivered to the depositary prior to the expiration date, even if the Enterprises common stock to be delivered subject to the guaranteed delivery procedures are not so delivered to the depositary, and therefore payment by the depositary on account of that Enterprises common stock is not made, until after the expiration date.

    BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding you must provide the depositary with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Enterprises common stock subject to any of the procedures described above will be determined by Enterprises, in its reasonable discretion (which determination shall be final and binding).

    Enterprises reserves the right to reject any or all tenders of any Enterprises common stock that it determines not to be in proper form or if the acceptance for tender of that Enterprises common stock may, in the opinion of its counsel, be unlawful. Enterprises also reserves the right to waive any of the conditions of the offer or any defect or irregularity in any tender of your Enterprises common stock, whether or not similar defects or irregularities are waived in the case of other holders of the Enterprises common stock.

    Enterprises' interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding. Neither Enterprises, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If Enterprises waives its right to reject a defective tender of Enterprises common stock, you will be entitled to payment for your shares.

4. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Enterprises common stock pursuant to the offer are irrevocable. You may withdraw your tender of Enterprises common stock at any time on or prior to the expiration date, but payment of the purchase price will not be payable on withdrawn Enterprises common stock.

    Tenders of Enterprises common stock may be properly withdrawn if the offer is terminated without any Enterprises common stock being purchased thereunder. In this case, the Enterprises common stock tendered under the offer will be promptly returned to you.

    For a withdrawal of tendered Enterprises common stock to be effective, a written or facsimile transmission notice of withdrawal must be received by the depositary on or prior to the expiration date at one of the addresses set forth on the back cover of this offer to purchase. Any such notice of withdrawal must:

    - specify the name of the person who tendered the Enterprises common stock to be withdrawn,

    - contain the description of the Enterprises common stock to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing that Enterprises common stock (unless that Enterprises common stock was tendered by book-entry transfer), and

    - be signed in the same manner as the original signature on the letter of transmittal by which that Enterprises common stock was tendered (including any required signature guarantees), or be accompanied by evidence sufficient to the depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Enterprises common stock.

    If the Enterprises common stock to be withdrawn has been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

    Any permitted withdrawal of Enterprises common stock may not be rescinded, and any Enterprises common stock properly withdrawn will thereafter be deemed not properly tendered for purposes of the offer. Withdrawn Enterprises common stock may, however, be re-tendered by again following one of the appropriate procedures described in this offer to purchase at any time on or prior to the expiration date.

    If Enterprises extends the offer or if for any reason the acceptance for tender of Enterprises common stock is delayed or if Enterprises is unable to accept the tender of Enterprises common stock under the offer, then, without prejudice to Enterprises' rights under the offer, tendered Enterprises common stock may be retained by the depositary on Enterprises' behalf and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

    All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Enterprises, in its reasonable discretion (which determination shall be final and binding). Neither Enterprises, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

5. CONDITIONS TO THE OFFER

    Notwithstanding any other provisions of the offer and in addition to (and not in limitation of) Enterprises' rights to extend and/or amend the offer, Enterprises shall not be required to accept for payment, and may delay the acceptance for payment of, any tendered Enterprises common stock, in each event subject to Rule 13e-4(f)(5) under the Exchange Act, and may terminate the offer, if:

    - the merger has not been completed, or

    - the general conditions described below have not been satisfied.

    The "general conditions" will be deemed to have been satisfied if there is no order, ruling or injunction or statute or regulation preventing the completion of the offer.

    The foregoing conditions are for Enterprises' sole benefit and Enterprises may assert them in its reasonable discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by Enterprises) and Enterprises may waive such conditions, in whole or in part, at any time and from time to time, in its reasonable discretion, whether any other condition of the offer is also waived. Enterprises' failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

6. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

    The offer may be terminated at any time prior to the expiration date if the merger agreement is terminated.

    Subject to applicable securities laws and the terms and conditions of the offer, Enterprises also reserves the right, on or prior to the expiration date to:

    - waive any and all conditions to the offer,

    - extend or terminate the offer, or

    - otherwise amend the offer in any respect.

    Any extension, amendment or termination will be followed promptly by a public announcement. The announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which any public announcement may be made, Enterprises will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. During any extension, all shares of Enterprises common stock that had previously been tendered and not withdrawn will remain tendered, subject to the right of a tendering stockholder to withdraw tendered shares.

    If Enterprises makes a material change in the terms of the offer or the information concerning the offer or waives a material condition of the offer, Enterprises will disseminate additional offer materials and extend the offer to the extent required by law. In addition, Enterprises may, if it deems appropriate, extend the offer for any other reason permitted by the terms and conditions of the offer. If the consideration to be paid in the offer is increased or decreased or the number of shares of Enterprises common stock subject to the offer is decreased, the offer will remain open at least ten business days from the date Enterprises first gives notice to you, by public announcement or otherwise, of that increase or decrease. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

7. PRICE RANGE OF SHARES; DIVIDENDS

    The Enterprises common stock is listed on the Nasdaq National Market under the symbol "PREN." The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices per share of Enterprises common stock.

                                                                  ENTERPRISE
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
1999
First Quarter...............................................   $6.000     $4.344
Second Quarter..............................................    8.000      4.875
Third Quarter...............................................    8.063      7.250
Fourth Quarter..............................................    8.375      6.406

2000
First Quarter...............................................    7.625      7.063
Second Quarter..............................................    7.500      6.500
Third Quarter...............................................    6.875      4.500
Fourth Quarter..............................................    5.250      3.625

2001
First Quarter...............................................    7.000      4.875
Second Quarter..............................................    6.990      6.700
Third Quarter (through August 3, 2001)......................    6.990      6.350

    Enterprises has never paid dividends on its common stock.

    The following table sets forth the last sales prices per share of Enterprises common stock as reported on the Nasdaq National Market on
(1) March 21, 2001, the last full trading day prior to the public announcement of the offer and (2) August 3, 2001, the most recent practicable date prior to the printing of this offer to purchase.

                                                              ENTERPRISES
DATE                                                          COMMON STOCK
----                                                          ------------
March 21, 2001..............................................     $5.750
August 3, 2001..............................................     $6.750

    YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR YOUR SHARES.

8. SOURCE AND AMOUNT OF FUNDS

    Assuming that Enterprises purchases 1,154,717 shares of Enterprises common stock in the offer at a purchase price of $7.00 per share, Enterprises expects the maximum aggregate cost of the offer, including all fees and expenses applicable to the offer, will be approximately $8.4 million. Enterprises anticipates that the funds necessary to purchase shares in the offer and to pay the related fees and expenses will come from Enterprises' cash assets. As of August 3, 2001, Enterprises had approximately $9.2 million of cash and cash equivalents.

    The offer is not subject to Enterprises' receipt of any additional financing.

9. BACKGROUND OF THE OFFER

BACKGROUND OF THE TRANSACTIONS

    In late June 2000, Gary B. Sabin, Chairman, President and Chief Executive Officer of Legacy and President and Chief Executive Officer of Enterprises and Richard B. Muir, Executive Vice President, Chief Operating Officer and Secretary of Legacy and Executive Vice President and Chief Operating Officer of Enterprises, at the request of Melvin L. Keating, President of Kadeca Consulting Corporation, a real estate consulting firm, acting on behalf of E.M. Warburg, Pincus & Co., LLC, met with Reuben S. Leibowitz of Warburg, Pincus Equity Partners, L.P., or Warburg Pincus, and Mr. Keating in New York City to discuss a possible investment by Warburg Pincus in Legacy. Specifically, the parties discussed a potential investment of approximately $100 million by a Warburg Pincus investment partnership in exchange for shares of either common stock or a new preferred stock of Legacy. At the conclusion of the meeting, each party indicated an initial willingness to further pursue such a transaction.

    Representatives of Legacy and Warburg Pincus did not meet again until August 3, 2000. On that date, at the request of Mr. Keating, Mr. Sabin and other senior management of Legacy and Enterprises met with Messrs. Leibowitz and Keating in San Diego to further discuss the potential Warburg Pincus investment in Legacy. The parties discussed, among other things, the potential terms of the investment and various aspects of Legacy's and Enterprises' respective businesses. Mr. Sabin indicated to Warburg Pincus that he would discuss the potential investment with Legacy's board.

    On September 18, 2000, Legacy held a board meeting at which time Mr. Sabin described his discussions with Warburg Pincus to date. After a discussion of the potential terms of such a transaction, Legacy's board directed Mr. Sabin to continue to move forward with the Warburg Pincus investment, if such an investment could be made on favorable terms. Mr. Sabin agreed to report back to Legacy's board and update the board with any significant progress. Following this meeting, Warburg Pincus began to visit Legacy's and Enterprises' properties to begin its due diligence.

    Between September 21 and September 28, 2000, Mr. Keating and Ian C. Morgan, an associate at Warburg Pincus, visited existing properties of Enterprises in San Diego, California, development sites of Enterprises in Pentagon City, Virginia, and development sites of Legacy in Anaheim, California, Cincinnati, Ohio, and Phoenix, Arizona. During this period, Messrs. Keating and Morgan discussed the status of these development projects, as well as the corporate structure of both Legacy and Enterprises, with Graham R. Bullick, Senior Vice President--Capital Markets of Legacy and Enterprises, James Y. Nakagawa, Chief Financial Officer of Legacy and Enterprises, Kelly D. Burt, former Executive Vice President--Development of Legacy and Enterprises, and Messrs. Sabin and Muir.

    On October 3, 2000, Mr. Keating visited the Willowbrook Plaza in Wayne, New Jersey. On October 5, 2000, Mr. Keating visited the development site in Pentagon City, Virginia and met with Helen Haerle, a representative of Legacy's joint venture partner for that property, to discuss relocation of a current facility and related future development in Pentagon City.

    On October 19, 2000, Messrs. Keating and Morgan discussed the rent roll of both Legacy and Enterprises with Messrs. Sabin and Bullick.

    On November 2, 2000, Messrs. Keating, Morgan, Sabin and Muir held a teleconference to discuss Legacy's plans to acquire a portion of a professional sports team and to develop an arena in the Phoenix area. On that call, Messrs. Keating, Morgan, Sabin and Muir also discussed the development of self storage facilities by Enterprises.

    On November 6, 2000, Messrs. Keating and Sabin discussed a potential investment by Warburg Pincus and the due diligence process relating to such investment.

    Between November 13 and November 15, 2000, Messrs. Keating and Morgan visited existing facilities in San Diego, including Enterprises' self storage facilities, and a development site in Temecula, California. Mr. Keating also visited a development site in Bend, Oregon and met with William Smith, a representative of Legacy's joint venture partner in that project, to discuss the status of the project and the leases relating to the project.

    Also between November 13 and November 15, 2000, Messrs. Keating and Morgan met with Mr. Sabin and senior management of Legacy in San Diego as part of Warburg Pincus' due diligence investigation of Legacy. During that time, Messrs. Morgan and Keating discussed in greater detail the terms and conditions of the proposed investment. In particular, Messrs. Morgan and Keating proposed an investment in a new preferred stock to be issued by Legacy, which would be convertible into Legacy common stock and have a dividend initially payable in additional shares of preferred stock. The parties also discussed Legacy's property development opportunities, risks associated with the transaction and potential structures for the investment.

    Between December 5, 2000 and January 9, 2001, numerous and regular teleconferences took place between Messrs. Sabin, Leibowitz, Keating and senior management of Legacy and Enterprises, most of which were initiated by Warburg Pincus. During these teleconferences, the parties discussed a number of business points, including the anticipated capital structure of Legacy following the Warburg Pincus investment and the rights and preferences of the new preferred stock to be issued to Warburg Pincus. Also during this time, representatives of Warburg Pincus visited many of Legacy's and Enterprises' properties around the country as part of their due diligence investigation.

    On December 13, 2000, Mr. Sabin, Jack McGrory, Chairman of Enterprises and a director of Legacy, and James F. Cahill, a director of Enterprises, traveled together to visit one of Legacy's properties. In addition to discussing various pending acquisitions and dispositions of real estate properties by Enterprises and Legacy, they discussed for the first time since the Legacy exchange offer for the Enterprises common stock in 1999 the possibility of a merger and/or business combination of the two companies. In particular, they discussed the potential benefits of such a transaction to both companies, particularly in light of the soon to be enacted REIT Modernization Act, which allowed for the creation of taxable REIT subsidiaries, and the potential Warburg Pincus investment. Among the potential benefits discussed was the possibility that the combined company, Price Legacy Corporation, would be able to compete more effectively for investments, have greater access to capital markets and have a more diverse portfolio. They agreed that they would pursue the possibility of such a transaction with the boards of directors of both Enterprises and Legacy.

    On that same date, Enterprises' board held a special telephonic meeting during which the possibility of a merger with Legacy, as well as the status of the potential Warburg Pincus investment, was discussed at length. Enterprises' board discussed, among other things, whether such a transaction could have any adverse effect on its REIT status and the potential ramifications of the REIT Modernization Act. Enterprises' board did not reach a conclusion on any of these issues, but agreed that these issues, and the potential for a merger transaction, should be explored more fully. Enterprises' board then directed Messrs. McGrory and Cahill to have further discussions with Legacy.

    On December 14, 2000, Messrs. McGrory and Cahill called Mr. Sabin to discuss in greater detail the potential advantages of these transactions. They discussed, among other things, how such transactions could facilitate various business initiatives of both Enterprises and Legacy. They also discussed the need to structure the transaction in such a way as to maximize value for all stockholders while protecting the rights of holders of Enterprises Series A preferred stock and holders of 9% Convertible Redeemable Subordinated Secured Debentures due 2004 and 10% Senior Redeemable Secured Notes due 2004 of Legacy.

    On December 15, 2000, Legacy held a special telephonic board meeting during which the proposed merger concept was discussed at length. Particular attention was given in the meeting as to the course of action which would produce the best value for Legacy's stockholders and the potential strategic benefits of such a transaction. Mr. Sabin had provided Legacy's board with a detailed memorandum regarding the proposed merger with Enterprises. In connection with that discussion, Mr. Sabin created a special independent merger committee consisting of board members Robert S. Talbott, Richard J. Nordlund, Robert E. Parsons, Jr. and John H. Wilmot to study and consider merger issues. The special independent merger committee met after the board meeting to discuss further the proposed merger.

    On December 23, 2000, Mr. Sabin telephoned Messrs. McGrory and Cahill and agreed to move forward in a more structured way with the merger transaction, subject to agreement on key merger terms.

    In late December 2000, Legacy engaged Latham & Watkins to represent it in connection with these potential transactions and to begin preparation of the merger agreement.

    In early January 2001, Enterprises engaged Munger, Tolles & Olson LLP to represent it in connection with these potential transactions and, in connection with such engagement, Simon M. Lorne, a partner with Munger, Tolles & Olson and a director of Enterprises, resigned from Enterprises' board. Murray Galinson was appointed to fill the vacancy. At this time, Messrs. McGrory and Cahill had various discussions with Munger, Tolles & Olson to explore potential structures for a merger transaction in light of, among other things, the existing rights of holders of Enterprises Series A preferred stock and holders of Legacy debentures and Legacy notes. Also at this time, Latham & Watkins delivered an initial draft of a merger agreement to Munger, Tolles & Olson on behalf of Legacy.

    On January 3, 2001, Mr. Sabin initiated a meeting with Messrs. Leibowitz and Keating, senior management of Legacy and Enterprises, members of Enterprises' and Legacy's boards and Sol Price in San Diego to further develop the terms of the Warburg Pincus investment and to discuss the possibility of the merger. The parties focused on transforming the proposed Warburg Pincus investment in Legacy into an investment in Price Legacy.

    On January 9, 2001, Warburg Pincus forwarded to Mr. Sabin a draft term sheet that reflected many of the deal points which formed the basis for the Warburg Pincus investment.

    Between January 10 and January 31, 2001, Messrs. Sabin, McGrory and Cahill, other members of senior management of Enterprises and Legacy, and attorneys from Latham & Watkins and Munger, Tolles & Olson held several conference calls to discuss the potential transactions and, in particular, the structure of the merger. These conference calls were mutually initiated by both Enterprises and Legacy as part of an effort by the two parties, and their respective counsel, to determine a mutually acceptable structure for effecting the transactions.

    Specifically, on January 10, 2001, Messrs. Sabin, McGrory and Cahill and attorneys from Latham & Watkins and Munger, Tolles & Olson met telephonically to discuss, among other things, the different structures that could be used to effect the proposed merger, the implications that each of such structures might have with respect to Enterprises' REIT status, the rights of holders of Enterprises Series A preferred stock and holders of Legacy debentures and Legacy notes, and the potential capital structure of Price Legacy after the proposed merger. Similar follow-up telephonic meetings occurred on January 12, January 16, January 17, January 19, January 23 and January 25, 2001, all of which were attended by Messrs. Sabin, McGrory and Cahill and attorneys from Latham & Watkins and Munger, Tolles & Olson. During these follow-up meetings, the parties continued their discussion of the post-merger capital structure of Price Legacy and the different possible merger structures, including whether to include an offer to purchase all outstanding shares of Enterprises common stock not owned by Legacy in order to simplify the post-merger capital structure of Price Legacy and whether to include an exchange offer to enable holders of Legacy debentures and Legacy notes to exchange these securities for shares of Enterprises Series A preferred stock. During these follow-up meetings, Legacy's representatives also updated Enterprises' representatives on the status of Legacy's ongoing negotiations with Warburg Pincus.

    During this period, attorneys from both Latham & Watkins and Munger, Tolles & Olson held additional discussions between themselves to analyze various legal issues relating to the proposed transactions; in particular, issues related to REIT requirements.

    During this same period, Messrs. Sabin and McGrory held several discussions regarding the potential merger exchange ratio that focused principally on the relative fair value of the companies' net assets. Due to the low trading volume of the Legacy common stock and the Enterprises common stock, Messrs. Sabin and McGrory believed that the fair value per common share of the companies' net assets provided a better indication of the companies' overall value than did the market price of their securities. The management of Legacy and Enterprises estimated the fair value of the two companies to be in the range of $3.00 to $4.00 per share for Legacy and $4.50 to $5.50 per share for Enterprises, based on the fair value of the companies' properties and the upside potential associated with their development and other projects. In determining the upside potential of the companies' properties, the management of Legacy and Enterprises considered (1) the present development state of the projects, (2) approval of the projects by various local and regional governmental agencies and the public, if necessary, (3) government subsidies that have been granted, (4) levels of interest expressed by potential tenants, (5) projected operating income,
(6) financing risks and (7) potential sales value. Although management had a conflict of interest in estimating these values, they did not obtain third party appraisals or representation for any unaffiliated stockholders, believing that management had the requisite expertise and familiarity with the assets to determine these values in a fair and equitable manner without such assistance. Based on this analysis, Messrs. Sabin and McGrory agreed to propose to the respective board of directors of each company, subject to receiving appropriate fairness opinions, that each share of Legacy common stock be valued at approximately two-thirds of the value of each share of Enterprises common stock.

    In mid-January 2001, at the initiation of Mr. McGrory, he and Mr. Sabin first discussed the possibility of converting a Legacy promissory note payable to an affiliate of Sol Price of approximately $9.3 million into the same securities, at the same financial terms, to be received by Warburg Pincus in the proposed investment. Following this discussion, they decided to raise this potential transaction with the boards of both Enterprises and Legacy.

    On January 18, 2001, Enterprises held a board meeting and further discussed the status of the Warburg Pincus investment, as well as the status of the proposed merger transaction. Enterprises' board concurred with the terms of the Warburg Pincus investment set forth in the term sheet and directed Mr. Sabin to continue to proceed with the due diligence process and to continue to cooperate with Warburg Pincus. Enterprises' board also created a special independent merger committee consisting of Messrs. Cahill and Galinson. This independent merger committee met separately after the board meeting to discuss further the Warburg Pincus investment and the proposed merger transaction.

    Also on January 18, 2001, Legacy's board held a regularly scheduled meeting at which time it directed Mr. Sabin to continue to proceed with the merger discussions and to engage a firm to analyze

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the transaction in order to provide a fairness opinion on the merger consideration to the board. Legacy's independent merger committee met separately after the regular board meeting to further discuss the merger-related issues addressed at the board meeting.

    On January 26, 2001, Latham & Watkins delivered a revised draft of the merger agreement to Munger, Tolles & Olson reflecting the proposed merger structure and the additional transactions that Enterprises and Legacy had agreed upon.

    On January 29, 2001, Mr. Sabin on behalf of Legacy and Enterprises agreed with Warburg Pincus on the principal terms for the Warburg Pincus preferred stock investment. On January 29 and 30, Legacy and Enterprises, respectively, entered into exclusivity agreements with Warburg Pincus to negotiate exclusively with respect to any transactions involving the sale of assets, the business or the capital stock of either Enterprises or Legacy until March 15, 2001.

    On February 2, 2001, as a result of the numerous discussions between the companies and their respective counsel, and after concluding that the proposed transactions should not have an adverse effect on Enterprises' REIT status, Enterprises and Legacy agreed in principle to pursue a merger transaction having the structure described in this offer to purchase, in which a subsidiary of Enterprises would merge with and into Legacy, Enterprises would become the parent corporation of Legacy and holders of Legacy common stock would receive
0.6667 of a share of Enterprises common stock for each share of Legacy common stock they owned. The companies also agreed, at the insistence of Messrs. McGrory and Cahill, that the merger agreement be signed concurrently with the Warburg Pincus securities purchase agreement and that the transactions close concurrently.

    In connection with their agreement to pursue this merger structure, Enterprises and Legacy also agreed to engage in several other transactions involving holders of their outstanding securities. For one, they agreed that, at the same time that each of them was soliciting its respective stockholders' approvals relating to the merger, Enterprises would make an offer to purchase all outstanding shares of Enterprises common stock not owned by Legacy, with the closing of the offer to purchase to be contingent on the closing of the merger. The principal purpose of this transaction is to enable each public holder of shares of Enterprises common stock, which currently has a low trading market, to decide whether to remain a stockholder of Price Legacy or receive a cash payment for his or her shares. Enterprises proposed, and Legacy ultimately agreed, that, based on the merger exchange ratio and the then-current market price of the Enterprises common stock (which was generally in the range of $3.63 to $6.75 per share during the six-month period preceding these discussions), a price of $7.00 per share would present an attractive, yet fair, price to the public holders of these shares who might prefer to sell their shares instead of holding an investment in Price Legacy. Enterprises and Legacy also agreed that Enterprises would, during this same solicitation period, offer to exchange shares of Enterprises Series A preferred stock for all outstanding Legacy debentures and Legacy notes, with the closing of the offer to exchange to be contingent on the closing of the merger. Enterprises proposed, and Legacy ultimately agreed, that, based on the then-current market price of the Enterprises Series A preferred stock (which was generally in the range of $14.00 to $15.06 per share during the six-month period preceding these discussions), valuing such shares at $15.00 per share and valuing the Legacy debentures and Legacy notes at face value would present an attractive, yet fair, price to the holders of Legacy debentures and Legacy notes in the exchange offer. Enterprises and Legacy further agreed, in order to simplify the post-closing capital structure of Price Legacy, to seek the consent of holders of Legacy debentures and Legacy notes to release the collateral (which consists of the shares of Enterprises common stock owned by Legacy) securing these securities in connection with the exchange offer.

    During the first and second weeks of February 2001, Enterprises, Legacy and their respective legal counsel had regular telephonic discussions, all initiated by Enterprises. These discussions were primarily informational in nature and largely focused on an analysis of Legacy's financial statements and related information in order to better understand the effects of the proposed transactions on the balance sheet of Price Legacy.

    On February 12, 2001, at the initiation of Mr. Sabin, he and Mr. Keating met in San Diego to further discuss the terms of the proposed investment and the proposed merger. They also discussed the status of certain property development projects and certain planned acquisitions and dispositions of real property by Legacy.

    On February 15, 2001, Warburg Pincus' counsel, Willkie Farr & Gallagher, sent initial drafts of the securities purchase agreement and related agreements to Latham & Watkins to distribute to Legacy and Enterprises.

    During the week of February 20, 2001, Willkie Farr & Gallagher conducted additional due diligence in Enterprises' office in San Diego.

    On February 28, 2001, Mr. Sabin attended a dinner with Messrs. Leibowitz and Keating in San Diego during which the general economic environment and other issues with respect to the proposed Warburg Pincus investment were discussed. Also on this date, Legacy and Enterprises retained independent financial advisors Appraisal Economics, Inc. and American Appraisal Associates, Inc., respectively, to review the fairness of the merger consideration from a financial point of view. Enterprises also retained American Appraisal to review the fairness of the price to be offered in the offer by Enterprises for its publicly-owned common stock. Neither of these financial advisors were retained to review the fairness of the consideration to be offered in the exchange offer by Enterprises for the Legacy debentures and Legacy notes.

    Throughout late February and early March 2001, representatives from Latham & Watkins and Willkie Farr & Gallagher exchanged and negotiated numerous drafts of the securities purchase agreement and related agreements.

    On March 1, 2001, Mr. Sabin initiated another meeting with Mr. Keating in San Diego to conduct a further discussion regarding the transactions and to attempt to resolve certain pending transaction issues. The discussion focused on resolving what, if any, termination fee should be paid by Enterprises to Warburg Pincus in the event of a termination of the proposed Warburg Pincus investment, and what specific rights and preferences should be included in the terms of the securities to be issued to Warburg Pincus.

    On March 8, 2001, at the request of Warburg Pincus, Mr. Sabin met with various representatives of Warburg Pincus, including Messrs. Leibowitz and Morgan, to discuss the terms of the securities purchase agreement. The parties again discussed at length the proposal by Warburg Pincus to include in the agreement a termination fee payable by Enterprises, as well as the price to be offered in the tender offer by Enterprises for its publicly-owned common stock. The parties agreed on a potential termination fee payable by Enterprises of between $1 million and $4 million, as further described in the Joint Proxy Statement/Prospectus, and Warburg Pincus approved the price of $7.00 per share in the Enterprises tender offer. As a further result of this and the other discussions previously described, Enterprises and Warburg Pincus agreed that Enterprises would issue 17,985,612 shares of a new class of Enterprises preferred stock, 9% Series B Junior Convertible Redeemable Preferred Stock, and warrants to purchase an aggregate of 2,500,000 shares of Enterprises common stock with an exercise price of $8.25 per share, in exchange for Warburg Pincus investing $100 million in cash.

    On March 13, 2001, at the request of Mr. Leibowitz, Mr. Sabin and various representatives of Warburg Pincus, including Messrs. Leibowitz, Morgan and Keating, met in New York and agreed to extend the terms of the Legacy and Enterprises exclusivity agreements with Warburg Pincus until March 29, 2001.

    On March 19, 2001, Legacy's board held a special telephonic meeting to discuss the status of final negotiations regarding the merger agreement and the securities purchase agreement. No action was taken awaiting delivery of the fairness opinion and independent board questions. Legacy's independent merger committee again met separately after the board meeting to discuss the merger-related issues discussed during the board meeting.

    Also on March 19, 2001, Enterprises held a special board meeting to discuss the status of, and final negotiations regarding, the merger agreement and the securities purchase agreement. Mr. Sabin distributed to each of the board members a summary of the terms of each of these agreements and responded to questions from the board members regarding such terms. In addition, American Appraisal presented their final analysis and various information to serve as the basis for evaluating the merger exchange ratio. American Appraisal advised Enterprises' board that the merger exchange ratio was fair to the unaffiliated stockholders of Enterprises from a financial point of view. Following this presentation, Enterprises' independent merger committee met separately and discussed the terms of the proposed transactions and the analysis and opinion of American Appraisal. Enterprises' independent merger committee concluded that the merger agreement and the securities purchase agreement were fair to Enterprises' stockholders and that the proposed transactions were in the best interests of Enterprises and its stockholders. Enterprises' independent merger committee then recommended that Enterprises' board approve the proposed transactions. Accordingly, Enterprises' board unanimously approved each of the merger and the merger agreement, the sale of the Series B preferred stock and the warrant to Warburg Pincus and the related securities purchase agreement and all related documents. In addition, Enterprises' board authorized management of Enterprises to proceed with the execution of the merger agreement and the securities purchase agreement.

    On March 21, 2001, Legacy's independent merger committee met and discussed the terms of the proposed transactions and the analysis and opinion of Appraisal Economics, in which it determined that the merger exchange ratio was fair to Legacy's stockholders from a financial point of view. Legacy's independent merger committee concluded that the merger agreement was fair to Legacy's stockholders and that the proposed merger was in the best interests of Legacy and its stockholders. Legacy's independent merger committee then recommended that Legacy's board approve the proposed merger. Later that day, Legacy's board held a special telephonic meeting at which time Appraisal Economics responded to all questions concerning its final opinion. Taking into account the view of its independent merger committee, Legacy's board unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger agreement.

    Also on March 21, 2001, Enterprises held another special board meeting and re-affirmed its approval of the merger and the Warburg Pincus investment.

    During the evening of March 21, 2001 Legacy and Enterprises executed the definitive merger agreement and securities purchase agreement.

    The transactions were jointly announced by Legacy and Enterprises on the morning of March 22, 2001.

    On April 12, 2001, Enterprises and an affiliate of Sol Price entered into a conversion agreement, consented to by Legacy and Warburg Pincus, pursuant to which the $9.3 million Legacy promissory note will, immediately after the sale of the Enterprises Series B preferred stock to Warburg Pincus, be converted into shares of Enterprises Series B preferred stock and warrants to purchase Enterprises common stock at the same per share price agreed to in the securities purchase agreement.

ENTERPRISES' REASONS FOR THE TRANSACTIONS

    Enterprises' board of directors unanimously approved the merger agreement and the securities purchase agreement and determined to recommend that Enterprises' stockholders approve the issuance of the merger consideration and the sale of the Enterprises Series B preferred stock. Enterprises' board also approved the offer and the offer to exchange shares of Enterprises Series A preferred stock for Legacy debentures and Legacy notes. In reaching its conclusions, Enterprises' board consulted with its management, as well as Enterprises' legal and financial advisors, and considered the following factors, each of which had a positive effect on the board's determination:

    - the transactions should be an effective way of implementing and accelerating Enterprises' growth strategy consistent with its business goals,

    - the transactions should enable Enterprises to significantly expand the size and geographic diversity of its property portfolio, thereby reducing the potential adverse impact on the overall portfolio of fluctuations in local economies,

    - the transactions should enable Enterprises to use Legacy as a vehicle to acquire non-traditional properties, such as those requiring significant restructuring or redevelopment while continuing to acquire traditional, fully-developed properties, such as shopping centers, through Enterprises,

    - Enterprises' management believes that Legacy's development properties have strong growth potential, providing Enterprises with the opportunity to increase its earnings,

    - Enterprises' management believes that the increased size of its portfolio as a result of the transactions may provide it with greater liquidity, including expanded access to the capital markets at a reduced cost, enabling Enterprises to improve its results of operations and financial position,

    - the transactions should strengthen Enterprises' balance sheet and give it the financial flexibility to retire debt,

    - the transactions should allow Price Legacy to complete existing development projects and to pursue additional property acquisitions,

    - Price Legacy should have greater liquidity in the trading of its common stock and Series A preferred stock than Enterprises does,

    - the holders of publicly-owned Enterprises common stock would have the opportunity to have Enterprises repurchase their shares at a premium over the market price at the time the transactions were agreed upon and announced, or retain their shares,

    - the exchange offer should improve and simplify the capital structure of Price Legacy by reducing its outstanding indebtedness. In addition, the Enterprises common stock currently held by Legacy serves as the collateral securing the Legacy debentures and Legacy notes. If the requisite consent is obtained to release the collateral, Price Legacy will be able to cancel these securities, which will further simplify its capital structure, and

    - Warburg Pincus' substantial experience in providing the companies in which it invests with financial and managerial advisory services should bring value to Enterprises and improve operational, managerial and financial performance.

    In addition, Enterprises' board retained American Appraisal to evaluate the fairness of the merger consideration from a financial point of view. That firm issued an opinion that Enterprises' board viewed as favorable. See Section 11.

NEGATIVE FACTORS CONSIDERED BY ENTERPRISES' BOARD

    Enterprises' board also considered potentially negative factors that could arise or do arise from the proposed transactions, including the following:

    - Enterprises will likely incur significant costs of up to $650,000 in connection with the transactions, and the transactions will require substantial management time and effort to effectuate,

    - Enterprises faces a significant risk that the anticipated benefits of the transactions might not be fully realized,

    - holders of Enterprises common stock will receive distributions only if Price Legacy's REIT taxable income exceeds $43.7 million, which is the aggregate amount of annual distributions initially payable on the Enterprises Series A preferred stock and Enterprises Series B preferred stock,

    - based on pro forma financial information of Price Legacy, holders of Enterprises common stock would not have been entitled to receive any distributions for the quarter ended March 31, 2001 after giving effect to the transactions,

    - Enterprises faces a significant risk due to possible fluctuations in interest rates as a result of Legacy's substantial leverage,

    - Price Legacy's substantial leverage may be difficult to service and could adversely affect its business,

    - Enterprises will use up to $8.1 million of its cash on hand to repurchase the publicly-owned Enterprises common stock if holders accept its offer,

    - Enterprises' pro forma book value would decrease from $8.33 per share at March 31, 2001 to $4.63 per share on a pro forma basis at March 31, 2001 due to the dilutive effect of the Enterprises common stock issued in the merger, and

    - the significant influence that Warburg Pincus and some other stockholders will be able to exert on Price Legacy, which may delay, discourage, deter or prevent a change in control of Price Legacy and make some transactions more difficult or impossible to complete without their support.

RECOMMENDATION OF ENTERPRISES' BOARD

    The foregoing discussion of the information and factors considered by Enterprises' board is not intended to be exhaustive but is believed to include all material factors considered by it. In reaching its determination, Enterprises' board concluded that the potential benefits outweighed the potential risks, but did not, in view of the wide variety of information and factors considered, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Although directors and officers of Enterprises had interests in the merger, as described in Section 14, Enterprises' board did not consider the potential benefits to be received by these individuals as a factor in reaching its decision, nor did it consider the interests of unaffiliated stockholders separately from the interests of Enterprises' stockholders as a whole.

    FOR THE REASONS DISCUSSED ABOVE, ENTERPRISES' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE SECURITIES PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDED APPROVAL OF THE ISSUANCE OF THE MERGER CONSIDERATION, THE SALE OF THE ENTERPRISES SERIES B PREFERRED STOCK AND THE RELATED CHARTER AMENDMENTS TO ITS STOCKHOLDERS. HOWEVER, NEITHER ENTERPRISES NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW

MANY SHARES TO TENDER. ENTERPRISES HAS BEEN ADVISED THAT ONE OF ITS DIRECTORS INTENDS TO TENDER AN AGGREGATE OF 412 SHARES OF ENTERPRISES COMMON STOCK IN THE OFFER, REPRESENTING ALL OF THE SHARES OWNED BY SUCH DIRECTOR. NONE OF ENTERPRISES' OTHER DIRECTORS, EXECUTIVE OFFICERS OR AFFILIATES (OTHER THAN LEGACY) BENEFICIALLY OWN ANY SHARES OF ENTERPRISES COMMON STOCK.

10. PURPOSE OF THE OFFER AND RELATED TRANSACTIONS

PURPOSE

    The merger agreement obligates Enterprises to commence the offer. The offer enables each public holder of shares of Enterprises common stock to receive a cash payment for his or her shares at a premium over the market price at the time the transactions were agreed upon and announced, or retain his or her shares and become a stockholder of Price Legacy.

THE MERGER

    The merger agreement provides that, at the effective time of the merger, PEI Merger Sub, Inc., a wholly-owned subsidiary of Enterprises, will merge with and into Legacy, with Legacy continuing in existence as the surviving corporation. Each share of Legacy common stock issued and outstanding at the effective time will be converted into 0.6667 of a share of Enterprises common stock. Upon completion of the merger, Legacy will be a wholly-owned subsidiary of Enterprises and market trading of the Legacy common stock will cease.

    On August 3, 2001, the closing price for the Legacy common stock was $2.05 per share, and the closing prices of the Enterprises common stock and Enterprises Series A preferred stock were $6.75 and $15.81 per share, respectively. The closing price of the Enterprises common stock increased from $5.75 per share on March 21, 2001 (the day immediately prior to the public announcement of the merger agreement) to $6.83 per share on March 22, 2001. Enterprises and Legacy believe that this increase in market price is largely a result of the announcement of Enterprises' offer to purchase all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger) at a cash price of $7.00 per share.

    Based on (1) $4.89 per share for the Enterprises common stock, which is equal to the closing price of $5.75 per share on March 21, 2001 (the day immediately prior to the public announcement of the merger agreement), less a 15% discount to reflect the low trading volume of the Enterprises common stock, and (2) the 61,540,849 shares of Legacy common stock outstanding on August 3, 2001, Enterprises will issue approximately 41,029,284 shares of Enterprises common stock in the merger for total merger consideration of approximately $200.7 million, or the equivalent of $3.26 for each share of Legacy common stock.

    The merger exchange ratio was determined by comparing the fair value per common share of the companies' net assets and upside potential associated with their development and other projects, as estimated by management without third party appraisals.

    Following the transactions, the holders of Legacy common stock will control approximately 63.8% of the voting power of Price Legacy.

STRUCTURE OF MERGER

    PEI Merger Sub will merge with and into Legacy. As a result of the merger:

    - the separate corporate existence of PEI Merger Sub will cease and Legacy will survive the merger as a wholly-owned subsidiary of Price Legacy,

    - the Enterprises common stock and Enterprises Series A preferred stock will remain outstanding after the merger. However, Enterprises has agreed to commence this offer to purchase all outstanding shares of Enterprises common stock (other than those shares currently held by Legacy and those shares issued in the merger) for $7.00 per share in cash,

    - each share of Legacy common stock will be converted into 0.6667 of a share of Enterprises common stock. Instead of fractional shares of Enterprises common stock, Legacy's stockholders will receive cash, based on the average closing price for the Enterprises common stock for the five trading days prior to the effective time of the merger,

    - each outstanding option to purchase Legacy common stock will automatically become an option to purchase Enterprises common stock. The number of shares of Enterprises common stock which may be purchased under such option and the exercise price will be appropriately adjusted to reflect the merger exchange ratio, and

    - the Legacy debentures and Legacy notes not tendered in the exchange offer will remain outstanding after the merger as obligations of Legacy. As a result of the merger, the Legacy debentures will be convertible into Enterprises common stock. The number of shares of Enterprises common stock into which the Legacy debentures will be convertible and the conversion price will be appropriately adjusted to reflect the merger exchange ratio. However, Enterprises has agreed to commence an offer to exchange shares of Enterprises Series A preferred stock for all outstanding Legacy debentures and Legacy notes. The Legacy debentures and Legacy notes will be valued at face value and the Enterprises Series A preferred stock will be valued at $15.00 per share for purposes of the exchange offer.

ENTERPRISES MERGER CHARTER AMENDMENTS

    As a condition to Legacy's obligation to complete the merger, Enterprises is required to amend its charter to:

    - change the name of Enterprises to Price Legacy Corporation,

    - increase the number of authorized shares of capital stock from 100,000,000 to 150,000,000, and

    - increase the number of directors of Enterprises to seven, with four directors to be elected by the holders of Enterprises Series A preferred stock and three directors to be elected by the holders of Enterprises Series A preferred stock and Enterprises common stock, voting together as a single class.

    These amendments to Enterprises' charter are sometimes referred to in this offer to purchase as the Enterprises merger charter amendments. The Enterprises merger charter amendments will only be effected if the issuance of the merger consideration, the Enterprises merger charter amendments and the Price Enterprises, Inc. 2001 Stock Option and Incentive Plan, as described in the Joint Proxy Statement/Prospectus, are approved. If the issuance of the merger consideration, the sale of the Enterprises Series B preferred stock, the Enterprises merger charter amendments, the Enterprises issuance charter amendments, as described below, and the Enterprises option plan are approved, then Enterprises' charter will be amended and restated in its entirety as described in "--Enterprises Issuance Charter Amendments" and the Enterprises merger charter amendments will not be effected. If neither the issuance of the merger consideration nor the sale of the Enterprises
Series B preferred stock is approved, then no amendments to Enterprises' charter will be effected.

    For additional information regarding the effect of the proposed Enterprises merger charter amendments, see "Proposal 3 for the Enterprises Annual Meeting--The Enterprises Merger Charter Amendments," "Description of Enterprises Capital Stock" and "Comparison of Stockholder Rights" in the Joint Proxy Statement/Prospectus.

CONDITIONS TO THE MERGER

    The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

    - approval of the issuance of the merger consideration, the Enterprises merger charter amendments and the adoption of the Enterprises option plan by the stockholders of Enterprises,

    - approval of the merger agreement by the stockholders of Legacy,

    - absence of any law or any injunction that effectively prohibits the merger,

    - receipt of legal opinions regarding the treatment of the merger as a tax-free reorganization, and

    - other customary contractual conditions specified in the merger agreement.

Unless prohibited by law, either Enterprises or Legacy may elect to waive a condition in its favor that has not been satisfied and complete the merger anyway. In the event material conditions are waived, Enterprises and Legacy intend to amend and recirculate the Joint Proxy Statement/Prospectus.

    If the merger is approved and the other customary closing conditions are satisfied, the merger and the sale of the Enterprises Series B preferred stock will occur contemporaneously. Enterprises may elect not to complete the merger if, immediately prior to the merger, its board is not satisfied that the sale of the Enterprises Series B preferred stock will occur.

TERMINATION OF THE MERGER AGREEMENT

    Enterprises and Legacy can mutually agree to terminate the merger agreement without completing the merger, and either Enterprises or Legacy can terminate the merger agreement upon the occurrence of a number of events, including if:

    - the merger is not completed by November 21, 2001, so long as the party seeking to terminate did not prevent the completion of the merger by failing to perform any of its obligations under the merger agreement,

    - Enterprises' stockholders do not approve the issuance of the merger consideration, the Enterprises merger charter amendments and the adoption of the Enterprises option plan,

    - Legacy's stockholders do not approve the merger agreement,

    - any governmental entity issues a nonappealable final order that makes the merger illegal,

    - the other party materially breaches any of its representations or warranties or fails to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform is incapable of being cured or is not cured within ten business days of written notice, or

    - the other party knowingly and materially breaches its covenant not to solicit takeover proposals or participates in discussions relating to a takeover proposal, except as specifically permitted by the merger agreement.

    The merger agreement does not require either party to pay a termination fee if the merger agreement is terminated.

STOCKHOLDER AGREEMENTS

    In connection with the execution and delivery of the merger agreement, Enterprises entered into stockholder agreements with some stockholders of Legacy under which those stockholders have agreed to vote their shares, representing approximately 20% of the Legacy common stock, in favor of the merger agreement.

    The stockholder agreements prohibit, subject to limited exceptions, any stockholder from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of Legacy common stock, except in accordance with the terms of the merger. Each stockholder may sell, transfer, pledge, encumber, assign or otherwise dispose of an aggregate of 10% of the shares of Legacy common stock held of record by the stockholder as of March 21, 2001, the date of the stockholder agreements, without complying with the restrictions on transfer contained in the stockholder agreements.

    Except as noted below, the stockholder agreements terminate upon the earlier to occur of the effective time or the termination of the merger agreement in accordance with its terms.

    The stockholder agreements entered into by The Price Group LLC, Sol Price and Robert E. Price terminate upon the earliest to occur of the effective time, the termination of the merger agreement in accordance with its terms or the termination of the securities purchase agreement. In the stockholder agreements entered into by Sol Price and Robert E. Price, they each agreed, in their capacities as holders of the Legacy debentures and Legacy notes, to consent to the release of the shares of Enterprises common stock serving as collateral for these securities. As of August 3, 2001, Sol Price and Robert E. Price beneficially owned approximately $13.5 million in principal amount of Legacy debentures, representing approximately 40.6% of the outstanding principal amount of Legacy debentures, and approximately $7.4 million in principal amount of Legacy notes, representing approximately 40.8% of the outstanding principal amount of Legacy notes.

THE SALE OF THE ENTERPRISES SERIES B PREFERRED STOCK

    Enterprises entered into a securities purchase agreement with Warburg Pincus and some of its affiliates, which provides that Enterprises will sell 17,985,612 shares, or 91.5%, of a new class of Enterprises preferred stock, 9% Series B Junior Convertible Redeemable Preferred Stock, and a warrant to purchase an aggregate of 2,500,000 shares of Enterprises common stock with an exercise price of $8.25 per share to Warburg Pincus for $100 million in cash.

    Also, Enterprises and Sol Price, a significant stockholder of Enterprises and Legacy through various entities, have agreed to convert an existing Legacy promissory note payable to an affiliate of Sol Price, The Price Group, of approximately $9.3 million into 1,681,142 shares, or 8.5%, of Enterprises
Series B preferred stock and a warrant to purchase 233,679 shares of Enterprises common stock with an exercise price of $8.25 per share immediately after the sale of the Enterprises Series B preferred stock to Warburg Pincus, which represents the same financial terms agreed to in the securities purchase agreement.

    For the first 45 months after issuance, all distributions on the Enterprises Series B preferred stock will be payable in additional shares of Enterprises Series B preferred stock. Enterprises will issue an additional 7,792,101 shares of Enterprises Series B preferred stock in the form of distributions, resulting in a total of 27,458,855 shares of Enterprises Series B preferred stock outstanding after 45 months. This increase in the number of outstanding shares of Enterprises Series B preferred stock will also increase the aggregate amount of cash distributions payable on the Enterprises Series B preferred stock, resulting in less cash available for distributions on the Enterprises common stock. For example, once Enterprises has issued all 27,458,855 shares of Enterprises Series B preferred stock, holders of Enterprises common stock will receive distributions only if Price Legacy's REIT taxable income exceeds
$47.6 million, which is the aggregate amount of cash distributions payable on the Enterprises Series A preferred stock and Enterprises Series B preferred stock after 45 months.

    As of August 3, 2001, Warburg Pincus had no control over the voting power of Enterprises and Sol Price controlled approximately 5.4% of the voting power of Enterprises. Following the completion of the merger and the sale of the Series B preferred stock, Warburg Pincus will control approximately 28% of the voting power of Price Legacy and Sol Price will control approximately 9.4% of the voting power of Price Legacy. In addition, the voting power of Warburg Pincus and Sol Price will increase after 45 months to approximately 35.2% and 10.3%, respectively, as a result of the additional shares of Enterprises
Series B preferred stock payable to them as distributions.

    Following the completion of the transactions, affiliates of Price Legacy will hold approximately 71.3% of Price Legacy's preferred stock, entitling them to an aggregate of approximately $26.1 million per year in distributions. In addition, the voting power and distributions payable to these stockholders will increase as a result of the additional shares of Enterprises Series B preferred stock payable to them as distributions.

ENTERPRISES ISSUANCE CHARTER AMENDMENTS

    As a condition to Warburg Pincus' obligation to purchase the Enterprises Series B preferred stock, Enterprises is required to amend and restate its charter to:

    - change the name of Enterprises to Price Legacy Corporation,

    - increase the number of authorized shares of capital stock from 100,000,000 to 150,000,000,

    - designate the Enterprises Series B preferred stock,

    - increase the number of directors of Enterprises to eight, with four directors to be elected by the holders of Enterprises Series A preferred stock, two directors to be elected by the holders of Enterprises Series A preferred stock and Enterprises common stock, voting together as a single class, and two directors to be elected by Warburg Pincus,

    - permit Enterprises' board to increase or decrease the number of shares of Enterprises' authorized capital stock without stockholder approval,

    - provide the directors elected by Warburg Pincus with specified approval rights, and

    - limit appraisal rights.

    These amendments to Enterprises' charter are sometimes referred to in this offer to purchase as the Enterprises issuance charter amendments. The Enterprises issuance charter amendments will only be effected if the merger, the sale of the Enterprises Series B preferred stock, the Enterprises merger charter amendments, the Enterprises issuance charter amendments and the Enterprises option plan are approved and the merger is completed. If the merger, the Enterprises merger charter amendments and the Enterprises option plan are approved, but the sale of the Enterprises Series B preferred stock and/or the Enterprises issuance charter amendments are not approved, and the merger is completed, Enterprises' charter will be amended only to effect the Enterprises merger charter amendments. If neither the merger nor the sale of the Enterprises Series B preferred stock is approved, then no amendments to Enterprises' charter will be effected, regardless of whether any such amendments are approved.

    For additional information regarding the effect of the proposed Enterprises issuance charter amendments, see "Proposal 4 for the Enterprises Annual Meeting--The Enterprises Merger Charter Amendments," "Description of Enterprises Capital Stock" and "Comparison of Stockholder Rights" in the Joint Proxy Statement/Prospectus.

VOTING AGREEMENT

    Concurrently with Enterprises' execution of the securities purchase agreement, Legacy entered into a voting agreement with Warburg Pincus pursuant to which Legacy agreed to vote the shares of

Enterprises common stock it holds in favor of (1) the Enterprises issuance charter amendments, (2) the issuance of the Enterprises common stock in connection with the merger agreement and (3) any other matter necessary to complete the transactions contemplated by the merger agreement and the securities purchase agreement. In addition to Legacy's agreement to vote in favor of these voting proposals, Legacy agreed to conduct its business only in the usual, regular and ordinary course before the closing of the sale of the Enterprises Series B preferred stock with limitations on its business comparable to those agreed to by Enterprises.

    The voting agreement contains customary representations and warranties by Enterprises, Legacy and Warburg Pincus and an indemnification by Enterprises in favor of Legacy for any damages resulting from Legacy's execution of the voting agreement or its performance of its obligations under the voting agreement. The voting agreement may be terminated by the written consent of the parties or automatically upon the earlier of the closing of the sale of the Enterprises Series B preferred stock and the termination of the securities purchase agreement.

CONVERSION AGREEMENT

    The conversion agreement, which effects the conversion of the $9.3 million Legacy promissory note into Enterprises Series B preferred stock, does not provide The Price Group with any of the representations, warranties, covenants, indemnities and termination fees provided to Warburg Pincus in the securities purchase agreement. It does provide that The Price Group will, along with Warburg Pincus, become a party to the registration rights agreement described below, with all rights of an investor under the agreement other than those relating to the assertion of demand registration rights.

REGISTRATION RIGHTS AGREEMENT

    In connection with the closing of the sale of the Enterprises Series B preferred stock, Enterprises, Warburg Pincus and The Price Group will enter into a registration rights agreement pursuant to which Warburg Pincus will have the right to cause Enterprises to register under the Securities Act of 1933, as amended, all of the shares of Enterprises common stock Warburg Pincus and The Price Group hold, including upon conversion of the Enterprises Series B preferred stock and the exercise of the warrants.

    Under the terms of the registration rights agreement, Warburg Pincus may make, in the aggregate, two demands for registration of the shares of Enterprises common stock owned by it and The Price Group, subject to some exceptions. Warburg Pincus and The Price Group are also entitled under the registration rights agreement to unlimited "piggyback" registration rights to include their shares of Enterprises common stock in registrations initiated by Enterprises (other than any registration relating solely to employee benefits plans or to a registration pursuant to Rule 145 under the Securities Act). In addition, so long as Enterprises remains eligible to register its securities under the Securities Act using Form S-3, the registration rights agreement provides Warburg Pincus the right to make an unlimited number of demands for registrations of its shares of Enterprises common stock on a Form S-3, subject to some exceptions.

    The registration rights agreement contains customary indemnification and contribution provisions relating to the exercise by Warburg Pincus and The Price Group of their registration rights.

WARRANT

    Pursuant to the terms of the securities purchase agreement, Enterprises agreed to issue to Warburg Pincus a warrant to purchase an aggregate of 2,500,000 shares of Enterprises common stock with an exercise price of $8.25 per share. Enterprises has also agreed to issue to The Price Group a warrant to purchase 233,679 shares of Enterprises common stock with an exercise price of $8.25 per share. The warrants are exercisable at any time within seven years after the date the warrants are issued by payment to Enterprises in cash, by certified or official bank check, or by wire transfer of the exercise payment, or, at the option of Enterprises, by surrender to Enterprises of Enterprises securities having a market value on the date of exercise equal to the payment required for the exercise. The warrants contain customary anti-dilution rights.

ENTERPRISES' OFFER TO EXCHANGE

    The merger agreement also obligates Enterprises to commence an offer to exchange shares of Enterprises Series A preferred stock for all outstanding Legacy debentures and Legacy notes. The Legacy debentures and Legacy notes will be valued at face value and the Enterprises Series A preferred stock will be valued at $15.00 per share for purposes of the exchange offer. The Enterprises Series A preferred stock was valued at $15.00 per share based on its then-current market price. The Legacy debentures and Legacy notes were valued at face value to provide the holders of these securities an attractive, yet fair, price in the exchange offer. Enterprises' obligation to exchange Legacy's debt securities is conditioned on the completion of the merger. The exchange offer is expected to close concurrently with the merger. In connection with the exchange offer, Enterprises will seek the consent of holders of the Legacy debentures and Legacy notes to release the collateral securing these securities. However, the exchange offer is not contingent on obtaining the requisite consent to release the collateral.

    If the requisite consent is obtained and the proposed amendments become effective, the Legacy debentures and Legacy notes not tendered will become unsecured obligations of Legacy, a subsidiary of Price Legacy. These amendments will have the same effect on all holders regardless of whether they consent to the amendments.

    Enterprises is making this offer through a Consent Solicitation Statement/Prospectus which is being distributed to holders of the Legacy debentures and Legacy notes. Holders of the Legacy debentures and Legacy notes are encouraged to carefully read the Consent Solicitation Statement/Prospectus and the related consent and letter of transmittal.

ASSUMPTIONS

    Enterprises and Legacy make several assumptions throughout this offer to purchase in calculating share numbers, voting power, distributions payable and related matters. Unless stated otherwise, Enterprises and Legacy assume that:

    - no outstanding shares of Enterprises common stock are repurchased by Enterprises in the offer,

    - no shares of Enterprises Series A preferred stock are exchanged for Legacy debentures or Legacy notes in the exchange offer,

    - the 12,154,289 shares of Enterprises common stock held by Legacy are cancelled in connection with the consent solicitation,

    - the Legacy promissory note payable to The Price Group of approximately $9.3 million is converted into 1,681,142 shares of Enterprises Series B preferred stock immediately after the closing,

    - the warrants to purchase 2,733,679 shares of Enterprises common stock that will be issued to Warburg Pincus and The Price Group have not been exercised,

    - no additional shares of Enterprises Series B preferred stock have yet been issued as distributions on the 19,666,754 shares of Enterprises Series B preferred stock initially sold to Warburg Pincus and The Price Group at or immediately after the closing, and

    - distributions on the Enterprises Series B preferred stock are determined on an annualized (rather than cumulative) basis, by multiplying the first quarter distributions payable after the closing by four.

11. OPINION OF ENTERPRISES FINANCIAL ADVISOR

    Enterprises' board retained American Appraisal Associates, Inc. to render an opinion with respect to the fairness, from a financial point of view, to Enterprises' unaffiliated stockholders of the merger exchange ratio of 0.6667 of a share of Enterprises common stock for each share of Legacy common stock and the fairness, from a financial point of view, of the $7.00 per share price to be offered by Enterprises in the offer. The unaffiliated stockholders are all of Enterprises' stockholders other than Legacy, who in the aggregate own approximately 8.7% of the Enterprises common stock.

    American Appraisal was selected on the basis of its expertise in rendering these types of fairness opinions. American Appraisal is a large independent international valuation firm which has been in business since 1896. American Appraisal presently has 37 offices throughout the United States and maintains offices in 18 countries worldwide.

    In accordance with the terms and conditions of a letter of engagement between Enterprises and American Appraisal, Enterprises agreed to pay American Appraisal a fee of $60,000 for its financial advisory services, including the rendering of its opinion described below. In addition, Enterprises agreed to reimburse American Appraisal for its reasonable out-of-pocket expenses (including expenses of legal counsel). Enterprises further agreed to indemnify and hold American Appraisal harmless against all losses caused by, or arising out of, any untrue statement of a material fact contained in information furnished to American Appraisal, or the omission to state a material fact necessary for American Appraisal to provide such financial advisory services.

    Enterprises did not place any limitations on the scope of analysis, procedures or methodologies employed by American Appraisal in the preparation of its opinion.

    On March 19, 2001, American Appraisal delivered its oral opinion to Enterprises' board, which opinion was subsequently confirmed in writing, to the effect that, as of such date, the merger exchange ratio of 0.6667 of a share of Enterprises common stock for each share of Legacy common stock and the $7.00 per share price to be offered in the offer were fair, from a financial point of view, to the unaffiliated stockholders of Enterprises. A copy of American Appraisal's opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this offer to purchase as Exhibit A and is incorporated herein by reference. American Appraisal's written opinion describes the merger and the offer, American Appraisal's credentials and role, assumptions and conditions of American Appraisal's opinion, due diligence conducted by American Appraisal and American Appraisal's opinion. The summary of American Appraisal's opinion set forth below is qualified in its entirety by reference to the full written opinion of American Appraisal. Although Enterprises does not currently anticipate that the fairness opinion will be updated, Enterprises will consider the need for a revised fairness opinion if a material amendment to the merger agreement or the terms of the offer is made. For example, Enterprises might obtain a revised fairness opinion in the event of a change in the merger exchange ratio or the offer price.

    AMERICAN APPRAISAL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER EXCHANGE RATIO AND THE OFFER PRICE TO THE UNAFFILIATED STOCKHOLDERS OF ENTERPRISES. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY ENTERPRISES TO ENGAGE IN THE MERGER, THE OFFER OR THE OTHER TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER OR WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER.

    In conducting its analysis and arriving at its opinion described in this section of the offer to purchase with respect to fairness of the merger exchange ratio and the offer price, American Appraisal reviewed:

    - a draft of the merger agreement distributed March 19, 2001,

    - certain publicly-available information relating to Enterprises and Legacy, including each company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and

    - Annual Reports on Form 10-K for the years ended December 31, 1998 and
      1999,

    - a draft of both Legacy's and Enterprises' 10-K's for the year ended December 31, 2000,

    - the historical stock prices and trading volumes of the Enterprises common stock and the Legacy common stock,

    - a calendar year 2001 annual plan for Enterprises provided to American Appraisal by Enterprises,

    - five-year income statement projections for Legacy provided to American Appraisal by Legacy management,

    - the indenture dated November 5, 1999 regarding the issuance of the Legacy debentures, and

    - a summary of investment terms for the sale of the Enterprises Series B preferred stock to Warburg Pincus.

    American Appraisal discussed all of the foregoing information, where appropriate, with senior management of Enterprises and Legacy, as well as Enterprises' and Legacy's advisors, legal counsel and outside auditors. American Appraisal also discussed, among other matters, contingent liabilities, environmental matters and any outstanding litigation issues of a material nature with representatives of Enterprises and Legacy.

    In providing the opinion, American Appraisal relied upon and assumed the accuracy and completeness of the financial and other information regarding Enterprises, Legacy and the proposed transactions which were provided by the management of Enterprises and Legacy. American Appraisal did not perform any independent verification of such information and American Appraisal relied upon assurances of Enterprises and Legacy management that they were unaware of facts that would make the information provided to American Appraisal incomplete or misleading.

    American Appraisal's opinion is based on economic, financial and market conditions as they existed on the date of the opinion and can only be evaluated as of that date. American Appraisal assumes no responsibility to update or revise its opinion based on events and/or circumstances occurring after that date.

    American Appraisal performed a variety of financial analyses including those summarized in this offer to purchase in order to arrive at its opinion. The summary set forth in this section of the offer to purchase is not a complete description of the analysis performed, rather it is a summary of some of the significant elements of American Appraisal's analysis. American Appraisal's analysis and opinion should be considered as a whole. Selective evaluation of portions of American Appraisal's opinion would be an invalid assessment of American Appraisal's analysis and opinion.

    American Appraisal's evaluation of the proposed merger and offer focused on a valuation analysis of Enterprises and Legacy. Subject to the foregoing statements, the analyses utilized by American Appraisal are summarized as follows:

    COMPARABLE COMPANIES ANALYSIS. American Appraisal compared publicly-available historical stock market data and financial results for Enterprises to the corresponding data of selected publicly-traded REITs whose lines of business were considered to be reasonably similar to Enterprises. American Appraisal selected companies that were (1) organized as REITs and that were engaged in the acquisition, management and disposition of retail properties and (2) comparable to Enterprises in size, composition and geographic location of its real estate holdings. It should be noted that the companies used in its comparable companies analysis are not exact comparables to Enterprises and are used only as guidelines. These guideline companies were:

    - Acadia Realty Trust,

    - Agree Realty Corporation,

    - Center Trust, Inc.,

    - Equity One, Inc.,

    - Federal Realty Investment Trust,

    - IRT Property Company,

    - Malan Realty Investors, Inc.,

    - Mid-Atlantic Realty Trust, and

    - Pan Pacific Retail Properties, Inc.

    Such data included, among other things, equity and total invested capital, or TIC, multiples to latest 12 month, or LTM, revenues; earnings before interest, taxes, depreciation and amortization, or EBITDA; earnings before interest and taxes, or EBIT; and funds from operations, or FFO. Trading multiples were based on the one-month average trading price ended March 9, 2001. American Appraisal's computations resulted in the following ranges for the guideline companies:

MARKET MULTIPLE:                                          LOW        HIGH      MEDIAN
----------------                                        --------   --------   --------
TIC/Revenues..........................................    5.0x       7.9x       6.8x
TIC/EBITDA............................................    8.3x      10.4x       9.5x
TIC/EBIT..............................................   10.7x      14.5x      12.3x
Equity/FFO............................................    4.5x       8.8x       6.8x

    American Appraisal observed that Enterprises was trading at the following multiples:

TIC/Revenues................................................    8.7x
TIC/EBITDA..................................................   12.0x
TIC/EBIT....................................................   14.8x
Equity/FFO..................................................    9.6x

    Because Enterprises' multiples were greater than those of the above-listed guideline companies, Enterprises' actual trading price of $5.25 per share was concluded as the value indication under the comparable companies analysis.

    COMPARABLE TRANSACTIONS ANALYSIS. American Appraisal also analyzed publicly-available information on 27 merger and acquisition transactions between REITs from 1998 to 2000. American Appraisal selected the transactions based on the following criteria: (1) the effective date of the transaction must not have been before January 1, 1998, (2) the acquired company must have been a REIT based in the United States and (3) the acquiring company must have been based in the United States. The following were the 27 transactions analyzed by American
Appraisal:

    - Wellsford Real Properties Inc. and Value Property Trust,

    - RD Capital Inc. and Mark Centers Trust Inc.,

    - Apartment Investment and Management Co. and Ambassador Apartments Inc.,

    - Kimco Realty Corporation and The Price REIT, Inc.,

    - Healthcare Realty Trust Inc. and Capstone Capital Corp.,

    - Equity Residential Properties Trust and Merry Land & Investment Company, Inc.,

    - Tarragon Realty Investors Inc. and National Income Realty Trust,

    - Public Storage Inc. and Storage Trust Realty,

    - ProLogis Trust and Meridian Industrial Trust Inc.,

    - Reckson Associates Realty Corp. and Tower Realty Trust, Inc.,

    - TIC Acquisition LLC and Irvine Apartment Communities, Inc.,

    - Duke Realty Investments, Inc. and Weeks Corporation,

    - Equity Residential Properties Trust and Lexford Residential Trust,

    - Ocwen Financial Corp and Ocwen Asset Investment Corp.,

    - BRI Acquisition LLC and Berkshire Realty Company, Inc.,

    - Health Care Property Investors Inc. and American Health Properties Inc.,

    - Starwood Financial Trust and TriNet Corporate Realty Trust Inc.,

    - SHP Acquisition LLC and Sunstone Hotel Investors Inc.,

    - Transcontinental Realty Investors Inc. and Continental Mortgage and Equity Trust,

    - Hicks, Muse, Tate & Furst Inc. and Walden Residential Properties Inc.,

    - Imperial Credit Industries Inc. and Imperial Credit Commercial Mortgage Investment,

    - Equity Office Properties Trust and Cornerstone Properties Inc.,

    - Asset Investors Corp. and Commercial Assets Inc.,

    - Heritage Property Investment Trust Inc. and Bradley Real Estate Inc.,

    - Equity Residential Properties Trust and Grove Property Trust,

    - Pan Pacific Retail Properties, Inc. and Western Properties Trust, and

    - Fortress Investment Group LLC and Impac Commercial Holding Inc.

    It should be noted that the transactions used in its comparable transactions analysis are not exact comparables to Enterprises and are used only as guidelines. This analysis examined the acquisition multiples paid relative to each target company's revenues, EBITDA and EBIT. American Appraisal's computations resulted in the following ranges for the guideline transactions:

MARKET MULTIPLE:                                           LOW        HIGH      MEDIAN
----------------                                         --------   --------   --------
TIC/Revenues...........................................    2.2x       8.6x       6.1x
TIC/EBITDA.............................................    4.3x      17.5x      10.3x
TIC/EBIT...............................................    5.5x      22.8x      14.3x

    As shown in the comparable companies analysis section, American Appraisal observed that Enterprises' actual trading multiples were greater than the median multiples of the comparable transactions. However, application of the comparable transactions approach indicated as of the date of the opinion a value of $3.64 per share for Enterprises common stock.

    INCOME CAPITALIZATION ANALYSIS. American Appraisal capitalized 2001 net operating income, as projected by Enterprises management, by capitalization rates ranging from 9.0% to 9.5%, as estimated by Enterprises' management and represented by them to be based on various industry surveys and recent sales of properties comparable to those in Enterprises' portfolio. Enterprises' liabilities and preferred equity were then subtracted from the indicated value to arrive at a common equity value. This analysis indicated as of the date of the opinion a value range of $4.95 to $7.41 for each share of Enterprises common stock.

    CONTROL PREMIUM ANALYSIS. In the merger, the control premium is 33.3%. American Appraisal examined the control premium paid for REITs as calculated by Mergerstat/Shannon Pratt's Control Premium Study. American Appraisal noted that, of the 27 transactions examined, control premiums ranged from -25.9% to 43.6% with a median premium of 10.1%. American Appraisal also examined the premium paid by Legacy for the Enterprises common stock in connection with the Legacy exchange offer in 1999. This analysis indicated a premium for control of 48.3% at announcement of the Legacy exchange offer and a premium for control of 9.1% at commencement of the Legacy exchange offer.

    HISTORICAL TRADING PRICE ANALYSIS. American Appraisal also examined the history of the trading prices and volume for the shares of Enterprises common stock from March 19, 1998 to March 19, 2001. This review indicated a low price of $2.43 per share and a high price of $8.38 per share. Application of the above-described valuation approaches of comparable companies analysis, comparable transactions analysis and income capitalization analysis indicated a weighted average value range of $4.61 to $5.44 for each share of Enterprises common stock.

    EXCHANGE RATIO ANALYSIS. In order to assess the merger exchange ratio, American Appraisal conducted an assessment of the relative net asset values of Enterprises and Legacy. As American Appraisal had determined that the $7.00 per share offer price (inclusive of an adequate control premium) was a reasonable proxy for the net asset value per share of Enterprises common stock, the offer price of $7.00 per share of Enterprises common stock was used as a basis of determining its net asset value per share for American Appraisal's exchange ratio analysis.

    American Appraisal also examined the net assets of Legacy. Gross asset values were estimated by Legacy management. Legacy's outstanding debt, other liabilities and preferred stock were then deducted to arrive at a common equity per share value of $4.71. Based on the above analysis, American Appraisal computed an implied exchange ratio of 0.673 of a share of Enterprises common stock for each share of Legacy common stock. American Appraisal observed that in the merger, each share of Legacy common stock is exchanged for 0.6667 of a share of Enterprises common stock.

    ADDITIONAL ANALYSES. In addition to the analyses described above, American Appraisal conducted a multi-period discounted cash flow, or DCF, analysis and a free-cash flow capitalization analysis. The DCF analysis was based on five-year financial projections provided by management. Due to the multitude of assumptions inherent in these projections, American Appraisal decided to disregard the DCF analysis in rendering its fairness opinion. The free-cash flow capitalization analysis involved the capitalization of fiscal year 2000 free-cash flow to arrive at a value conclusion. American Appraisal disregarded this method in favor of the income capitalization analysis described above, which is a more widely recognized valuation method for companies engaged in the real estate industry.

12. CERTAIN INFORMATION ABOUT ENTERPRISES

GENERAL

    Price Enterprises, Inc., a Maryland corporation, is a self-administered, self-managed REIT. Its principal business is to own, operate, lease, manage, acquire and develop retail real property. In addition, it owns four self storage facilities and has a 50% interest in three joint ventures. Enterprises was originally incorporated in July 1994 as a Delaware corporation and began operations as a wholly-owned subsidiary of Costco Companies, Inc., formerly Price/Costco, Inc. In 1994, Costco spun-off Enterprises and transferred to Enterprises, as part of a voluntary exchange offer, substantially all of the real estate assets which historically formed Costco's non-club real estate business segment, merchandising business entities and other assets.

    In August 1997, Enterprises' merchandising businesses, real estate properties held for sale and various other assets were spun-off to PriceSmart, Inc. Through a stock distribution, PriceSmart became a separate public company. Since that time, Enterprises has engaged in a combination of acquiring, developing, owning, managing and/or selling real estate assets, primarily shopping centers. The PriceSmart distribution resulted in Enterprises becoming eligible to elect federal tax treatment as a REIT, which allows Enterprises to substantially eliminate its obligation to pay taxes on income.

    In November 1999, Legacy completed its exchange offer for the Enterprises common stock. In the Legacy exchange offer, Legacy acquired approximately 91.3% of the Enterprises common stock, which represents approximately 77.3% of the voting power of Enterprises. Enterprises' stockholders who tendered their shares of Enterprises common stock in the Legacy exchange offer received from Legacy a total of $8.50 consisting of $4.25 in cash, $2.75 in principal amount of the Legacy debentures and $1.50 in principal amount of the Legacy notes for each share of Enterprises common stock.

RECENT DEVELOPMENTS

    On July 30, 2001, Enterprises and Legacy released estimated second quarter earnings. Enterprises expects that net income for the quarter ended June 30, 2001 will be $2.6 million as compared to $0.2 million for the quarter ended
June 30, 2000. Net income per common share (BASIC AND DILUTED) is expected to be $0.19 per share for the quarter ended June 30, 2001 as compared to $0.01 per share for the quarter ended June 30, 2000.

    Legacy expects that net income for the quarter ended June 30, 2001 will be $0.9 million as compared to a net loss of ($0.2) million for the quarter ended June 30, 2000. Net income per share (BASIC AND DILUTED) is expected to be $0.01 per share for the quarter ended June 30, 2001 as compared to ($0.01) per share for the quarter ended June 30, 2000. Legacy also announced that it is revising its 2000 earnings to reflect a $16.2 million non-cash impairment in the fourth quarter of fiscal year 2000 in an investment made by Legacy in a publicly-traded company, Mace Security International, Inc. As a result of this adjustment, net income (loss) for the twelve-month period ended December 31, 2000 will change from $1.2 million or $0.03 per share BASIC to ($15.0) million or ($0.36) per share BASIC and from $0.02 per share DILUTED to ($0.36) per share DILUTED as compared to a net loss of ($0.8) million or ($0.02) per share BASIC and DILUTED in the twelve-month period ended December 31, 1999.

    On May 14, 2001, Enterprises, Swerdlow Real Estate Group, Inc. and entities affiliated with Swerdlow entered into a purchase and sale agreement effective as of May 7, 2001. Subject to the terms and conditions set forth in the purchase agreement, as subsequently amended, Enterprises has the right to acquire from Swerdlow and its affiliates up to five properties located in Florida for aggregate consideration of $247.3 million, subject to adjustment, including the assumption of mortgage indebtedness.

    The properties are primarily retail centers that contain an aggregate of approximately 2.4 million square feet of gross leasable area. As of May 14, 2001, four properties were operating and were approximately 97% leased to approximately 215 tenants and one property was under development. The top five tenants of the Swerdlow properties as of May 14, 2001, representing approximately 31% of the gross leasable area, were Home Depot, Kmart, Ross, BJ's Wholesale Club and Regal Cinemas.

    The transaction is subject to satisfactory completion of Enterprises' due diligence investigation of the Swerdlow properties and other customary closing conditions. If the necessary conditions are satisfied, the transaction is expected to be completed in the third quarter of 2001. However, no assurance can be given that the transaction will be completed on the terms described in the purchase agreement or in this offer to purchase or at all.

ACQUISITION, FINANCING AND OPERATING POLICIES

    Enterprises' primary investment strategy is to identify and purchase well-located income-producing shopping centers. Enterprises seeks to achieve income growth and enhance the cash flow potential of its property through a program of expansion, renovation, leasing, re-leasing and improving the tenant mix. Enterprises minimizes development risks by generally purchasing existing income-producing properties. Enterprises regularly reviews its portfolio and from time to time considers the sale of some of its properties.

    Enterprises has generally acquired properties for cash. Enterprises' management believes that its ability to purchase available properties for cash enhances its negotiating position in obtaining attractive purchase prices. In a few instances properties have been acquired subject to existing mortgages.

    Enterprises intends to finance future acquisitions with the most advantageous sources of capital available to it at that time, which may include the sale of common stock, preferred stock or debt securities through public offerings or private placements, the incurrence of additional indebtedness through secured or unsecured borrowings, and the reinvestment of proceeds from the disposition of assets. Enterprises' financing strategy is to maintain a strong and flexible financial position by (1) maintaining a prudent level of leverage, (2) maintaining a large pool of unencumbered properties, (3) managing its variable rate exposure, (4) amortizing existing mortgages over the term of the leases for such mortgaged properties and (5) maintaining a low distribution payout ratio (i.e., distributions paid in respect of a year as a percentage of FFO for such year).

    Enterprises' objective is to provide stockholders with long-term stable cash flow balanced with consistent growth. Enterprises seeks to achieve this objective through the following business and growth strategies:

    - owning, operating and acquiring shopping centers primarily in markets with strong economic and demographic characteristics in order to establish and maintain a diverse, high-quality portfolio of shopping centers,

    - developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities, and

    - maintaining a diversified and complementary tenant mix with an emphasis on retailers that provide day-to-day consumer necessities in order to provide consistent rental revenue.

    Enterprises implements these strategies by:

    - analyzing regional and submarket demographic, economic and retailing trends,

    - developing relationships with key industry participants such as retailers, real estate brokers and financial institutions,

    - emphasizing tenant satisfaction and retention through its proactive communication with tenants, community oriented marketing activities and comprehensive maintenance programs, and

    - capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region.

    Virtually all operating and administrative functions, such as leasing, data processing, finance, accounting and construction, are centrally managed at Enterprises' headquarters. Following the Legacy exchange offer, Legacy took over daily management of Enterprises, including most of these functions. On-site functions, such as security, maintenance, landscaping and other similar activities are either performed by Enterprises or subcontracted. The cost of these functions are passed through to tenants to the extent permitted by the respective leases. Enterprises' properties are generally leased on a triple-net basis, which requires tenants to pay their pro rata share of all real property taxes, insurance and property operating expenses.

ENTERPRISES' PROPERTIES

    At March 31, 2001, Enterprises owned 34 commercial real estate properties and held one property with a 19-year ground lease, in addition to land in Tucson, Arizona, Temecula, California, and San Diego/Pacific Beach, California held for future development. These properties encompass approximately
4.8 million square feet of gross leasable area, or GLA, and were 93% leased. The five largest properties include 1.6 million square feet of GLA that generate annual minimum rent of $26.4 million, based on leases existing as of March 31, 2001.

    Included in the properties Enterprises owned at March 31, 2001 are four self storage facilities, one of which is located on the same site as Enterprises' San Diego, California commercial property. Enterprises' commercial property located in Azusa, California was sold during the year, but it retained the self storage facility. The other two self storage facilities are stand-alone properties. At year end, these facilities had 0.7 million square feet of GLA and were 96% occupied.

    Enterprises also has a 50% interest in three joint ventures which own retail properties in Fresno, California, Bend, Oregon, and Westminster, Colorado.

    The following table describes Enterprises' portfolio of real estate properties as of March 31, 2001. Amounts shown for annual minimum rents are based on executed leases at March 31, 2001. Enterprises made no allowances for contractually-based delays to the commencement of rental payments. Due to the nature of real estate investments, Enterprises' actual rental income may differ from amounts shown in the table below. Self storage properties as of March 31, 2001 are shown separately from Enterprises' commercial portfolio.

                                                                                                          % OF
                                                                ANNUAL      ANNUAL                       CENTER         LEASE
                               NUMBER      GLA                  MINIMUM     RENT/                       LEASED BY   EXPIRATION OF
                                 OF      (SQ.FT.)   PERCENT    RENT (1)    SQ. FT.       PRINCIPAL      PRINCIPAL     PRINCIPAL
COMMERCIAL PROPERTIES         TENANTS     (000)      LEASED     ($000)       ($)          TENANT         TENANT        TENANT
---------------------         --------   --------   --------   ---------   --------   ---------------   ---------   -------------
Westbury, NY................      8        398.6      100%      7,765.0     19.48         Costco            37%         2009
Pentagon City, VA...........      8        336.8       98%      6,802.8     20.20         Costco            50          2009
Westminster, CO(2)..........     10        228.7       94%      4,425.8     19.35          AMC              48          2018
Wayne, NJ(3)................      5        348.1       93%      4,368.7     12.55         Costco            43          2009
Philadelphia, PA............     21        305.3       97%      3,070.3     10.06       Home Depot          36          2009
Roseville, CA...............     19        188.5      100%      2,422.2     12.85       The Sports          23          2016
                                                                                        Authority
Signal Hill, CA.............     14        154.8      100%      2,416.7     15.62       Home Depot          67          2014
Sacramento/Bradshaw, CA.....      2        156.0      100%      2,415.7     15.48          AT&T            100          2006
San Diego/Morena, CA(4).....      4        322.2       98%      2,091.9      6.49         Costco            57          2009
Seekonk, MA.................     12        213.9       98%      1,962.0      9.17        Don Mar            24          2004
                                                                                        Creations
Glen Burnie, MD.............     10        154.6       89%      1,688.4     10.92       The Sports          26          2011
                                                                                        Authority
San Diego/Rancho San Diego,      19         98.4       97%      1,302.3     13.24          Ross             24          2004
  CA........................
Fresno, CA(2)...............      4         85.5      100%      1,225.3     14.32       Bed & Bath          43          2010
Scottsdale, AZ..............     23         65.7       79%      1,045.5     15.91
San Diego/Carmel Mountain,        6         35.0      100%        952.6     27.22      Claim Jumper         30          2013
  CA........................
Inglewood, CA...............      1        119.9      100%        926.6      7.73       Home Base          100          2009
Moorestown, NJ (leased            3        177.1       37%        738.0      4.17       The Sports          24          2013
  land).....................                                                            Authority
Northridge, CA..............      2         22.0      100%        734.0     33.37     Barnes & Noble        64          2003
New Britain, CT.............      1        112.4      100%        671.1      5.97        Wal-Mart          100          2002
Middletown, OH..............      1        126.4      100%        626.5      4.96         Lowe's           100          2013
San Juan Capistrano, CA.....      6         56.4      100%        599.4     10.62        PetsMart           47          2011
Terre Haute, IN.............      1        104.3      100%        557.8      5.35         Lowe's           100          2013
Smithtown, NY...............      1         55.6      100%        500.7      9.01         Levitz           100          2014
Hampton, VA.................      2         45.6      100%        452.4      9.92       The Sports          92          2013
                                                                                        Authority
San Diego/Rancho Bernardo,        1         82.2      100%        450.0      5.48      Excel Legacy        100
  CA(5).....................                                                              Corp.
Redwood City, CA............      2         49.4      100%        418.8      8.47     Orchard Supply       100          2009
                                                                                         Hardware
Bend, OR (2)................      2         40.1      100%        416.3     10.39     Regal Cinemas         97          2015
Tucson, AZ..................     11         40.1      100%        408.1     10.18        PetsMart           64          2011
San Diego/Southeast, CA.....      2          8.9      100%        150.4     16.95      Navy Federal         61          2004
                                                                                       Credit Union
Chula Vista/Rancho del Rey,       1          3.2      100%         75.0     23.44      Burger King         100          2018
  CA........................
                                ---      -------      ---      ---------
TOTAL(6)....................    202      4,135.7       95%     $51,680.3
                                ===      =======      ===      =========

------------------------------

(1) Annual minimum rent does not include percentage rents and expense reimbursements.

(2) Legacy owns a 50% interest in these properties. Properties are shown with 100% of the annual minimum rent.

(3) Includes 27,477 sq. ft. of vacant storage space.

(4) Price Self Storage is also located at this property.

(5) This property is being master leased to Legacy.

(6) Table excludes land not currently under development in Tucson, Arizona.

                                                                 AS OF MARCH 31, 2001
                                                              --------------------------
                                                              GROSS LEASEABLE   PERCENT
SELF STORAGE PROPERTIES                                       AREA (SQ. FT.)     LEASED
-----------------------                                       ---------------   --------
                                                              (IN THOUSANDS)
San Diego/Murphy Canyon, CA.................................       250.8           99%
San Diego, CA(1)............................................        89.6           99%
Azusa, CA...................................................        84.3           99%
Solana Beach, CA(2).........................................       238.0           91%
                                                                   -----           --
TOTAL SELF STORAGE PROPERTIES...............................       662.7           96%
                                                                   =====           ==

------------------------

(1) GLA of this facility is also included in GLA for the San Diego, California commercial property location listed above.

(2) Expansion of this facility was completed during the year and includes 100,000 sq. ft. of indoor RV and boat storage.

    The annual gross potential rent for the four operating self storage facilities is $7.2 million. Gross potential rent equals the GLA times the average rent per square foot. Revenues from Enterprises' self storage properties contributed 8.7% of total revenues during the year ended March 31, 2001.

    Enterprises also owns land in Temecula, California currently under development with Wal-Mart as a principal tenant. Enterprises' 50% interest in three joint ventures located in Fresno, California, Bend, Oregon, and Westminster, Colorado are also under various stages of development.

    As of March 31, 2001 Enterprises owned the following properties in each of the states listed:

                                                               ANNUAL       PERCENT OF
                             NUMBER                  GLA       MINIMUM      SCHEDULED
                               OF       PERCENT    (SQ.FT.)   RENT (1)    ANNUAL MINIMUM
                           PROPERTIES    LEASED     (000)      ($000)          RENT
                           ----------   --------   --------   ---------   --------------
Arizona(2)...............       2         89.5%      105.8      1,453.6         2.8%
California(3,4,5)........      14         99.6%    1,382.4     16,181.1        31.3%
Colorado(3)..............       1         94.1%      228.7      4,425.8         8.6%
Connecticut..............       1        100.0%      112.4        671.1         1.3%
Indiana..................       1        100.0%      104.3        557.8         1.1%
Maryland.................       1         89.0%      154.6      1,688.4         3.3%
Massachusetts............       1         98.1%      213.9      1,962.0         3.8%
New Jersey(6)............       2         65.2%      525.2      5,106.6         9.9%
New York.................       2        100.0%      454.2      8,265.6        16.0%
Ohio.....................       1        100.0%      126.4        626.5         1.2%
Oregon(3)................       1        100.0%       40.1        416.3         0.8%
Pennsylvania.............       1         96.9%      305.3      3,070.3         5.9%
Virginia.................       2         99.0%      382.4      7,255.2        14.0%
                               --        -----     -------    ---------       -----
TOTAL....................      30         94.7%    4,135.7    $51,680.3       100.0%
                               ==        =====     =======    =========       =====

------------------------

(1) Annual minimum rent does not include percentage rents and expense reimbursements.

(2) Table excludes land not currently under development in Arizona.

(3) Legacy owns a 50% interest in properties located in these states. Properties are shown with 100% of the annual minimum rent.

(4) Price Self Storage is also located at a property in this state.

(5) A property is being master leased to Legacy.

(6) A property in this state includes 27,477 sq. ft. of vacant storage space.

ACQUISITION AND DISPOSITION ACTIVITIES

    The following table summarizes Enterprises' acquisition and disposition activities from January 1, 2000 through March 31, 2001:

                                    GLA                                     ACQUISITION/     DATE OF
PROPERTY                         (SQ. FT.)        CITY           STATE      DISPOSITION    TRANSACTION
--------                         ---------   ---------------   ----------   ------------   -----------
Denver/Aurora..................    164,250       Aurora         Colorado    Disposition      01/15/01
Fountain Valley................    119,037   Fountain Valley   California   Disposition      11/20/00
Sacramento/Stockton............     50,194     Sacramento      California   Disposition      11/20/00
Littleton......................     26,377      Littleton       Colorado    Disposition      11/03/00
Fresno Pad(1)..................        N/A       Fresno        California   Disposition      11/03/00
Scottsdale City Center(2)......     65,700     Scottsdale       Arizona     Acquisition      10/23/00
Sacramento/Bradshaw............    138,375      Littleton      California   Disposition      09/18/00
Azusa..........................    224,317        Azusa        California   Disposition      08/25/00
San Diego/Pacific Beach(1).....        N/A      San Diego      California   Acquisition      07/31/00
Excel Centre(2,3)..............     82,200      San Diego      California   Acquisition      02/25/00
Lowe's(2)......................    126,400     Middletown         Ohio      Acquisition      02/09/00
Lowe's(2)......................    104,259     Terre Haute      Indiana     Acquisition      02/09/00
                                 ---------
TOTAL..........................  1,101,109
                                 =========

------------------------

(1) Property consists of raw land.

(2) Property purchased from Legacy.

(3) Property is being master leased to Legacy.

ENTERPRISES' PRINCIPAL TENANTS

    Enterprises' eight largest tenants accounted for approximately 45% of its total GLA and approximately 53% of its total annualized rental revenues as of March 31, 2001. The table below presents certain information about these tenants:

                                                                                            PERCENT OF
                                                               PERCENT OF      ANNUAL      TOTAL ANNUAL
                                       NUMBER OF      GLA        TOTAL      MINIMUM RENT     MINIMUM
TENANT                                  LEASES     (SQ. FT.)      GLA          ($000)          RENT
------                                 ---------   ---------   ----------   ------------   ------------
Costco...............................      4         618,192       16%         8,484.7         18.7%
The Sports Authority.................      7         298,217        8%         3,720.4          8.2%
The Home Depot.......................      2         214,173        5%         2,775.2          6.1%
AT&T Wireless........................      1         156,576        4%         2,415.7          5.3%
Kmart................................      1         110,054        3%         2,027.2          4.5%
Marshalls............................      2          87,968        2%         1,889.5          4.2%
Borders..............................      2          62,999        2%         1,655.7          3.7%
Lowe's...............................      2         230,659        6%         1,207.8          2.7%
                                          --       ---------       --        ---------         ----
TOTAL................................     21       1,778,838       45%       $24,176.2         53.4%
                                          ==       =========       ==        =========         ====

ENTERPRISES' EMPLOYEES

    Enterprises does not currently have any employees. At the close of the Legacy exchange offer in 1999, Legacy took over daily management of Enterprises, including property management and finance. Enterprises reimburses Legacy for these services based on its historical costs for similar expenses.

ENTERPRISES' HEADQUARTERS

    Enterprises' principal executive offices are located at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128 and its telephone number is
(858) 675-9400.

ENTERPRISES' MANAGEMENT

    The table below indicates the name, position with Enterprises and ages of its directors, executive officers and other key employees as of August 3, 2001.

NAME                                                   POSITION WITH ENTERPRISES                     AGE
----                                        ------------------------------------------------       --------
Jack McGrory..............................  Chairman                                                  51
Gary B. Sabin.............................  Director, President and Chief Executive Officer           47
Richard B. Muir...........................  Director, Executive Vice President and Chief
                                            Operating Officer                                         45
James F. Cahill...........................  Director                                                  45
Murray Galinson...........................  Director                                                  63
S. Eric Ottesen...........................  Senior Vice President, General Counsel and
                                            Secretary                                                 45
James Y. Nakagawa.........................  Chief Financial Officer                                   35
Graham R. Bullick, Ph.D...................  Senior Vice President--Capital Markets                    50
Mark T. Burton............................  Senior Vice President--Acquisitions                       40
John A. Visconsi..........................  Senior Vice President--Leasing/Asset Management           56
William J. Stone..........................  Senior Vice President--Retail Development                 57
Susan M. Wilson...........................  Senior Vice President--Mixed Use/Development              43

    In the event the merger is approved and completed, Enterprises will be obligated to appoint two additional directors to its board. In this event, Keene Wolcott will be appointed as an Enterprises Series A preferred stock nominee and Graham R. Bullick, Ph.D. will be appointed as an Enterprises Series A preferred stock and Enterprises common stock nominee. These additional directors will be appointed by Enterprises' board without the approval of Enterprises' stockholders.

    In the event the merger and the sale of the Enterprises Series B preferred stock are approved and completed, instead of appointing two additional directors, as described above, Enterprises will be obligated to appoint three additional directors to its board. In this event, Reuben S. Leibowitz and Melvin
L. Keating will be appointed as Warburg Pincus nominees and Keene Wolcott will be appointed as an Enterprises Series A preferred stock nominee. These additional directors will be appointed by Enterprises' board without the approval of Enterprises' stockholders. In this instance, the holders of Enterprises Series A preferred stock will no longer have the right to elect a majority of Enterprises' board of directors.

    The biographies of the above named individuals are set forth below.

    JACK MCGRORY has served as Chairman of the Board of Enterprises and a director of Legacy since November 1999. Since September 2000, Mr. McGrory has also served as President and Chief Executive Officer of Downtown
Development Inc., an entity which manages the construction of San Diego's new ballpark and adjacent commercial real estate, and President and Chief Executive Officer of San Diego Revitalization, a non-profit organization focused on real estate development in City Heights. Mr. McGrory has also been the Managing Director of The Price Group LLC, which is engaged in securities and real estate investments, since August 2000. Mr. McGrory served as Chief Operating Officer of the San Diego Padres from October 1999 to August 2000. Mr. McGrory served as President and Chief Executive Officer of Enterprises from September 1997 to November 1999 and as City Manager of the City of San Diego from March 1991 to August 1997.

    GARY B. SABIN has served as President and Chief Executive Officer and a director of Enterprises since November 1999. Mr. Sabin also has served as Chairman of the Board of Directors, President and Chief Executive Officer of Legacy since its formation in November 1997. Mr. Sabin served as director and President of New Plan Excel Realty Trust, Inc. (New Plan Excel) from
September 1998 to April 1999 and as Chairman, President and Chief Executive Officer of Excel Realty Trust from January 1989 to September 1998. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel Realty Trust's predecessor company and its affiliates starting in 1977. He has been active for over 20 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing and dispositions.

    RICHARD B. MUIR has served as Executive Vice President, Chief Operating Officer and a director of Enterprises since November 1999. Mr. Muir also has served as director, Executive Vice President and Secretary of Legacy since its formation and as Legacy's Chief Operating Officer since November 1999. Mr. Muir served as a director, Executive Vice President and Co-Chief Operating Officer of New Plan Excel from September 1998 to April 1999 and served as director, Executive Vice President and Secretary of Excel Realty Trust from January 1989 to September 1998. In addition, Mr. Muir served as an officer and director of various affiliates of Excel Realty Trust since 1978, primarily in administrative and executive capacities, including direct involvement in and supervision of asset acquisitions, management, financing and dispositions.

    JAMES F. CAHILL has served as a director of Enterprises since August 1997 and as a director of PriceSmart, Inc. since November 1999. He has also served as Executive Vice President of Price Entities since January 1987. In this position he has been responsible for the oversight and investment activities of the financial portfolio of Sol Price, founder of The Price Company, and related entities. He was a director of Neighborhood National Bank, located in San Diego, from 1992 through January 1998. Prior to his current position, Mr. Cahill was employed at The Price Company for ten years with his last position being Vice President of Operations.

    MURRAY GALINSON has served as a director of Enterprises since January 2001 and was previously a director of Enterprises from August 1994 until the closing of the Legacy exchange offer in 1999. Mr. Galinson has also served as Chairman of the Board of San Diego National Bank and SDNB Financial Corp. since May 1996 and as a director of both entities since their inception in 1981. Mr. Galinson served as President of both entities from September 1984 until May 1996 and as Chief Executive Officer of both entities from September 1984 to September 1997.

    S. ERIC OTTESEN has served as Senior Vice President, General Counsel and Secretary of Enterprises since November 1999. Mr. Ottesen also has served as Senior Vice President, General Counsel and Assistant Secretary of Legacy since its formation. Mr. Ottesen served as Senior Vice President--Legal Affairs and Secretary of New Plan Excel from September 1998 to April 1999. Mr. Ottesen served as Senior Vice President, General Counsel and Assistant Secretary of Excel Realty Trust from September 1996 to September 1998. From 1987 to 1995, Mr. Ottesen was a senior partner in a San Diego law firm.

    JAMES Y. NAKAGAWA has served as Chief Financial Officer of Enterprises since November 1999. Mr. Nakagawa also has served as Chief Financial Officer and Treasurer of Legacy since October 1998. From March 1998 to October 1998,
Mr. Nakagawa served as Controller of Legacy. Mr. Nakagawa served as Controller of Excel Realty Trust and then New Plan Excel from September 1994 to
April 1999. Prior to joining Excel Realty Trust, Mr. Nakagawa was a manager at Coopers & Lybrand LLP. Mr. Nakagawa is a certified public accountant.

    GRAHAM R. BULLICK, PH.D., has served as Senior Vice President--Capital Markets of Enterprises since November 1999 and in the same position with Legacy since its formation. Mr. Bullick served as Senior Vice President--Capital Markets of Excel Realty Trust and then New Plan Excel from

January 1991 to April 1999. Previously, Mr. Bullick was associated with Excel Realty Trust as a director from 1991 to 1992. From 1985 to 1991, Mr. Bullick served as Vice President and Chief Operations Officer for a real estate investment firm, where his responsibilities included acquisition and financing of investment real estate projects.

    MARK T. BURTON has served as Senior Vice President--Acquisitions of Enterprises since November 1999 and in the same position with Legacy since its formation. Mr. Burton served as Senior Vice President--Acquisitions with Excel Realty Trust and then New Plan Excel from October 1995 to April 1999. He also served as a Vice President of Excel Realty Trust from January 1989 to
October 1995. Mr. Burton was associated with Excel Realty Trust and its affiliates beginning in 1983, primarily in the evaluation and selection of property acquisitions.

    JOHN A. VISCONSI has served as Senior Vice President--Leasing/Asset Management of Enterprises since November 1999 and in the same position with Legacy since May 1999. Mr. Visconsi served as Vice President--Leasing with Excel Realty Trust and then New Plan Excel from January 1995 to April 1999. He also served as Senior Vice President of Enterprises from January 1994 to March 1995. From 1981 to 1994, Mr. Visconsi was director of Leasing and Land Development of Ernest W. Hahn, Inc.

    WILLIAM J. STONE has served as a Senior Vice President--Retail Development of Enterprises and Legacy since December 1999. From November 1994 to
December 1999, Mr. Stone served as the Executive Vice President of DDR/Oliver McMillan, where he oversaw the development of urban retail/ entertainment redevelopment projects. Prior to joining DDR/Oliver McMillan and since 1975, Mr. Stone was an executive with several nationally recognized firms in the regional shopping center industry, most recently with TrizecHahn, Inc.

    SUSAN M. WILSON has served as Senior Vice President--Mixed Use/Development of Enterprises and Senior Vice President--Office/Industrial/Hospitality of Legacy since December 1999. Ms. Wilson joined Legacy in May 1998. From May 1992 to May 1998, Ms. Wilson owned and operated her own real estate development and property management firm specializing in office, industrial and multi-family projects.

    KEENE WOLCOTT has served as President of Wolcott Investments, Inc., a private investment company, since 1975 and is currently a director of Prusser's of the West Indies Ltd., a company which owns and operates restaurants.
Mr. Wolcott served as a director of Price REIT, Inc. from January 1995 until 1998. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969 he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

    MELVIN L. KEATING has served as President of Kadeca Consulting Corporation, a real estate consulting firm, since 1997. From 1995 to 1997, Mr. Keating served as President of Sunbelt Management Company, Delray Beach, Florida. Sunbelt Management is an owner and operator of commercial and retail real estate in North America. From 1986 to 1995, Mr. Keating served as Senior Vice President of various entities controlled by the Reichmann family, including Reichmann International Companies and Olympia & York Companies, U.S.A., which were engaged in the real estate development business, including the development and construction of major urban office buildings and other commercial property.
Mr. Keating is a director of Plymouth Rubber Company, Inc., Canton,
Massachusetts.

    REUBEN S. LEIBOWITZ is a Managing Director of E.M. Warburg, Pincus & Co., LLC, a private equity investment firm. He has been associated with Warburg Pincus since 1984. He is also a director of Chelsea Property Group, Inc. and a number of private companies. Mr. Leibowitz has served as a director of Grubb & Ellis Co. since 1993 and currently serves as the Chairman of the Board.
Mr. Leibowitz is a member of the New York State Bar and a Certified Public Accountant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Following completion of the Legacy exchange offer in 1999, Gary B. Sabin, Chairman, President and Chief Executive Officer of Legacy, became Enterprises' President and Chief Executive Officer, and certain other Legacy executives became Enterprises executives. Legacy also took over daily management of Enterprises, including property management and finance. Enterprises reimburses Legacy for these services. Enterprises expensed $3 million for these services for the year ended December 31, 2000, which was based on historical costs for similar expenses. Enterprises expensed $249,000 for these services during the period of November 12, 1999 through December 31, 1999.

    Enterprises' stockholders who tendered their shares of Enterprises common stock in the Legacy exchange offer received from Legacy a total of $8.50 consisting of $4.25 in cash, $2.75 in principal amount of the Legacy debentures and $1.50 in principal amount of the Legacy notes for each share of Enterprises common stock. The Enterprises common stock held by Legacy is pledged as collateral for the Legacy debentures and Legacy notes. In addition, the $9.3 million Legacy promissory note held by The Price Group is also secured by the Enterprises common stock held by Legacy.

    During 2000, Enterprises purchased two retail buildings and two office buildings properties from Legacy. They were funded through advances on Enterprises unsecured revolving credit facility, by assuming mortgages and notes payable, and with the proceeds from a property sold in 2000 in a tax-deferred exchange transaction.

    Enterprises also purchased a 50% interest in a real estate development joint venture in Westminster, Colorado from Legacy for an initial payment of $8.1 million. The purchase price was based on the property's existing operating income, with additional payments estimated to be $4.8 million due through the completion of construction.

    In March 2000, Enterprises executed a $15 million note receivable with Legacy due December 2002. The note was amended in September 2000 to allow Legacy to borrow up to $40 million on the note. The note bears an interest rate of LIBOR plus 375 basis points (10.23% at December 31, 2000) on the first
$15 million. Amounts borrowed in excess of $15 million bear interest at a fixed rate of 12.5% per year. As of December 31, 2000, Legacy owed $25.4 million on this note at a weighted average interest rate of 11.2%.

    On March 21, 2001, Enterprises, PEI Merger Sub, a wholly-owned subsidiary of Enterprises, and Legacy entered into the merger agreement. The merger agreement provides that, at the effective time of the merger, PEI Merger Sub will merge with and into Legacy, with Legacy continuing in existence as the surviving corporation. Each share of Legacy common stock issued and outstanding at the effective time will be converted into 0.6667 of a share of Enterprises common stock.

    On April 12, 2001, Enterprises and Sol Price, a significant stockholder of Enterprises and Legacy through various entities, agreed to convert an existing Legacy promissory note payable to an affiliate of Sol Price, The Sol and Helen Price Trust, of approximately $9.3 million into 1,681,142 shares, or 8.5%, of Enterprises Series B preferred stock and a warrant to purchase 233,679 shares of Enterprises common stock with an exercise price of $8.25 per share immediately after the sale of the Enterprises Series B preferred stock to Warburg Pincus, which represents the same financial terms agreed to in the securities purchase agreement. This Legacy promissory note, together with the right to receive the Enterprises Series B preferred stock and the warrant, was subsequently assigned to The Price Group. The conversion agreement, which effects this transaction, provides that The Price Group will, along with Warburg Pincus, become a party to a registration rights agreement with all rights of an investor under the agreement other than those relating to demand registrations. The conversion agreement does not provide The Price Group with any of the other rights, such as representations, warranties, covenants, indemnities and termination fees, provided to Warburg Pincus in the securities purchase agreement. Warburg Pincus has consented to this transaction.

    In May 2001, Enterprises agreed in principle to master lease its existing four self storage properties to some of its officers, including Kelly D. Burt, Executive Vice President--Development, and William J. Hamilton, Senior Vice President--Self Storage. Effective as of the date of the agreement, the officers ceased being employees of Enterprises and Legacy. The initial rent paid under this agreement will be $5.1 million per year. As part of the agreement, Enterprises will have the right to require the lessee to purchase the properties from it at a price based upon the properties' net operating income as defined by the agreement. In addition, Enterprises intends to develop four additional self storage properties that the lessees will have the right to acquire from Enterprises upon completion and stabilization of the properties. The final terms of the transaction are subject to the negotiation and execution of a definitive agreement, and other customary closing conditions. No assurance can be given that the transaction will be completed on the terms described above or at all.

ADDITIONAL INFORMATION

    Enterprises is subject to the informational requirements of the Exchange Act, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information Enterprises files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

INCORPORATION BY REFERENCE

    The SEC allows Enterprises to incorporate by reference the information it files with the SEC, which means that it can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this offer to purchase, and information that Enterprises files later with the SEC will automatically update and supersede this information. Enterprises incorporates by reference the following documents which it has filed with the SEC (File No. 0-20449):

    - Enterprises' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A,

    - Enterprises' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as amended by Amendment No. 1 on Form 10-Q/A,

    - Enterprises' Current Report on Form 8-K filed with the SEC on March 23, 2001,

    - the description of the Enterprises common stock contained in Enterprises' Registration Statement on Form S-4 filed with the SEC on September 15, 1994, as amended by Amendment No. 1 to Form S-4 filed November 3, 1994 and Amendment No. 2 on Form S-4 filed November 17, 1994, and

    - all documents filed by Enterprises with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offer to purchase and before the termination of the offer.

13. UNAUDITED PRO FORMA OPERATING AND FINANCIAL INFORMATION

    The following unaudited pro forma operating and financial information gives effect to the merger, the sale of the Enterprises Series B preferred stock, the offer and the acquisition of five properties located in Florida from Swerdlow. The unaudited pro forma consolidated condensed balance sheet is based on the individual historical balance sheets of Enterprises and Legacy and has been prepared to reflect the merger, the sale of the Enterprises Series B preferred stock, the offer and the acquisition of the Swerdlow properties at March 31, 2001. The unaudited pro forma consolidated condensed statements of income are based on the individual historical statements of income of Enterprises and Legacy and have been prepared to reflect the merger, the sale of the Enterprises Series B preferred stock, the offer and the acquisition of the Swerdlow properties at January 1, 2000.

    The unaudited pro forma operating and financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Price Legacy that would have occurred had the merger, the sale of the Enterprises Series B preferred stock, the offer and the acquisition of the Swerdlow properties been completed as of the dates indicated. In addition, the unaudited pro forma operating and financial information are not necessarily indicative of the future financial condition or operating results of Price Legacy.

    The unaudited pro forma operating and financial information should be read in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports of Enterprises which have been incorporated by reference in this offer to purchase.

    The unaudited pro forma operating and financial information does not give effect to the exchange offer since the actual amount of Legacy debentures and Legacy notes to be exchanged is not known at this time.

                            PRICE LEGACY CORPORATION
                              UNAUDITED PRO FORMA
                      CONSOLIDATED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 2001
                                 (IN THOUSANDS)

                                                                              PRO FORMA             PRO FORMA
                                               ENTERPRISES     LEGACY           MERGER              SWERDLOW      PRO FORMA
                                               HISTORICAL    HISTORICAL      ADJUSTMENTS           ACQUISITION   TENDER OFFER
                                               -----------   -----------   ----------------        -----------   ------------
ASSETS
Real Estate, net............................    $570,323     $   106,042      $  27,037 (2E1)       $247,310 (2G)   $    --
Cash........................................      26,587           1,074           (500)(2C)         (57,185)(2G)    (8,083)(2F)
Investment in real estate joint ventures....      16,019          15,989          4,487 (2E2)             --            --
Investment in securities....................          --         117,057       (113,499)(2C)              --            --
                                                                                   (817)(2E3)
Accounts receivable, net....................       3,627             883             --                   --            --
Notes receivable............................      13,898          45,700             --                   --            --
Notes receivable from Legacy................      39,782              --        (39,782)(2D)              --            --
Other assets................................      12,584          37,756         (9,653)(2E4)             --            --
                                                --------     -----------      ---------             --------       -------
  Total assets..............................    $682,820     $   324,501      $(132,727)            $190,125       $(8,083)
                                                ========     ===========      =========             ========       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages and notes payable...............    $150,591     $    27,503      $      --             $190,125 (2G)   $    --
  Notes payable to Enterprises..............          --          39,782        (39,782)(2D)              --            --
  Revolving line of credit..................      63,400          13,080             --                   --            --
  Convertible debentures....................          --          33,240             --                   --            --
  Senior notes..............................          --          18,067             --                   --            --
  Accounts payable, accrued
    expenses and other liabilities..........       4,594          14,526         (2,804)(2E5)             --            --
                                                --------     -----------      ---------             --------       -------
                                                 218,585         146,198        (42,586)             190,125            --
                                                --------     -----------      ---------             --------       -------
Minority interests..........................          --             595             --                   --            --
Stockholders' equity:
  Series A preferred stock..................     353,404              --             --                   --            --
  Series B preferred stock..................          --              --             --                   --            --
  Common stock..............................           1             615           (612)(2C)              --            --
  Additional paid-in capital................     113,332         201,471         23,858 (2E)              --        (8,083)(2F)
                                                                               (128,077)(2C)
  Warrants..................................          --              --             --                   --            --
  Accumulated other comprehensive (loss)
    income, net of tax......................          --            (797)           797 (2C)              --            --
  Accumulated (deficit) earnings............      (2,502)        (13,893)        13,893 (2C)              --            --
  Notes receivable--purchase of shares......          --          (9,688)            --                   --            --
                                                --------     -----------      ---------             --------       -------
    Total stockholders' equity..............     464,235         177,708        (90,141)                  --        (8,083)
                                                --------     -----------      ---------             --------       -------
    Total liabilities and stockholders'
      equity................................    $682,820     $   324,501      $(132,727)            $190,125       $(8,083)
                                                ========     ===========      =========             ========       =======

                                                 PRO FORMA
                                              SALE OF SERIES B       PRO FORMA
                                              PREFERRED STOCK          TOTALS
                                              ----------------       ----------
ASSETS
Real Estate, net............................      $     --           $  950,712
Cash........................................        99,000 (2B)          60,893
Investment in real estate joint ventures....            --               36,495
Investment in securities....................            --                2,741

Accounts receivable, net....................            --                4,510
Notes receivable............................            --               59,598
Notes receivable from Legacy................            --                   --
Other assets................................            --               40,687
                                                  --------           ----------
  Total assets..............................      $ 99,000           $1,155,636
                                                  ========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgages and notes payable...............      $ (9,347)(2B)      $  358,872
  Notes payable to Enterprises..............            --                   --
  Revolving line of credit..................            --               76,480
  Convertible debentures....................            --               33,240
  Senior notes..............................            --               18,067
  Accounts payable, accrued
    expenses and other liabilities..........            --               16,316
                                                  --------           ----------
                                                    (9,347)             502,975
                                                  --------           ----------
Minority interests..........................            --                  595
Stockholders' equity:
  Series A preferred stock..................            --              353,404
  Series B preferred stock..................       105,262 (2B)         105,262
  Common stock..............................            --                    4
  Additional paid-in capital................            --              202,501

  Warrants..................................         3,085 (2B)           3,085
  Accumulated other comprehensive (loss)
    income, net of tax......................            --                   --
  Accumulated (deficit) earnings............            --               (2,502)
  Notes receivable--purchase of shares......            --               (9,688)
                                                  --------           ----------
    Total stockholders' equity..............       108,347              652,066
                                                  --------           ----------
    Total liabilities and stockholders'
      equity................................      $ 99,000           $1,155,636
                                                  ========           ==========

 See "--Notes and Management's Assumptions to Pro Forma Consolidated Condensed
                       Financial Information--Unaudited."

                            PRICE LEGACY CORPORATION

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                          PRO FORMA            PRO FORMA           PRO FORMA
                            ENTERPRISES     LEGACY          MERGER             SWERDLOW         SALE OF SERIES B       PRO FORMA
                            HISTORICAL    HISTORICAL     ADJUSTMENTS          ACQUISITION       PREFERRED STOCK          TOTALS
                            -----------   ----------   ----------------       -----------       ----------------       ----------
Revenues:
Rental and other operating
  income..................    $70,771      $ 11,687        $  (375)(3B)         $27,798(3J)         $     --            $109,881
Interest and other........      3,212         6,810         (1,213)(3B)              --                   --               8,809
                              -------      --------        -------              -------             --------            --------
  Total revenue...........     73,983        18,497         (1,588)              27,798                   --             118,690
                              -------      --------        -------              -------             --------            --------
Expenses:
  Provision for investment
    impairment............         --        18,993             --                   --                   --              18,993
  Property and other
    expenses..............     16,281         9,178           (375)(3B)           7,109(3J)               --              32,193
  Interest(3K)............     10,931        10,860         (1,213)(3B)          15,552(3J)             (851)(3A)         35,279
  Depreciation and
    amortization..........      9,558         1,562           (229)(3H)           4,019(3J)               --              14,910
  General and
    administrative........      3,085         2,785             -- (3I)              --                   --               5,870
                              -------      --------        -------              -------             --------            --------
                               39,855        43,378         (1,817)              26,680                 (851)            107,245
                              -------      --------        -------              -------             --------            --------
Income (loss) before gain
  on sale of real estate
  and investments, net....     34,128       (24,881)           229                1,118                  851              11,445
Gain on sale of real
  estate and investments,
  net.....................        164         8,715         (1,880)(3C)              --                   --               6,999
                              -------      --------        -------              -------             --------            --------
Income (loss) before
  income taxes............     34,292       (16,166)        (1,651)               1,118                  851              18,444
  Benefit for income
    taxes.................         --         1,167            752 (3C)              --                   --               1,919
                              -------      --------        -------              -------             --------            --------
Net income (loss).........     34,292       (14,999)          (899)               1,118                  851              20,363
Dividends to preferred
  stockholders(3K)........    (33,360)           --             --                   --               (9,833)(3A)        (43,193)
                              -------      --------        -------              -------             --------            --------
Net income (loss)
  applicable to common
  stockholders............    $   932      $(14,999)       $  (899)             $ 1,118             $ (8,982)           $(22,830)
                              =======      ========        =======              =======             ========            ========
Basic net income per
  common share............    $  0.07      $  (0.36)                                                                    $  (0.56)
                              =======      ========                                                                     ========
Diluted net income per
  common share............    $  0.07      $  (0.36)                                                                    $  (0.56)
                              =======      ========                                                                     ========
Historical basic weighted
  average number of common
  shares outstanding......     13,309        41,847                                                       --                  --
Historical diluted
  weighted average number
  of common shares
  outstanding.............     13,309        61,553                                                       --                  --
Pro forma basic weighted
  average number of common
  shares outstanding......     13,309        61,553 (3E)     (33,826)(3D)                                 --              41,036
Pro forma diluted weighted
  average number of common
  shares outstanding......     13,309        61,553 (3E)     (33,826)(3D)                             18,823 (3F)         61,618
                                                                                                       1,759 (3G)

 See "--Notes and Management's Assumptions to Pro Forma Consolidated Condensed
                       Financial Information--Unaudited."

                            PRICE LEGACY CORPORATION
         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                  PRO FORMA            PRO FORMA           PRO FORMA
                                  ENTERPRISES     LEGACY            MERGER             SWERDLOW         SALE OF SERIES B
                                  HISTORICAL    HISTORICAL       ADJUSTMENTS          ACQUISITION       PREFERRED STOCK
                                  -----------   ----------     ----------------       -----------       ----------------
Revenues:
  Rental and other operating
    income......................    $17,781      $ 2,037           $  (113)(3B)         $6,944(3J)           $    --
  Interest and other............      1,984        1,629            (1,213)(3B)             --                    --
                                    -------      -------           -------              ------               -------
    Total revenue...............     19,765        3,666            (1,326)              6,944                    --
                                    -------      -------           -------              ------               -------
Expenses:
  Property and other expenses...      4,444        1,814              (113)(3B)          1,958(3J)                --
  Interest(3K)..................      3,398        1,999              (878)(3B)          3,888(3J)              (175)(3A)
  Depreciation and
    amortization................      2,226          338               (76)(3H)          1,005(3J)                --
  General and administrative....        867          708                -- (3I)             --                    --
                                    -------      -------           -------              ------               -------
                                     10,935        4,859            (1,067)              6,851                  (175)
                                    -------      -------           -------              ------               -------
Income (loss) before gain on
  sale of real estate and
  investments, net..............      8,830       (1,193)             (259)                 93                   175
Gain on sale of real estate and
  investments, net..............        (91)         114                --                  --                    --
                                    -------      -------           -------              ------               -------
Income (loss) before income
  taxes.........................      8,739       (1,079)             (259)                 93                   175
  Provision for income taxes....         --          506                --                  --                    --
                                    -------      -------           -------              ------               -------
Net income (loss)...............      8,739         (573)             (259)                 93                   175
Dividends to preferred
  stockholders(3K)..............     (8,358)          --                --                  --                (2,458)(3A)
                                    -------      -------           -------              ------               -------
Net income (loss) applicable to
  common stockholders...........    $   381      $  (573)          $  (259)             $   93               $(2,283)
                                    =======      =======           =======              ======               =======
Basic net income (loss) per
  common share..................    $  0.03      $ (0.01)
                                    =======      =======
Diluted net income (loss) per
  common share..................    $  0.03      $ (0.01)
                                    =======      =======
Historical basic weighted
  average number of common
  shares outstanding............     13,309       61,541                                                          --
Historical diluted weighted
  average number of common
  shares outstanding............     13,309       61,541                                                          --
Pro forma basic weighted average
  number of common shares
  outstanding...................     13,309       61,541 (3E)      (33,826)(3D)                                   --
Pro forma diluted weighted
  average number of common
  shares outstanding............     13,309       61,541 (3E)      (33,826)(3D)                               19,881 (3F)
                                                                                                               1,859 (3G)


                                  PRO FORMA
                                    TOTALS
                                  ----------
Revenues:
  Rental and other operating
    income......................   $ 26,649
  Interest and other............      2,400
                                   --------
    Total revenue...............     29,049
                                   --------
Expenses:
  Property and other expenses...      8,103
  Interest(3K)..................      8,232
  Depreciation and
    amortization................      3,493
  General and administrative....      1,575
                                   --------
                                     21,403
                                   --------
Income (loss) before gain on
  sale of real estate and
  investments, net..............      7,646
Gain on sale of real estate and
  investments, net..............         23
                                   --------
Income (loss) before income
  taxes.........................      7,669
  Provision for income taxes....        506
                                   --------
Net income (loss)...............      8,175
Dividends to preferred
  stockholders(3K)..............    (10,816)
                                   --------
Net income (loss) applicable to
  common stockholders...........   $ (2,641)
                                   ========
Basic net income (loss) per
  common share..................   $  (0.06)
                                   ========
Diluted net income (loss) per
  common share..................   $  (0.06)
                                   ========
Historical basic weighted
  average number of common
  shares outstanding............         --
Historical diluted weighted
  average number of common
  shares outstanding............         --
Pro forma basic weighted average
  number of common shares
  outstanding...................     41,024
Pro forma diluted weighted
  average number of common
  shares outstanding............     62,764

 See "--Notes and Management's Assumptions to Pro Forma Consolidated Condensed
                       Financial Information--Unaudited."

                            PRICE LEGACY CORPORATION

          NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED
                   CONDENSED FINANCIAL INFORMATION--UNAUDITED

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

1. SUMMARY OF ACCOUNTING TREATMENT

    The exchange of Legacy common stock for Enterprises common stock in connection with the merger is being accounted for as a purchase of Legacy by Enterprises. As such, the assets and liabilities of Legacy have been adjusted to fair value in connection with the application of purchase accounting.

    The purchase price is calculated based on $4.89 per share for the Enterprises common stock, which is equal to the closing price of $5.75 per share on March 21, 2001 (the day immediately prior to the public announcement of the merger agreement), less a 15% discount to reflect the low trading volume of the Enterprises common stock:

Shares to be issued.........................................    41,035
Price per share.............................................  $   4.89
                                                              --------
                                                               200,661
Merger related estimated accounting legal, printing and
  other costs...............................................     1,500
                                                              --------
Purchase price..............................................  $202,161
                                                              ========

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

    Certain reclassifications have been made to the historical balance sheets of Enterprises and Legacy in order to conform to the desired pro forma consolidated condensed balance sheet presentation.

(A)

Book value of Legacy's net assets at March 31, 2001.........  $178,303
Adjustments to assets and liabilities to reflect fair value
  (see 2E)..................................................    23,858
                                                              --------
Purchase price..............................................  $202,161
                                                              ========

(B) To reflect: 1) the proceeds of the sale of the Enterprises Series B preferred stock invested in cash accounts. The ultimate use of the proceeds is not known at this time. The proceeds are net of $1,000 of estimated expenses in connection with the sale of the Enterprises Series B preferred stock. Net proceeds have been allocated to the $8.25 warrants at $1.1388 per share issued using the Black-Scholes model with the following assumptions: expected volatility of 20%, risk-free interest rate of 4.77% and expected life of seven years and 2) the potential conversion of the Legacy promissory note payable to The Price Group into Enterprises Series B preferred stock.

                                                                     ADDITIONAL
                                                  SERIES B         PAID-IN CAPITAL
                                               PREFERRED STOCK       (WARRANTS)
                                             -------------------   ---------------
Warburg gross proceeds.....................  $100,000   $ 97,153        $2,847
Estimated expenses.........................    (1,000)      (972)          (28)
                                             --------   --------        ------
                                               99,000     96,181         2,819

Conversion of the
Legacy promissory note.....................     9,347      9,081           266
                                                        --------        ------
                                                        $105,262        $3,085
                                                        ========        ======

                            PRICE LEGACY CORPORATION

          NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED
             CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (CONTINUED) If the merger is approved and the other customary closing conditions are satisfied, the merger and the sale of the Enterprises Series B preferred stock will occur contemporaneously.

(C) To reflect the elimination of Legacy's investment in the Enterprises common stock and equity accounts to reflect purchase accounting as a result of the merger and $1,500 of estimated expenses in connection with the merger.

(D) To reflect the elimination of debt between Enterprises and Legacy.

(E) To record the net assets and liabilities acquired at fair value. Enterprises estimated the fair value of Legacy's net assets based upon management's evaluation of the individual assets and liabilities of Legacy. The adjustments are:

(1)  The adjustment to reflect real estate at fair value.........             $ 27,037
(2)  The adjustment to reflect net investment in partnerships at
     fair value..................................................                4,487
(3)  To reflect Legacy's investment in the common shares of Mace at fair market value:
     Number of shares held.......................................    3,750
     Price per share at March 31, 2001...........................  $ 0.688
                                                                   -------
                                                                     2,580
     Book value at March 31, 2001................................    3,397
                                                                   -------
     Adjustment to investment in securities......................                 (817)
(4)  Adjustment to other assets:
     To eliminate Legacy's net deferred tax asset................  $(7,827)
     To eliminate capitalized management contracts related to
     Legacy's acquisition of Tenant First........................   (1,254)
     To eliminate Legacy's deferred financing costs..............     (572)
                                                                   -------
                                                                                (9,653)
(5)  To eliminate deferred gains on assets sold in 2000..........                2,804
                                                                              --------
                                                                              $ 23,858
                                                                              ========

(F) To reflect the purchase of all 1,154 shares of Enterprises common stock not currently owned by Legacy at $7.00 per share. Management has assumed that all shares of Enterprises common stock will be tendered in the offer since the tender price of $7.00 per share is greater than the market price on August 3, 2001. The actual number of shares that will be tendered is not currently known.

(G) To reflect the acquisition of the Swerdlow properties and assuming existing assumable mortgages with the balance of the consideration being paid in cash.

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

    Certain reclassifications have been made to the historical income statements of Enterprises and Legacy in order to conform to the desired pro forma consolidated condensed statement of income presentation.

(A) To reflect 1) pro forma effect of distributions related to the sale of the Enterprises Series B preferred stock and 2) the pro forma effect of the conversion of the Legacy promissory note into Enterprises Series B preferred stock.

                            PRICE LEGACY CORPORATION

          NOTES AND MANAGEMENT'S ASSUMPTIONS TO PRO FORMA CONSOLIDATED
             CONDENSED FINANCIAL INFORMATION--UNAUDITED (CONTINUED)

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

3. ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
(CONTINUED)
(B) To reflect the elimination of interest income and interest expense recognized between Enterprises and Legacy and the master lease of an office building between the two companies.

(C) To eliminate the gain recognized by Legacy and related income taxes on the sale of certain properties to Enterprises.

(D) To reflect:

1)                      the purchase of shares of the Enterprises common stock not currently owned by Legacy at $7.00 per share. The actual
                        number of shares that will be tendered is not currently
                        known.......................................................     (1,154)

2)                      the conversion of the Legacy common stock into Enterprises common stock assuming an exchange ratio of 0.6667 of a share of Enterprises common stock for each share of Legacy common
                        stock.......................................................    (20,518)

3)                      the cancellation of the Enterprises common stock currently
                        owned by Legacy.............................................    (12,154)
                                                                                       ========

                                                                                        (33,826)
                                                                                       ========

(E) To reflect the conversion of the Legacy Series B preferred stock as if the conversion occurred on January 1, 2000.

(F) To reflect the pro forma weighted average diluted effect of the Enterprises Series B preferred stock during the first year of issuance.

(G) To reflect the pro forma weighted average diluted effect of converting the Legacy promissory note into Enterprises Series B preferred stock.

(H) To eliminate the amortization of certain Legacy intangible assets that will be eliminated for purchase accounting. The assets consist of management contracts Legacy acquired in conjunction with its purchase of Tenant First.

(I) Any combined general and administrative savings as a result of the merger have not been reflected as this amount is not known at this time.

(J) To reflect the acquisition of the Swerdlow properties and assuming existing assumable mortgages with the balance of the consideration being paid in cash. The interest assumed on the mortgages are reflective of the actual historical interest rate of 8.18%.

(K) The pro forma statements do not reflect the potential conversion of Legacy debentures and Legacy notes into Enterprises Series A preferred stock because the actual amount of debt that will be converted is unknown. If all of the outstanding Legacy debentures and Legacy notes convert into Enterprises Series A preferred stock, interest expense would have decreased by $4,798 and $1,200 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, and dividends to preferred stockholders would have increased by $4,789 and $1,197 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

14. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

INTERESTS OF DIRECTORS AND OFFICERS

    As of August 3, 2001, 13,309,006 shares of Enterprises common stock were issued and outstanding, of which 12,154,289 shares were held by Legacy. Enterprises is offering to purchase the remaining 1,154,717 shares of Enterprises common stock upon the terms and subject to the conditions of the offer. As of August 3, 2001, none of Enterprises' directors, executive officers or affiliates (other than Legacy) beneficially owned any shares of Enterprises common stock, other than 412 shares owned by Murray Galinson, representing less than 1% of the outstanding shares. Mr. Galinson has advised Enterprises that he intends to tender all of his shares pursuant to the offer.

DIRECTORS AND OFFICERS OF ENTERPRISES AND LEGACY HAVE CONFLICTS OF INTEREST IN THE MERGER

    You should also be aware that some Legacy and Enterprises directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include the relationship of several directors to The Price Group, a significant stockholder of both companies, the post-merger membership of some Legacy directors and Enterprises directors on Price Legacy's board of directors, Legacy officers and Enterprises officers serving as officers of Price Legacy and the indemnification of directors and officers of Legacy against some liabilities both before and after the merger.

    The merger exchange ratio was determined by comparing the fair value per common share of the companies' net assets and upside potential associated with their development and other projects, as estimated by management without third party appraisals. Although management had a conflict of interest in estimating these values, they did not obtain third party appraisals or representation for any unaffiliated stockholders.

    As of August 3, 2001, Enterprises' directors and executive officers controlled approximately 2.3% of the voting power of Enterprises, and Legacy's directors and executive officers controlled approximately 19% of the voting power of Legacy. After completion of the merger, the directors and executive officers of Price Legacy will control approximately 15% of the voting power of Price Legacy.

    As of August 3, 2001, Enterprises' and Legacy's directors and executive officers also beneficially owned approximately $0.8 million in principal amount of Legacy debentures, representing approximately 2.3% of the outstanding principal amount of Legacy debentures, and approximately $0.4 million in principal amount of Legacy notes, representing approximately 2.3% of the outstanding principal amount of Legacy notes.

    As of August 3, 2001, The Price Group, an affiliate of Enterprises, controlled approximately 8.5% of the voting power of Legacy. After completion of the merger, The Price Group will control approximately 8.2% of the voting power of Price Legacy.

    As a result of the merger, Legacy's directors and executive officers will receive options to purchase an aggregate of approximately 156,006 shares of Enterprises common stock in exchange for their Legacy stock options and an aggregate of approximately 4,304,945 shares of Enterprises common stock in exchange for their shares of Legacy common stock. In addition, The Price Group will receive approximately 3,500,175 shares of Enterprises common stock in the merger.

    In addition, in January 2001, Legacy's officers and directors cancelled options with exercise prices in excess of current trading prices to purchase a total of 4,049,000 shares of Legacy common stock. Enterprises agreed in the merger agreement to consider the number of options cancelled by these individuals in determining the size of future option grants, if any, to these individuals following the closing of the transactions. However, no specific agreement or commitment as to the amount or timing of any future option grants has been made.

    Other than as described above and payments made to directors and officers in their capacities as such, no payments or benefits will be paid to Enterprises' or Legacy's directors or officers as a result of the merger or related transactions.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENTERPRISES

    The following table sets forth certain information regarding beneficial ownership of shares of Enterprises common stock and Enterprises Series A preferred stock as of August 3, 2001 (unless described otherwise) by Enterprises' directors and executive officers, all of Enterprises' directors and executive officers as a group and all other stockholders known by Enterprises to beneficially own more than five percent of the Enterprises common stock or the Enterprises Series A preferred stock. Beneficial ownership of directors, executive officers and five percent stockholders includes both outstanding shares of Enterprises common stock and Enterprises Series A preferred stock and shares of the Enterprises Series A preferred stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

                                            NUMBER OF        NUMBER OF
                                            SHARES OF        SHARES OF
                                           COMMON STOCK   PREFERRED STOCK        PERCENT OF TOTAL (%)
                                           BENEFICIALLY    BENEFICIALLY     -------------------------------
NAME AND ADDRESS(1)                           OWNED          OWNED(2)        COMMON    PREFERRED    VOTING
-------------------                        ------------   ---------------   --------   ---------   --------
Excel Legacy Corporation.................   12,154,289              --        91.3           *       77.3
Sol Price(3)(4)..........................           --       8,507,135           *        35.2        5.4
Robert E. Price(3)(5)....................           --       5,779,230           *        23.9        3.7
James F. Cahill(3)(6)....................           --       3,302,153           *        13.6        2.1
Murray Galinson(3)(7)....................          412       3,274,215           *        13.5        2.1
Jack McGrory(3)(8).......................           --       3,278,794           *        13.5        2.1
Charles T. Munger(9).....................           --       2,000,000           *         8.3        1.3
Keene Wolcott............................           --              --           *           *          *
Graham R. Bullick, Ph.D..................           --              --           *           *          *
Melvin L. Keating........................           --              --           *           *          *
Reuben S. Leibowitz......................           --              --           *           *          *
Gary B. Sabin............................           --              --           *           *          *
Richard B. Muir..........................           --              --           *           *          *
S. Eric Ottesen..........................           --              --           *           *          *
James Y. Nakagawa........................           --              --           *           *          *
Mark T. Burton...........................           --              --           *           *          *
John A. Visconsi.........................           --              --           *           *          *
William J. Stone.........................           --              --           *           *          *
Susan M. Wilson..........................           --              --           *           *          *
All executive officers and directors as a
  group (12 persons).....................          412       3,591,232           *        14.8        2.3

------------------------

*   Less than 1% beneficially owned.

(1) The address for all persons listed, other than James F. Cahill, Jack McGrory, Charles T. Munger, Robert E. Price and Sol Price is c/o Price Enterprises, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128. The address for James F. Cahill, Jack McGrory, Robert E. Price and Sol Price is c/o The Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037. The address for Charles T. Munger is 355 South Grand Avenue, 34th Floor, Los Angeles, California 90071.

(2) Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of August 3, 2001:
    Mr. Cahill--12,358; Mr. McGrory--134,829; and all executive officers and directors as a group (12 persons)--147,187.

(3) Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory are directors of The Price Family Charitable Fund and co-managers of The Price Group LLC. As such, for purposes of this table, they are each deemed to beneficially own 2,281,680 shares of Enterprises Series A preferred stock held by the Charitable Fund and 850,285 shares of Enterprises Series A preferred stock held by The Price Group. Each of Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the Charitable Fund and The Price Group. If the percent of the Enterprises Series A preferred stock beneficially owned by Sol Price, Robert E. Price, James F. Cahill, Murray Galinson and Jack McGrory were calculated without regard to the shares held by the Charitable Fund or The Price Group, they would own 22.3%, 10.9%, 0.7%, 0.6% and 0.6%, respectively, of the Enterprises Series A preferred stock.

(4) Includes 5,375,170 shares of Enterprises Series A preferred stock held by trusts of which Sol Price is a trustee, and as to which Sol Price has sole voting and dispositive power.

(5) Includes 2,646,118 shares of Enterprises Series A preferred stock held by trusts of which Robert E. Price is a trustee. Mr. Price has shared voting and dispositive power with respect to such shares. Also includes 295 shares of Enterprises Series A preferred stock held by Mr. Price through Enterprises' 401(k) plan and 852 shares of Enterprises Series A preferred stock held by Mr. Price as custodian of his minor children under the California Uniform Transfer to Minors Act, or the CUTMA.

(6) Includes 4,000 shares of Enterprises Series A preferred stock held by Mr. Cahill as custodian for his minor children under CUTMA. Also includes 67,850 shares of Enterprises Series A preferred stock held by trusts in which Mr. Cahill is a trustee. Mr. Cahill has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by the trusts.

(7) Includes 100,000 shares of Enterprises Series A preferred stock held by Galinson Holdings, 20,000 shares of Enterprises Series A preferred stock held by the Galinson Foundation, 14,000 shares of Enterprises Series A preferred stock held by the Galinson Charitable Remainder Trust 1, 4,500 shares of Enterprises Series A preferred stock held by the Galinson Charitable Remainder Trust 2, 1,500 shares of Enterprises Series A preferred stock held by Mr. Galinson as custodian for his minor children under CUTMA and 2,250 shares of Enterprises Series A preferred stock held by the Murray and Elaine Galinson Family Trust. Mr. Galinson disclaims beneficial ownership of such shares.

(8) Includes 2,000 shares of Enterprises Series A preferred stock held by Mr. McGrory as custodian for his minor children under CUTMA. Mr. McGrory disclaims beneficial ownership of such shares.

(9) Includes 15,000 shares of Enterprises Series A preferred stock owned by Charles T. Munger, as to which Charles T. Munger has sole voting and dispositive power. Also includes 92,115 shares of Enterprises Series A preferred stock owned by Philip B. Munger, as to which Philip B. Munger has sole voting and dispositive power. Also includes 1,275,000 shares of Enterprises Series A preferred stock held by NBACTMC Partnership, a California general partnership, as to which NBACTMC Partnership has sole voting and dispositive power. Also includes 287,040 shares of Enterprises Series A preferred stock held by Alfred C. Munger Trusts, as to which Alfred C. Munger Trusts have sole voting and dispositive power. Also includes 330,845 shares of Enterprises Series A preferred stock held by Charles T. and Nancy B. Munger Trusts, as to which Charles T. and Nancy B. Munger Trusts have sole voting and dispositive power. All information concerning Charles T. Munger, Philip B. Munger, NBACTMC Partnership,
    Alfred C. Munger Trusts and

    Charles T. and Nancy B. Munger Trusts is based upon information contained in a Schedule 13G filed with the SEC on behalf of the foregoing individuals and entities on February 5, 1999. The Schedule 13G indicates that each of Philip B. Munger, NBACTMC Partnership, Alfred C. Munger Trusts and
    Charles T. and Nancy B. Munger Trusts often rely on the advice of Charles T. Munger with respect to issues of voting and disposition.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

    Legacy currently holds 91.3% of the Enterprises common stock, which represents 77.3% of the voting power of Enterprises. Legacy has agreed to vote its shares in favor of the transactions described in the Joint Proxy Statement/Prospectus. Because of this voting control, Legacy can cause the approval of these proposals without the affirmative vote of any other stockholder of Enterprises. However, for the merger to become effective, the holders of a majority of the outstanding shares of Legacy common stock must approve the merger agreement. Holders of approximately 20% of the Legacy common stock have agreed to vote in favor of the adoption of the merger agreement.

    Based on Enterprises' records and on information provided to Enterprises by its directors, executive offers, affiliates and subsidiaries, neither Enterprises nor any of its affiliates or subsidiaries nor, to the best of Enterprises' knowledge, any of the directors or executive officers of Enterprises or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Enterprises common stock during the 60 days prior to the date of this offer to purchase.

    Except as otherwise described in this offer to purchase, neither Enterprises nor, to the best of Enterprises' knowledge, any of its affiliates, directors or executive officers, is currently a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any securities of Enterprises, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

15. EFFECTS OF THE OFFER ON THE SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    Enterprises' purchase of shares under the offer will reduce the number of shares of Enterprises common stock that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, Enterprises anticipates that there will be a sufficient number of shares of Enterprises common stock outstanding and publicly traded following completion of the merger and the offer to ensure a continued trading market for the Enterprises common stock. The Enterprises common stock is traded on the Nasdaq National Market under the symbol "PREN." Following the merger and the offer, the Enterprises common stock will be traded on the American Stock Exchange under the symbol "XLG." Based on published guidelines of the Nasdaq National Market and AMEX, Enterprises' purchase of shares of its common stock in the offer will not cause its remaining common stock to be delisted from either the Nasdaq National Market or AMEX.

    Shares of Enterprises common stock are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Enterprises believes that, following the purchase of the Enterprises common stock in the offer, the shares of Enterprises common stock will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    Shares of Enterprises common stock are registered under the Exchange Act, which requires, among other things, that Enterprises furnish certain information to its stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of its stockholders. Enterprises believes that its purchase of the Enterprises common stock in the offer will not result in deregistration of its shares under the Exchange Act.

    Shares of Enterprises common stock acquired in the offer will be cancelled and returned to the status of authorized but unissued stock and will be available for Enterprises to issue without further stockholder action, except as required by applicable law or the rules of AMEX or any other securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in Enterprises' business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. Enterprises has no current plans involving the issuance of shares of Enterprises common stock purchased in the offer.

    Except as disclosed in this offer to purchase, Enterprises currently has no plans, proposals or negotiations underway that relate to or would result in:

    - any extraordinary transaction, including a merger, reorganization or liquidation, involving Enterprises or any of its subsidiaries,

    - any purchase, sale or transfer of a material amount of assets of Enterprises or any of its subsidiaries, taken as a whole,

    - any material change in the present dividend rate or policy, or indebtedness or capitalization of Enterprises,

    - any change in the present board of directors or management of Enterprises, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on Enterprises' board or to change any material term of the employment contract of any executive officer,

    - any other material change in Enterprises' corporate structure or business,

    - any class of equity securities of Enterprises to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operation by a national securities association,

    - any class of equity securities of Enterprises becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act,

    - the suspension of Enterprises' obligation to file reports under
      Section 15(d) of the Exchange Act,

    - the acquisition by any person of additional securities of Enterprises, or the disposition of securities of Enterprises, or

    - any changes in Enterprises' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Enterprises.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    Enterprises is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of shares of Enterprises common stock as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for its acquisition or ownership of shares of Enterprises common stock as contemplated by the offer. Should any approval or other action be required, Enterprises presently contemplates that it will seek that approval or other action. Enterprises cannot predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Enterprises' business. Enterprises' obligations under the offer to accept for payment and pay for shares of Enterprises common stock are subject to conditions. See Section 5.

17. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE OFFER

    The following discussion is a summary of some of the United States federal income tax considerations generally relevant to the disposition of Enterprises common stock for cash in the offer.

    This discussion is limited to federal income tax considerations relevant to U.S. holders of Enterprises common stock participating in the offer. Those holders who do not participate in the offer should not incur any United States federal income tax liability from the offer.

    This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, or the Code, existing and proposed Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to changes which could affect the tax consequences described herein, possibly on a retroactive basis.

    This summary addresses only Enterprises common stock sold in the offer. In addition, this summary addresses only tax considerations relevant to U.S. holders of Enterprises common stock who hold the same as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder of Enterprises common stock in light of his or her particular circumstances or tax issues that may be significant to holders of Enterprises common stock subject to special rules, such as:

    - financial institutions,

    - insurance companies,

    - REITs or regulated investment companies,

    - "S" corporations,

    - expatriates,

    - foreign entities and individuals who are not citizens or residents of the United States,

    - pension plans and other tax-exempt entities,

    - brokers or dealers in securities,

    - persons whose functional currency is other than the United States dollar,

    - persons who are subject to the alternative minimum tax provisions of the Code, or

    - persons who acquired Enterprises common stock as part of an integrated investment, such as a "straddle," "hedge" or other risk reduction transaction.

    This summary may not be applicable with respect to Enterprises common stock acquired as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the offer.

    As used in the discussion below, the term "current and accumulated earnings and profits" refers to Enterprises' current and accumulated earnings and profits as determined under the Code and the corresponding Treasury Regulations. There is no assurance that Enterprises will have current or accumulated earnings and profits for any particular taxable year.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICIPATION IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR LAWS GOVERNING ESTATE AND GIFT TAX
CONSIDERATIONS.

    The following discussion is limited to United States federal income tax consequences to U.S. holders and does not address the consequences that may apply to persons that are not U.S. holders. As used in this section, the term "U.S. holder" means a holder of Enterprises common stock who, for United States federal income tax purposes:

    - is a citizen or resident of the United States,

    - is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise,

    - is an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and has made a valid election to continue to be treated as a United States person.

    If a holder is a partnership (or an entity treated as a partnership) for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Enterprises common stock, you should consult your tax advisor.

TREATMENT OF THE OFFER

    IN GENERAL. The disposition of Enterprises common stock for cash in the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Each participating U.S. holder will be treated as either having sold shares of Enterprises common stock or as having received a dividend distribution from Enterprises. Which tax treatment applies will depend on the relationship of the number of shares tendered in the offer by a particular U.S. holder to the number of shares retained by such holder. In determining the number of shares retained, the attribution rules of Section 318 of the Code must be taken into account.

    A participating U.S. holder will be treated as having sold its shares of Enterprises common stock disposed of in the offer if one of the following tests is satisfied:

(1) The disposition results in a "complete termination" of such holder's stock interest in Enterprises under Section 302(b)(3) of the Code. A U.S. holder that disposes of all shares of Enterprises common stock actually or constructively owned by such holder in the offer will be treated as having satisfied this test,

(2) The disposition results in a "substantially disproportionate" redemption with respect to such holder under Section 302(b)(2) of the Code. This test will be satisfied if the percentage of the total outstanding shares actually and constructively owned by the holder immediately following the disposition is less than 80% of the percentage of the total outstanding shares actually and constructively owned by such holder immediately before such disposition, or

(3) The disposition is "not essentially equivalent to a dividend." This test is considered met if the disposition results in a "meaningful reduction" in the holder's stock interest in Enterprises given such holder's particular facts and circumstances. The Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly-held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

    In general, if you are a U.S. holder and your disposition of shares of Enterprises common stock in the offer satisfies one of the tests described above, (1) the disposition will be treated as a sale of the shares for United States federal income tax purposes, and (2) you will recognize capital gain or loss equal to the difference between the amount of cash you receive for your Enterprises common stock tendered in the offer and your adjusted tax basis in those shares. This gain or loss will be separately computed for each block of Enterprises common stock you sell. This capital gain or loss will be long-term if you have held your Enterprises common stock for more than one year at the time of the sale. You should consult your tax advisor with respect to applicable rates and holding periods, and netting rules for capital losses. In general, if you are a U.S. holder and you recognize loss upon the sale of Enterprises common stock that you have held for six months or less, after applying certain holding period rules, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from Enterprises which were required to be treated as long-term capital gains.

    Alternatively, if you are a U.S. holder and your disposition of shares of Enterprises common stock in the offer does not satisfy one of the tests for sale treatment described above, you will be treated as having received a distribution from Enterprises equal to the amount of cash you receive for your Enterprises common stock tendered in the offer. This distribution will be a dividend taxable as ordinary income to the extent of Enterprises' current and accumulated earnings and profits (other than capital gain dividends, discussed in Section 18 under the heading "Taxation of Taxable U.S. Holders Generally--Capital Gain Distributions). To the extent that the amount of such distribution exceeds Enterprises' current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce your tax basis in the shares tendered in the offer, but not below zero. Any remaining amount after your tax basis has been reduced to zero will be taxable as capital gain, and will be taxable as long-term capital gain if you have held your Enterprises common stock for more than one year at the time of the sale. Your adjusted tax basis in your shares tendered in the offer generally will be transferred to any of your remaining stockholdings in Enterprises, subject, in the case of a corporate shareholder, to adjustment under
Section 1059 of the Code.

    If a U.S. holder is a domestic corporation, and if that holder's disposition of shares of Enterprises common stock in the offer does not qualify as a sale for tax purposes, there are some special rules that may apply to the distribution. As long as Enterprises qualifies as a REIT, U.S. holders that are corporations will not be able to claim a dividends-received deduction with respect to the distribution. Corporate shareholders should consult their own tax advisors regarding the possible application of Section 1059 of the Code (relating to "extraordinary dividends") to amounts received pursuant to the offer.

    TAX-EXEMPT STOCKHOLDERS. The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt-financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business of the taxpayer, gain from the sale of shares of Enterprises common stock in the offer will not constitute unrelated business taxable income to a tax-exempt stockholder. Generally, debt-financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

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    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Enterprises common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Enterprises common stock. These prospective investors should consult their own tax advisors concerning these set aside and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. As a result of certain limitations on the transfer and ownership of stock contained in Enterprises' charter, it does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to its stockholders.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A U.S. holder of Enterprises common stock participating in the offer may be subject to backup withholding at a maximum rate of 31% with respect to "reportable payments" unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. "Reportable payments" include:

    - the cash payable in the offer, and

    - dividend payments on Enterprises common stock.

    The payor will be required to deduct and withhold the prescribed amounts if:

    - the payee fails to furnish a taxpayer identification number, or TIN, to the payor in the manner required by the Code and applicable Treasury regulations or otherwise fails to establish its exempt status,

    - the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect,

    - there has been a "notified payee underreporting" described in
      Section 3406(c) of the Code, or

    - there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code.

    In such an event, Enterprises will be required to withhold an amount up to 31% from the gross proceeds payable to the U.S. holder in the offer, any dividend payment made with respect to the U.S. holder's Enterprises common stock or any other "reportable payments." Enterprises will report to U.S. holders selling Enterprises common stock in the offer and to the Internal Revenue Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on the securities. A person selling Enterprises common stock in the offer who does not provide the payor with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. holder's United States federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service.

    THE FOREGOING DISCUSSION IS NOT MEANT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELATED TO THE OFFER. THUS, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX

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CONSEQUENCES TO YOU OF THE OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS,
FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

18. MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATED TO PRICE LEGACY

    THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF PRICE LEGACY'S ELECTION TO BE TAXED AS A REIT, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

GENERAL

    In connection with the merger, Legacy will become a wholly-owned subsidiary of Enterprises, and Enterprises will change its name to Price Legacy Corporation. After the merger, Legacy will be a disregarded entity for federal income tax purposes and will be treated as a not-separately-incorporated division of Price Legacy. In this section, "Price Legacy" refers to Enterprises, which after the merger will be known as Price Legacy Corporation and means the corporation whether before, on or after the merger.

TAXATION OF PRICE LEGACY

    GENERAL. Enterprises elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its short taxable year ended
December 31, 1997. Enterprises believes it has been organized and has operated in a manner which allows it to qualify for taxation as a REIT under the Code commencing with its short taxable year ended December 31, 1997. Price Legacy intends to continue to operate in a manner that will enable it to continue to meet the requirements for qualification and taxation as a REIT. However, neither Enterprises nor Legacy can assure you that Enterprises has operated, or that Price Legacy will continue to operate, in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify."

    Price Legacy's qualification and taxation as a REIT depends upon its ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code and discussed below, the satisfaction of which has not been and will not be reviewed by its tax counsel. Accordingly, it cannot assure you that the actual results of its operation during any particular taxable year have satisfied, or will satisfy, such requirements. See "--Failure to Qualify." Further, the anticipated income tax treatment described in this offer to purchase or in any offer to purchase supplement or supplements may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

    The sections of the Code that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury Regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

    If Price Legacy qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a C corporation (i.e., generally a corporation subject to full corporate-level tax). However, Price Legacy will be subject to federal income tax as follows:

    First, it will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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    Second, it may be subject to the "alternative minimum tax" on its items of tax preference under some circumstances.

    Third, if it has (1) net income from the sale or other disposition of "foreclosure property" (defined generally as property it acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

    Fourth, it will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

    Fifth, if it fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (1) the greater of (A) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

    Sixth, it will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for the year, (2) 95% of its REIT capital gain net income for the year and (3) any undistributed taxable income from prior periods.

    Seventh, if it acquires any asset, each a "built-in gain asset," from a corporation which is or has been a C corporation in a transaction in which the basis of the built-in gain asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and it subsequently recognizes gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which it acquired the asset, then it will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the built-in gain (i.e., the excess of (1) the fair market value of the asset over (2) its adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of built-in gain assume that Price Legacy will make an election under Treasury Regulation
Section 1.337(d)-5T to be treated in this manner on its tax return for the year in which it acquires an asset from a C corporation. Price Legacy intends to make such an election with respect to the assets it acquires from Legacy in the merger.

    Eighth, it will be subject to a 100% tax on any "redetermined rents," "redetermined deductions" or "excess interest." In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a "taxable REIT subsidiary" of Price Legacy to any of its tenants. See "--Taxation of Price Legacy--Ownership of Interests in Taxable REIT Subsidiaries." Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of Price Legacy for amounts paid to Price Legacy that are in excess of the amounts that would have been deducted based on arm's length negotiations.

    REQUIREMENTS FOR QUALIFICATION AS A REIT. The Code defines a REIT as a corporation, trust or association:

    (1) that is managed by one or more trustees or directors,

    (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership,

    (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,

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    (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

    (5) that is beneficially owned by 100 or more persons,

    (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year, and

    (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

    The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least
335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds. Enterprises believes that it has satisfied, and Price Legacy intends to satisfy, each of the above conditions.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Enterprises has and Price Legacy will have a calendar taxable year.

    OWNERSHIP LIMITATIONS. As set forth in the fifth and sixth conditions above, to qualify as a REIT, (1) Price Legacy's outstanding shares of capital stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement") and (2) no more than 50% in value of Price Legacy's outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (the "five-fifty test"). Price Legacy is expected to take all necessary measures within its control to ensure that the beneficial ownership of Price Legacy will at all times be held by 100 or more persons. In addition, Enterprises' charter contains, and Price Legacy's charter will contain, certain restrictions on the ownership and transfer of Price Legacy's stock which are designed to help ensure that Price Legacy will be able to satisfy the five-fifty test. These restrictions (the "ownership limits") provide that, subject to some exceptions, no person may beneficially own, or be deemed to own, more than 5% (by number or value, whichever is more restrictive) of either the outstanding stock of Price Legacy, the outstanding shares of Enterprises Series A preferred stock, or the outstanding shares of Enterprises Series B preferred stock.

    Enterprises' charter provides, and Price Legacy's charter will provide, that its board may exempt a person or persons from the ownership limits if the procedures set forth in the charter are complied with and the board has determined that the exemption will not cause Enterprises or Price Legacy to fail to qualify as a REIT. Enterprises' board has waived the above ownership limits
(1) with respect to the Price family and affiliated entities and with respect to Legacy, and (2) contingent on the merger and sale of the Enterprises Series B preferred stock, for certain stockholders of Legacy and for Warburg Pincus.

    By reason of the grant of these exemptions and the Price family's substantial ownership interest in Price Legacy, there can be no assurance that the ownership limits will enable Price Legacy to satisfy the five-fifty test. For example, while Price Legacy believes that it has at all times satisfied the five-fifty test, it is possible that (1) one or more persons has beneficially owned, or will beneficially own, less than 5% of Enterprises outstanding stock and (2) such beneficial ownership has caused or could cause Price Legacy to fail to satisfy the five-fifty test. To assist Price Legacy in preserving its REIT status in such a situation, Enterprises' charter provides, and Price Legacy's charter will provide, without exception, that no person may actually, beneficially or constructively own shares of stock of Price Legacy that would

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result in Price Legacy violating the five-fifty test or otherwise cause Price
Legacy to fail to qualify as a REIT. In addition, Enterprises' charter provides, and Price Legacy's charter will provide, that if any transfer of shares of stock of Price Legacy occurs which, if effective, would result in any person actually, beneficially or constructively owning shares of stock of Price Legacy in excess or in violation of the above transfer or ownership limitations, then the number of shares of stock of Price Legacy which otherwise would cause the person to violate the above transfer or ownership limitations would be subject to a number of remedies designed to prevent Price Legacy from violating the five-fifty test or otherwise failing to qualify as a REIT. These remedies are described in "Description of Enterprises Capital Stock--Restrictions on Transfer" in the Joint Proxy Statement/Prospectus. However, there can be no assurance that such remedies would allow Price Legacy to satisfy the five-fifty test.

    If Price Legacy fails to satisfy the 100-person requirement or the five-fifty test, its status as a REIT will terminate. However, if it complies with the rules contained in applicable Treasury Regulations that require it to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the five-fifty test, it will be treated as having satisfied the test. See "--Failure to Qualify."

    OWNERSHIP OF INTERESTS IN PARTNERSHIPS, LIMITED LIABILITY COMPANIES AND QUALIFIED REIT SUBSIDIARIES. In the case of a REIT which is a partner in a partnership or a member in a limited liability company, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or the limited liability company attributable to its proportionate share. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Price Legacy's proportionate share of the assets and items of income of the partnerships and limited liability companies in which it owns an interest will be treated as its assets and items of income for purposes of applying the requirements described in this offer to purchase (including the income and asset tests described below). A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is included below in "--Tax Aspects of the Partnerships and Limited Liability Companies."

    Price Legacy has direct control of some partnerships and limited liability companies and will continue to operate each of them consistent with the requirements for qualification as a REIT. However, Price Legacy is a limited partner or non-managing member in certain of its partnerships and limited liability companies. If a partnership or limited liability company takes or expects to take actions which could jeopardize Price Legacy's status as a REIT or subject it to tax, Price Legacy may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause Price Legacy to fail a REIT income or asset test, and that Price Legacy would not become aware of such action in a time frame which would allow it to dispose of its interest in the entity or take other corrective action on a timely basis. In such a case, it could fail to qualify as a REIT.

    After the merger, Price Legacy will own 100% of the stock of five subsidiaries (including Legacy) that will be qualified REIT subsidiaries, each a QRS, and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by Price Legacy and it is not a "taxable REIT subsidiary" (as described below). A QRS will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of Price Legacy for all purposes of the Code, including the REIT qualification tests. For this reason, references under "Material Federal Income Tax Consequences Related to Price Legacy" to Price Legacy's income and assets shall include the income and assets of any QRS. A QRS will not be subject to federal income tax, and Price Legacy's ownership of the voting stock of a QRS will not violate the restrictions against ownership of

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securities of any one issuer which constitute more than 10% of the voting power or value of such issuer's securities or more than 5% of the value of Price Legacy's total assets, as described below under "--Taxation of Price Legacy--Asset Tests."

    OWNERSHIP OF INTERESTS IN TAXABLE REIT SUBSIDIARIES. A taxable REIT subsidiary of Price Legacy is a corporation other than a REIT in which Price Legacy directly or indirectly holds stock and that has made a joint election with Price Legacy to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of Price Legacy owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of Price Legacy may be prevented from deducting interest on debt funded directly or indirectly by Price Legacy if certain tests regarding the taxable REIT subsidiary's debt-to-equity ratio and interest expense are satisfied. Enterprises does not hold (and does not expect to hold) an interest in any taxable REIT subsidiary prior to the merger. After the merger, Price Legacy will hold an indirect interest in Excel Legacy Holdings, Inc., a wholly-owned subsidiary of Legacy, that will elect, together with Price Legacy, to be treated as a taxable REIT subsidiary of Price Legacy effective no later than the effective time. See "--Taxation of Price Legacy-- Asset Tests."

    INCOME TESTS. Price Legacy must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year it must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year it must derive at least 95% of its gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Rents Price Legacy receives from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

    - the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales,

    - rents received from a tenant will not qualify as "rents from property" in satisfying the gross income tests if Price Legacy, or an actual or constructive owner of 10% or more of its stock, actually or constructively owns 10% or more of the interests in such tenant (a "related party tenant"). Rents received from a "related party tenant" that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by the REIT's other tenants for comparable space,

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    - rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of rent attributable to personal property will not qualify as "rents from real property," and

    - Price Legacy must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% DE MINIMIS exception), other than through an independent contractor from whom it derives no revenue. Price Legacy may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. In addition, Price Legacy may employ a taxable REIT subsidiary to provide both customary and non-customary services to its tenants without causing the rent Price Legacy receives from those tenants to fail to qualify as "rents from real property." Any amounts received by Price Legacy from a taxable REIT subsidiary with respect to the taxable REIT subsidiary's provision of non-customary services will, however, be nonqualified income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

    Price Legacy generally has not and expects not to take actions it believes will cause it to fail to satisfy the rental conditions described above. Notwithstanding the foregoing, it may intentionally fail to satisfy these conditions to the extent the failure will not, based on the advice of its tax counsel, jeopardize its tax status as a REIT.

    Income derived from development, property management, administrative and miscellaneous services generally does not qualify under either the 75% or the 95% gross income test. Price Legacy's taxable REIT subsidiaries may provide certain services in exchange for a fee or derive other income which would not qualify under the REIT gross income tests. Such fees and other income do not accrue to Price Legacy, but it would derive dividend income from the taxable REIT subsidiaries. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. In addition, one or more of the partnerships or limited liability companies in which Price Legacy owns an interest may provide certain development, property management or administrative services to third parties or Price Legacy's affiliates in exchange for a fee. The fees derived by these partnerships and limited liability companies as a result of the provision of such services will be nonqualifying income to Price Legacy under both the 75% and 95% gross income tests. The amount of such dividend and fee income will depend on a number of factors which cannot be determined with certainty, including the level of services provided by the taxable REIT subsidiaries, the partnerships and the limited liability companies. Price Legacy will monitor the amount of the dividend income from the taxable REIT subsidiaries and the fee income described above, and will take actions intended to keep this income (and any other nonqualifying income) within the limitations of the REIT income tests. However, there can be no assurance that such actions will in all cases prevent it from violating a REIT income test.

    If Price Legacy fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. Generally, it may avail itself of the relief provisions if:

    - its failure to meet these tests was due to reasonable cause and not due to willful neglect,

    - it attaches a schedule of the sources of its income to its federal income tax return, and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

    It is not possible, however, to state whether in all circumstances Price Legacy would be entitled to the benefit of these relief provisions. For example, if it fails to satisfy the gross income tests because nonqualifying income that it intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that its failure to satisfy the tests was not due to reasonable

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cause. If these relief provisions do not apply to a particular set of circumstances, it will not qualify as a REIT. As discussed above in "--Taxation of Price Legacy--General," even if these relief provisions apply, and Price Legacy retains its status as a REIT, a tax would be imposed with respect to its excess net income. Price Legacy may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

    PROHIBITED TRANSACTION INCOME. Any gain realized by Price Legacy on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by its partnerships or limited liability companies) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect its ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Price Legacy intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties consistent with its investment objectives. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

    REDETERMINED RENTS. Any redetermined rents, redetermined deductions or excess interest generated by Price Legacy will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary of Price Legacy to any of its tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to it that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents received by Price Legacy will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property, (2) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% DE MINIMIS exception, (3) the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable, (4) rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated or (5) the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost in furnishing the service.

    ASSET TESTS. At the close of each quarter of its taxable year, Price Legacy must also satisfy four tests relating to the nature and diversification of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date such proceeds are received. Second, not more than 25% of its total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, QRSs and taxable REIT subsidiaries, the value of any one issuer's securities may not exceed 5% of the value of Price Legacy's total assets, Price Legacy may not own more than 10% of any one issuer's outstanding voting securities and Price Legacy may not own more than 10% of the total value of the outstanding securities of any one issuer. Fourth, not more than 20% of the value of Price Legacy's total assets may be represented by the securities of one or more taxable REIT subsidiaries. The 10% value limitation and the 20% asset test are part of recently enacted legislation and are effective for taxable years ending after December 31, 2000.

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    Enterprises does not expect to hold an interest in any taxable REIT subsidiary prior to the merger. After the merger, Price Legacy will own indirectly 100% of the outstanding stock of Legacy Holdings. It is expected that Legacy Holdings will elect, together with Price Legacy, to be treated as a taxable REIT subsidiary of Price Legacy effective no later than the effective time. So long as Legacy Holdings qualifies as a taxable REIT subsidiary, Price Legacy will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to its ownership of securities in Legacy Holdings. Price Legacy or Legacy Holdings may acquire securities in other taxable REIT subsidiaries in the future. Price Legacy believes that the aggregate value of its taxable REIT subsidiaries will not exceed 20% of the aggregate value of its gross assets. With respect to each issuer in which it currently owns an interest that does not qualify as a REIT, a QRS or a taxable REIT subsidiary, Price Legacy expects that (1) the value of the securities of any such issuer does not exceed 5% of the total value of its assets and (2) its ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with its determinations of value.

    The asset tests must be satisfied not only on the date that Price Legacy (directly or through its partnerships or limited liability companies) acquires securities in the applicable issuer, but also each time it increases its ownership of securities of such issuer, including as a result of increasing its interest in a partnership or limited liability company. For example, Price Legacy's indirect ownership of securities of an issuer may increase as a result of its capital contributions to a partnership or limited liability company. After initially meeting the asset tests at the close of any quarter, Price Legacy will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If it fails to satisfy an asset test because it acquires securities or other property during a quarter (including as a result of an increase in its interests in a partnership or limited liability company), it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Although Price Legacy expects to satisfy the asset tests and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in its overall interest in an issuer (including in one or more of the taxable REIT subsidiaries). If Price Legacy fails to timely cure any noncompliance with the asset tests, it would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. To maintain its qualification as a REIT, Price Legacy is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to the sum of 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and 90% of its net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described above. Dividends paid with respect to Price Legacy's outstanding preferred stock and common stock may be used to satisfy this requirement. This distribution requirement was 95% for taxable years beginning prior to January 1, 2001.

    These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year and paid during January of the following year. In addition, at Price Legacy's election, a distribution for a taxable year may be declared before Price Legacy timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration. These elective distributions are taxable to Price Legacy's stockholders (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of its distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class,

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and no class of stock may be treated otherwise than in accordance with its dividend rights as a class). To the extent that Price Legacy does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Price Legacy believes it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

    Price Legacy expects that its REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, it anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, it may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, Price Legacy may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

    Under some circumstances, Price Legacy may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, it may be able to avoid being taxed on amounts distributed as deficiency dividends. However, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

    Furthermore, Price Legacy would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if it should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

    Price Legacy has, and may in the future, dispose of properties in transactions intended to qualify as like-kind exchanges under the Code, resulting in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject Price Legacy to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

    EARNINGS AND PROFITS DISTRIBUTION REQUIREMENT. In order to qualify as a REIT, Price Legacy cannot have at the end of any taxable year any undistributed "earnings and profits" that are attributable to a C corporation taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation). Enterprises became a separate public company in 1994 when its parent, Costco Companies, Inc. (formerly Price/Costco, Inc.), distributed the stock of Enterprises to its stockholders. As a result of this distribution, known as a tax-free spin-off, and in accordance with Treasury Regulations, a portion of Costco's C corporation earnings and profits was allocated to Enterprises. In addition, in 1997 and prior to Enterprises' first taxable year as a REIT, Enterprises distributed the stock of PriceSmart, Inc. to its stockholders in a taxable distribution. Enterprises believes that this distribution reduced its C corporation earnings and profits to zero. As a result, Enterprises had no C corporation earnings and profits in its first taxable year as a REIT. However, the determination of earnings and profits for federal income tax purposes is extremely complex and Enterprises' computations of its C corporation earnings and profits are not binding on the Internal Revenue Service. Should the Internal Revenue Service successfully assert that Enterprises had C corporation earnings and profits at the end of its first taxable year as a REIT, Enterprises may fail to qualify as a REIT. See "--Failure to Qualify." In addition, in connection with the merger, Price Legacy will succeed to various tax attributes of Legacy

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(if the merger is treated as a tax-free reorganization under the Code), including any undistributed C corporation earnings and profits of Legacy. Legacy believes that it will not have any undistributed C corporation earnings and profits at the time of the merger. However, the Internal Revenue Service may contend otherwise on a subsequent audit of Price Legacy or Legacy. If Legacy did have undistributed C corporation earnings and profits at the time of the merger, then Price Legacy would have acquired undistributed C corporation earnings and profits that, if not distributed by Price Legacy prior to the end of its 2001 taxable year, would require Price Legacy to pay a "deficiency dividend" to its stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend would prevent Price Legacy from qualifying as a REIT. See "--Failure to Qualify." This deficiency dividend procedure was not available in 1997 and, therefore, could not be used to prevent Enterprises' failure to qualify as a REIT, in the event Enterprises had C corporation earnings and profits at the end of its first taxable year as a REIT, as discussed above.

FAILURE TO QUALIFY

    If Price Legacy fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify will not be deductible by it, and it will not be required to distribute any amounts to its stockholders. As a result, Price Legacy's failure to qualify as a REIT would reduce the cash available for distribution to its stockholders. In addition, if it fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Price Legacy will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances Price Legacy would be entitled to this statutory relief.

TAX ASPECTS OF THE PARTNERSHIPS AND LIMITED LIABILITY COMPANIES

    GENERAL. Price Legacy holds some of its investments indirectly through partnerships and limited liability companies. In general, entities that are classified as partnerships for federal income tax purposes are "pass-through" entities which are not subject to federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the entity. Price Legacy will include in its income its proportionate share of the foregoing items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, it will include its proportionate share of assets held by the partnerships and limited liability companies. See "--Taxation of Price Legacy--Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries."

    ENTITY CLASSIFICATION. Price Legacy's interests in the partnerships and limited liability companies involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of a partnership or a limited liability company as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If a partnership or a limited liability company were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of Price Legacy's assets and items of gross income would change and preclude it from satisfying the asset tests and possibly the income tests. See "--Taxation of Price Legacy--Asset Tests" and "--Taxation of Price Legacy--Income Tests." This, in turn, would prevent Price Legacy from qualifying as a REIT. See "--Failure to Qualify"

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for a discussion of the effect of its failure to meet these tests for a taxable year. In addition, a change in the partnership's or limited liability company's status for tax purposes might be treated as a taxable event. If so, Price Legacy might incur a tax liability without any related cash distributions.

    Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members, an "eligible entity," may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Each of Price Legacy's partnerships and limited liability companies intends to claim classification as a partnership under the current regulations, and, as a result, Price Legacy believes that such partnerships and limited liability companies will be classified as partnerships for federal income tax purposes.

TAXATION OF TAXABLE U.S. HOLDERS GENERALLY

    For purposes of the following sections, the term "U.S. holder" means a holder of shares of Price Legacy's common stock who, for United States federal income tax purposes:

    - is a citizen or resident of the United States,

    - is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise,

    - is an estate the income of which is subject to United States federal income taxation regardless of its source, or

    - is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and has made a valid election to continue to be treated as a United States person.

    If a holder is a partnership (or an entity treated as a partnership) for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Enterprises common stock, you should consult your tax advisor.

    This discussion assumes that Price Legacy's stockholders hold their common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the consequences of the ownership and disposition of the Enterprises common stock under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a holder of Enterprises common stock in light of his or her particular circumstances or tax issues that may be significant to holders of Enterprises common stock subject to special rules, such as:

    - financial institutions,

    - insurance companies,

    - REITs or regulated investment companies,

    - "S" corporations,

    - expatriates,

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    - foreign entities or individuals who are not citizens or residents of the
      United States,

    - pension plans and other tax-exempt entities,

    - brokers or dealers in securities,

    - persons whose functional currency is other than the United States dollar,

    - persons who are subject to the alternative minimum tax provisions of the Code,

    - persons who acquired the Enterprises common stock as part of an integrated investment, such as a "hedge," "straddle" or other risk reduction transaction, or

    - stockholders who acquired their Enterprises common stock through an exercise of Enterprises options, warrants or rights or otherwise as compensation.

    EACH PRICE LEGACY STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OWNERSHIP AND DISPOSITION OF THE ENTERPRISES COMMON STOCK INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

    DISTRIBUTIONS GENERALLY. As long as Price Legacy qualifies as a REIT, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. holders as ordinary income. As long as it qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, Price Legacy's earnings and profits will be allocated first to its outstanding preferred stock, if any, and then to its common stock.

    To the extent that Price Legacy makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis which each U.S. holder has in his shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. holder's adjusted tax basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Price Legacy declares in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by Price Legacy and received by the stockholder on December 31 of that year, provided Price Legacy actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of Price Legacy's net operating losses or capital losses.

    CAPITAL GAIN DISTRIBUTIONS. Distributions that Price Legacy properly designates as capital gain dividends will be taxable to taxable U.S. holders as gains from the sale or disposition of a capital asset to the extent that such gains do not exceed its actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which Price Legacy may make, these gains generally will be taxable to non-corporate U.S. holders at a 20% or 25% rate. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

    PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS. Distributions made by Price Legacy and gain arising from the sale or exchange by a U.S. holder of its shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. Distributions made by Price Legacy, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of its shares, however, will not be treated as investment income under certain circumstances.

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    RETENTION OF NET LONG-TERM CAPITAL GAINS.  Price Legacy may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If it makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent designated by Price Legacy, a U.S. holder generally would:

    - include its proportionate share of Price Legacy's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Price Legacy's taxable year falls, subject to certain limitations as to the amount that is includable,

    - be deemed to have paid the capital gains tax imposed on Price Legacy on the designated amounts included in the U.S. holder's long-term capital gains,

    - receive a credit or refund for the amount of tax deemed paid by it,

    - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

    - in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

    DISPOSITIONS OF COMMON STOCK. If you are a U.S. holder and you sell or dispose of your shares of common stock, you generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. holder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, after applying certain holding period rules, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from Price Legacy which were required to be treated as long-term capital gains.

    SEE SECTION 17 FOR A SUMMARY OF SOME OF THE UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO A U.S. HOLDER'S DISPOSITION OF ENTERPRISES COMMON STOCK FOR CASH IN THE OFFER.

BACKUP WITHHOLDING

    Price Legacy will report to its U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at a maximum rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide Price Legacy with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability. In addition, Price Legacy may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-U.S. Holders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that

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ruling, provided that a tax-exempt stockholder, except certain tax-exempt stockholders described below, has not held its shares as "debt-financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business of the taxpayer, dividend income from Price Legacy and gain from the sale of shares will not constitute unrelated business taxable income to a tax-exempt stockholder. Generally, "debt-financed property" is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

    For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Price Legacy's shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Price Legacy's shares. These prospective investors should consult their own tax advisors concerning these set aside and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" shall be treated as unrelated business taxable income as to certain types of trusts which hold more than 10%, by value, of the interests in the REIT. A REIT will not be a "pension-held REIT" if it is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to certain trusts. As a result of certain limitations on the transfer and ownership of stock contained in Price Legacy's charter, it does not expect to be classified as a "pension-held REIT," and as a result, the tax treatment described above should be inapplicable to its stockholders.

TAXATION OF NON-U.S. HOLDERS

    The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are not U.S. holders. In general, non-U.S. holders may be subject to special tax withholding requirements on distributions from Price Legacy with respect to their sale or other disposition of Price Legacy's common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. holder's country. A non-U.S. holder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Price Legacy in order to claim such treatment. Non-U.S. holders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, Price Legacy.

OTHER TAX CONSEQUENCES

    Price Legacy may be required to pay tax in various state or local jurisdictions, including those in which it transacts business, and its stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Price Legacy's state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on an investment in Price Legacy's shares.

19. FEES AND EXPENSES

    Enterprises has retained Mellon Investor Services LLC to act as the information agent and the depositary in connection with the offer. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by Enterprises for their

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reasonable out-of-pocket expenses in connection therewith and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

    No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the information agent and the depositary as described above) for soliciting tenders of shares pursuant to the offer. Enterprises, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by the persons in forwarding the offer and related materials to the beneficial owners of shares of Enterprises common stock held by any person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Enterprises, the information agent or the depositary for purposes of the offer. Enterprises will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 6 in the letter of transmittal.

20. MISCELLANEOUS

    Enterprises is not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If Enterprises becomes aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, Enterprises will make a good faith effort to comply with any such law. If, after such good faith effort, Enterprises cannot comply with any such law, the offer will not be made to (nor will tenders of Enterprises common stock be accepted from or on behalf of) the holders of Enterprises common stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Enterprises by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

    Holders of Enterprises common stock will not have appraisal rights as a result of the offer.

    In connection with Rule 13e-4 under the Exchange Act, Enterprises has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 12 with respect to information concerning Enterprises.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ENTERPRISES AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATIONS, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR AUTHORIZATION AS HAVING BEEN AUTHORIZED BY ENTERPRISES.

                                          PRICE ENTERPRISES, INC.

August 10, 2001

                                                                       EXHIBIT A

                      AMERICAN APPRAISAL ASSOCIATES, INC.

April 2, 2001
Board of Directors
PRICE ENTERPRISES, INC.
c/o Jack McGrory
Chairman of the Board of Directors
17140 Bernardo Center Drive, Suite 300
San Diego, CA 92128
Dear Members of the Board:

American Appraisal Associates, Inc. ("American Appraisal"), was retained by Price Enterprises, Inc. ("PEI" or the ",'Company") to provide certain financial advisory services resulting in the issuance of a fairness opinion (the "Opinion") in connection with a planned tender offer for certain shares of PEI common stock ("Tender Offer") and a subsequent merger ("Merger") of PEI and Excel Legacy Corporation ("Legacy") as more fully described below.

TENDER OFFER

As of the date hereof, approximately 91.3% of the outstanding shares of PEI common stock is owned by Legacy and the remaining shares, which are traded publicly, are held by approximately 300 public shareholders (the "Unaffiliated Shareholders"). PEI will make a cash Tender Offer of $7.00 per share for all the shares of common stock held by the Unaffiliated Shareholders. The Tender Offer would close concurrently with, and be conditioned on, the consummation of the Merger.

MERGER

Prior to the planned Merger, Legacy will transfer certain non-REIT assets into a newly formed wholly-owned subsidiary of Legacy. In the planned Merger, PEI Merger Sub Inc., a newly formed, wholly owned subsidiary of PEI, will merge with-and into Legacy, with Legacy surviving as a wholly owned subsidiary of PEI. Legacy common stockholders will receive twothirds of a share of PEI common stock for each share of Excel Legacy common stock (the "Merger Exchange Ratio"). The Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Legacy common stock. PEI stock-holder approval is required for the issuance by PEI of the merger consideration. The Merger is intended to be accounted for as a tax-free reorganization (though the Merger agreement provides that the structure could be changed to allow Legacy to be merged with and into the PEI subsidiary surviving if determined to be tax beneficial for both).

POST MERGER TRANSACTIONS

In addition to the Tender Offer and Merger, the following is anticipated:

       All outstanding senior notes and convertible debentures of Legacy will remain outstanding obligations of Legacy following the Merger. The notes and debentures would maintain the same terms as were applicable prior to the Merger, except that the debentures would become convertible into PEI common stock at a conversion price adjusted to give effect to the financial terms of the Merger;

The Board of Directors
Price Enterprises, Inc.
April 2, 2001
Page 2

       Concurrently with the Merger, PEI will make an offer to exchange the Legacy notes and debentures for newly issued shares of PEI Series A preferred stock and PEI would seek the approval to release the collateral from the holders of the Legacy notes and debentures; and

       Following the Merger, PEI will issue convertible preferred stock to Warburg Pincus Equity Partners, L.P. and its affiliates. Dividends on the convertible preferred will be paid in shares of additional convertible preferred over a 45-month period.

Completion of the Tender Offer and Merger is expected by mid-2001 following completion of stockholder approval by shareholders of Legacy and PEI.

ROLE OF AMERICAN APPRAISAL

American Appraisal was retained to review and analyze the financial and operating condition of PEI and Legacy, including their expectations, for the purpose of issuing to PEI an Opinion as to whether the financial terms and conditions of the Tender Offer and the Merger are fair, from a financial point of view, to the Unaffiliated Shareholders of PEI. This letter summarizes the results of our financial and valuation advisory service and constitutes the substance of the Opinion.

AMERICAN APPRAISAL CREDENTIALS

American Appraisal is a worldwide financial advisory and corporate valuation firm that has served public and private corporations and institutions for more than 100 years. American Appraisal has considerable experience and expertise in the valuation of businesses and securities and the issuance of fairness and solvency opinions in connection with corporate mergers and acquisitions, divestitures, corporate spin-offs, restructuring, and reorganizations, private placements, and other corporate transactions.

ASSUMPTIONS AND CONDITIONS OF THE OPINION

In providing the Opinion, American Appraisal relied upon and assumed the accuracy and completeness of the financial and other information regarding the Company, the proposed Tender Offer and the Merger, which were provided by the management of PEI and Legacy. American Appraisal did not perform any independent verification of such information and American Appraisal relied upon assurances of PEI and Legacy management that they were unaware of facts that would make the information provided to American Appraisal incomplete or misleading.

We have not undertaken an independent evaluation or appraisal of any of the assets or liabilities or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of PEI or Legacy. We did receive from management of PEI and Legacy (1) estimates of market value of the underlying assets of PEI and Legacy and (ii) financial forecasts of PEI and Legacy. We have assumed that these asset value estimates and financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgment of PEI and Legacy management as to the expected future financial performance and asset values of PEI and Legacy. In opining on the fairness of the Merger Exchange Ratio, we have relied on management's estimate of net asset values for Legacy, and PEI. For purposes of this opinion, we have assumed that PEI will continue to qualify as a REIT after the Tender Offer

The Board of Directors
Price Enterprises, Inc.
April 2, 2001
Page 3

and Merger, under all relevant provisions of the Internal Revenue Code of 1986, as amended. We have also assumed that the final form of the Merger agreement will be substantially similar to the last draft thereof reviewed by us.

We are preparing a fairness opinion for the Company in connection with the Tender Offer and the Merger and will receive a fee from the Company for our services in rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. This opinion is for the use and benefit of the Board of Directors and shareholders of PEI. Our opinion does not address the merits of the underlying decision by the Company to engage in the Tender Offer and the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should respond to the Tender Offer or vote on the proposed Merger or any matter related thereto.

We are not expressing any opinion herein as to the public stock market prices at which the shares of PEI or Legacy common stock will trade following the announcement of the Merger or as to the public stock market price of the shares of PEI following the Merger.

American Appraisal was not authorized by PEI's Board of Directors to solicit nor have we solicited, other potential suitors or merger candidates for PEI or Legacy. Our Opinion is necessarily based on economic, market, and other conditions as they existed, and the information made available, and which can be evaluated, as of the date hereof

Our Opinion is directed to the fairness of the financial terms of the Tender Offer and the Merger, from a financial point of view to the unaffiliated shareholders of PEI. Furthermore, it should be understood that this letter is for the information of the Board of Directors and shareholders of PEI only and is not to be quoted or referred to in whole, or in part, without the prior written approval of American Appraisal.

DUE DILIGENCE

As a basis for rendering our Opinion we have reviewed, among other things:

    (i) A Summary of the Terms and Conditions of the proposed Tender Offer as provided by management of PEI;

    (ii) Agreement and Plan of Merger by and among PEI, PEI Merger Sub, Inc. and Legacy;

   (iii) Form 10-Q Quarterly Reports for PEI and Legacy dated September 30,
         2000;

    (iv) Form 10-K Annual Reports for PEI and Legacy for the years ended December 3 1, 1998 and 1999,

    (v) Stock price history for PEI and Legacy,

    (vi) Calendar Year 2001 Annual Plan for PEI;

   (vii) 5-Year Income Statement Projections for Legacy provided by management;

  (viii) Form 8-A Registration Statement for PEI,

    (ix) Indenture dated November 5, 1999 regarding the issuance of 9.0% Convertible Redeemable Subordinated Secured Debentures issued by Legacy;

The Board of Directors
Price Enterprises, Inc.
April 2, 2001
Page 4

    (x) Summary of Investment Terms of the proposed convertible preferred stock investment of Warburg Pincus Equity Partners, L.P. and its affiliates in
        the amount of $         100 million;

    (xi) Discussed with an appropriate representative of PEI and Legacy contingent liabilities, environmental matters, and any outstanding litigation issues of a material nature;

   (xii) Discussed all of the foregoing information where appropriate, with management of PEI and Legacy, their advisors, legal counsel, and outside auditors;

  (xiii) Conducted such other studies, analyses, and investigations as we deemed relevant or necessary for purposes of the Opinion.

OPINION

Based on the foregoing analysis, on such matters as we deemed relevant, and our knowledge and experience in the valuation of businesses and their securities, it is our opinion that the terms and conditions of the proposed Tender Offer and the Merger are fair, from a financial point of view, to the unaffiliated shareholders of PEI. Our fairness opinion is effective as of March 19, 2001.

Such statement is based on the assumption that at the time of the completion of the Tender Offer and the Merger the facts as presented regarding PEI and Legacy are correct, and the Merger is finalized in the same way presented to us.

The Opinion and related analyses summarized herein are subject to the terms and conditions of our engagement letter dated February 7, 2001.

                                          Respectfully submitted,
                                          AMERICAN APPRAISAL ASSOCIATES, INC.
                                          /s/ Michael Haghighat
                                          Michael Haghighat, ASA
                                          Vice President and Managing Principal

    Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for the shares of Enterprises common stock and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank, trust company or other nominee to the depositary at its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

          BY MAIL:                       BY HAND:                BY OVERNIGHT DELIVERY:

  Reorganization Department      Reorganization Department      Reorganization Department
        P.O. Box 3301                  120 Broadway                85 Challenger Road
 South Hackensack, NJ 07606             13th Floor                 Mail Stop -- Reorg
                                    New York, NY 10271          Ridgefield Park, NJ 07660

                                BY FACSIMILE TRANSMISSION:
                             (FOR ELIGIBLE INSTITUTIONS ONLY)
                                      (201) 296-4293

                           CONFIRM FACSIMILE BY TELEPHONE ONLY:
                                      (201) 296-4860

    Any questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC
                                 44 Wall Street
                                   7th Floor
                               New York, NY 10005
                           Toll Free: (800) 335-7842